Exhibit 4.2

Omega Pharma Invest NV

public limited liability company (naamloze vennootschap/societe anonyme) under Belgian law

Public offer in Belgium and the Grand Duchy of Luxembourg

5.125 per cent. fixed rate bonds due 12 December 2017

Issue Price: 101.875 per cent.

Yield: 4.696 per cent.

ISIN Code: BE6245875453

Common Code: 086010054 (the Bonds)

for an expected minimum amount of EUR 200,000,000 and a maximum amount of EUR 300,000,000

Issue Date: 12 December 2012

Subscription Period: from 30 November 2012 until 5 December 2012 included (subject to early closing)

Application has been made for the Bonds to be listed on the official list of the Luxembourg Stock

Exchange and admitted to trading on the regulated market of the Luxembourg Stock Exchange

Global Coordinator

KBC Bank NV

Joint Lead Managers

KBC Bank NV	Belfius Bank NV/SA

Co-lead Managers
Petercam SA	Bank Degroof NV

The date of this Prospectus is 27 November 2012

Omega Pharma Invest NV, a public limited liability company (naamloze vennootschap / societe anonyme) incorporated under Belgian law, having its registered office at Venecoweg 26, 9810 Nazareth, Belgium, registered with the Crossroads Bank for Enterprises under number 0439.658.834, commercial court of Ghent (the Issuer or the Company) intends to issue the Bonds for an expected minimum amount of EUR 200,000,000 and a maximum amount of EUR 300,000,000. The Bonds will bear interest at the rate of 5.125 per cent. per annum, subject to Condition 5.1 (Interest Rate and Interest Payment Dates). Interest on the Bonds is payable annually in arrear on the Interest Payment Dates (as defined below) falling on, or nearest to 12 December in each year. The first payment on the Bonds will occur on 12 December 2013, and the last payment oil 12 December 2017. The Bonds will mature on 12 December 2017.

KBC Bank NV (having its registered office at Havenlaan 2, B-1080 Brussels) (KBC Bank) and Belfius Bank NV/SA (having its registered office at Pachecolaan 44, B-1000 Brussels) (Belfius Bank) are acting as joint lead managers (the Joint Lead Managers and each a Joint Lead Manager) and Bank Degroof NV (having its registered office at Nijverheidstraat 44, B-1040 Brussels) (Bank Degroof) and Petercam SA (having its registered office at Place Sainte-Gudule 19, B-1000 Brussels) (Petercam) are acting as co-lead managers (the Co-lead Managers and each a Co-lead Manager) (the Joint Lead Managers and the Co-lead Managers are together referred to as the Managers and each a Manager) for the purpose of the offer of the Bonds to the public in Belgium and the Grand Duchy of Luxembourg (the Public Offer). KBC Bank NV has been appointed as sole global coordinator (the Global Coordinator) and domiciliary, calculation, paying and listing agent for the purposes of the Public Offer, both in Belgium as in the Grand Duchy of Luxembourg.

The denomination of the Bonds shall be EUR 1,000.

This listing and offering prospectus dated 27 November 2012 (the Prospectus) was approved on 27 November 2012 by the Commission de Surveillance du Secteur Financier (the CSSF) in its capacity as competent authority under the Luxembourg law dated 10 July 2005 relating to prospectus for securities, as amended (the Luxembourg Prospectus Law). This approval cannot be considered as a judgment as to the opportunity or the quality of the transaction, nor on the situation of the Issuer and the CSSF gives no undertaking as to the economic and financial soundness of the transaction and the quality or solvency of the Issuer, in line with the provisions of article 7 (7) of the Luxembourg Prospectus Law. The CSSF will notify the Prospectus to the Belgian Financial Services and Markets Authority (Autoriteit voor Financiele Markten en Diensten/Autorite des services et marches financiers) (FSMA) together with a certificate of approval from the CSSF in relation to the Prospectus and a translation of the summary in Dutch and French. Application has also been made to the Luxembourg Stock Exchange for the Bonds to be listed on the official list of the Luxembourg Stock Exchange. References in this Prospectus to the Bonds being listed (and all related references) shall mean that the Bonds have been listed on the official list of the Luxembourg Stock Exchange and admitted to trading on the Luxembourg Stock Exchange’s regulated market. The Luxembourg Stock Exchange’s regulated market is a regulated market for the purposes of Directive 2004/39/EC of the European Parliament and of the Council of 21 April 2004 on markets in financial instruments, as amended. Prior to the offering of the Bonds referred to in this Prospectus, there has been no public market for the Bonds. This Prospectus will be published on the website of the Luxembourg Stock Exchange (www.bourse.lu).

The Prospectus is a prospectus for the purposes of Article 5 (3) of Directive 2003/71/EC of the European Parliament and of the Council of 4 November 2003 on the prospectus to be published when securities are offered to the public or admitted to trading and amending Directive 2001/34/EC, as amended (the Prospectus Directive) and the Luxembourg Prospectus Law. This Prospectus has been prepared in accordance with the Luxembourg Prospectus Law and Commission Regulation (EC) 809/2004 of 29 April 2004 implementing the Prospectus Directive, as amended (the Prospectus Regulation). It intends to give the information with regard to the Issuer and the Bonds, which according to the particular nature of the Issuer and the Bonds, is necessary to enable investors to make an informed assessment of the rights attaching to the Bonds and of the assets and liabilities, financial position, profit and losses and prospects of the Issuer.

The Bonds will be issued in dematerialised form (gedematerialiseerd / dematerialise) under the Belgian Company Code (Wetboek van Vennootschappen/Code des Societes) (the Belgian Company Code) and cannot be physically delivered. The Bonds will be represented exclusively by book entries in the records of the X/N securities and cash clearing system operated by the National Bank of Belgium (the NBB) or any successor thereto (the Clearing System). Access to the Clearing System is available through those of its Clearing System participants whose membership extends to securities such as the Bonds. Clearing System participants include certain banks, stockbrokers (beursvennootschappen/societes de bourse), Euroclear Bank SA/NV (Euroclear) and Clearstream Banking, societe anonyme, Luxembourg (Clearstream, Luxembourg). Accordingly, the Bonds will be eligible to clear through, and therefore accepted by, Euroclear and Clearstream, Luxembourg and investors can hold their Bonds within securities accounts in Euroclear and Clearstream, Luxembourg.

Unless otherwise stated, capitalised terms used in this Prospectus have the meanings set forth in this Prospectus. Where reference is made to the Conditions of the Bonds or to the Conditions, reference is made to the Terms and Conditions of the Bonds.

In this Prospectus, references to we, Omega Pharma Invest or the Group shall be construed as reference to the Issuer and its Subsidiaries (as defined below).

An investment in the Bonds involves certain risks. Prospective investors should refer to the section entitled “Risk Factors” on page 23 for an explanation of certain risks of investing in the Bonds.

RESPONSIBLE PERSON

The Issuer (the Responsible Person), having its registered office at Venecoweg 26, 9810 Nazareth, Belgium accepts responsibility for the information contained in this Prospectus. To the best of the knowledge of the Issuer (having taken all reasonable care to ensure that such is the case), the information contained in this Prospectus is in accordance with the facts and does not omit anything likely to affect the import of such information.

This Prospectus has been prepared in English. The summary of the Prospectus has also been translated into Dutch and French. The Issuer is responsible for the consistency between the English, Dutch and French version of the summary of the Prospectus. In connection with the offering of the Bonds, in case of inconsistencies between the language versions, the English version shall prevail.

PUBLIC OFFER IN BELGIUM AND THE GRAND DUCHY OF LUXEMBOURG

This Prospectus has been prepared in connection with the Public Offer (as defined above) and with the listing on the official list of the Luxembourg Stock Exchange and the admission to trading of the Bonds on the regulated market of the Luxembourg Stock Exchange. The Issuer has requested the CSSF to provide the competent authority in Belgium with a certificate of approval attesting that the Prospectus has been drawn up in accordance with the Luxembourg Prospectus Law. This Prospectus has been prepared on the basis that any offer of Bonds in any Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State) other than offers in Belgium and the Grand Duchy of Luxembourg (the Permitted Public Offer), will be made pursuant to an exemption under the Prospectus Directive, as implemented in that Relevant Member State, from the requirement to publish a prospectus for offers of Bonds. Accordingly any person making or intending to make an offer in that Relevant Member State of Bonds which are the subject of the offering contemplated in this Prospectus, other than the Permitted Public Offer, may only do so in circumstances in which no obligation arises for the Issuer or the Managers to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive, in each case, in relation to such offer. Neither the Issuer nor the Managers have authorised, nor do they authorise, the making of any offer (other than the Permitted Public Offer) of Bonds in circumstances in which an obligation arises for the Issuer or the Managers to publish or supplement a prospectus for such offer.

This Prospectus is to be read in conjunction with all the documents which are incorporated herein by reference (see “Documents Incorporated by Reference”).

This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy the Bonds in any jurisdiction to any person to whom it is unlawful to make the offer or solicitation in such jurisdiction. The distribution of this Prospectus and the offer or sale of Bonds may be restricted by law in certain jurisdictions. The Issuer and the Managers do not represent that this Prospectus may be lawfully distributed, or that the Bonds may be lawfully offered, in compliance with any applicable registration or other requirements in any such jurisdiction, or pursuant to an exemption available thereunder, or assume any responsibility for facilitating any such distribution or offering. In particular, no action has been taken by the Issuer or the Managers which is intended to permit a public offering of the Bonds or the distribution of this Prospectus in any jurisdiction where action for that purpose is required. Accordingly, no Bonds may be offered or sold, directly or indirectly, and neither this Prospectus nor any advertisement or other offering material may be distributed or published in any jurisdiction, except under circumstances that will result in compliance with any applicable laws and regulations. Persons into whose possession this Prospectus or any Bonds may come must inform themselves about, and observe, any such restrictions on the distribution of this Prospectus and the offering and sale of Bonds.

The Issuer authorises that this Prospectus may be used for the purposes of a public offer during the Subscription Period (regardless of a possible early termination as specified in Part XII: Subscription and Sale below) in Belgium and the Grand Duchy of Luxembourg, by any credit institution authorised pursuant to Directive 2006/48/EC or any investment firm authorised pursuant to Directive 2004/39/EC to conduct such offers (a Financial Intermediary).

Any Financial Intermediary envisaging to use this Prospectus in connection with a Permitted Public Offer is obliged to state on its website, during the relevant subscription period, that this Prospectus is used for a Permitted Public Offer with the authorisation of the Issuer and in accordance with the relevant applicable conditions.

If, during the period for which the Issuer authorised the use of this Prospectus, a public offer was made in Belgium or the Grand Duchy of Luxembourg, the Issuer accepts responsibility for the content of this Prospectus as set out below. Neither the Issuer, nor any Manager can be held responsible or liable for any act or omission from any Financial Intermediary, including compliance with any rules of conduct or other legal or regulatory requirements under or in connection with such public offer.

Neither the Issuer nor any Manager has authorised any public offer of the Bonds by any person in any circumstance and such person is under no circumstance authorised to use this Prospectus in connection with a public offer of the Bonds, unless (i) the public offer is made by a Financial Intermediary, or (ii) the public offer is made within an exemption from the requirement to publish a prospectus under the Prospectus Directive. Any such unauthorised public offer is not made by or on behalf of the Issuer or any Manager and the Issuer nor any Manager can be held responsible or liable for the actions of any such person engaging in such unauthorised public offers.

Each offer and each sale of the Bonds by a Financial Intermediary will be made in accordance with the terms and conditions agreed between a Financial Intermediary and the investor, including in relation to the price, the allocation and the costs and/or taxes to be borne by an investor. The Issuer is not a party to any arrangements or terms and conditions in connection with the offer and sale of the Bonds between the Financial Intermediary and an investor. This Prospectus does not contain the terms and conditions of any Financial Intermediary. The terms and conditions of the Managers are however included in this Prospectus (see Part XII: Subscription and Sale). The terms and conditions in connection with the offer and sale of the Bonds will be provided to any investor by a Financial Intermediary during the Subscription Period. The Issuer nor any Manager can be held responsible or liable for any such information.

For a description of further restrictions on offers and sales of Bonds and distribution of this Prospectus see Part XII: Subscription and Sale below.

No person is or has been authorised to give any information or to make any representation not contained in or not consistent with this Prospectus and any information or representation not so contained or inconsistent with this Prospectus or any other information supplied in connection with the Bonds and, if given or made, such information must not be relied upon as having been authorised by or on behalf of the Issuer or the Managers. Neither the delivery of this Prospectus nor any sale made in connection herewith shall, under any circumstances, create any implication that the information contained in this Prospectus is true subsequent to the date hereof or otherwise that there has been no change in the affairs of the Issuer since the date hereof or the date upon which this Prospectus has been most recently amended or supplemented or that there has been no adverse change, or any event likely to involve any adverse change, in the condition (financial or otherwise) of the Issuer since the date hereof or, if later, the date upon which this Prospectus has been most recently amended or supplemented or that the information contained in it or any other information supplied in connection with the Bonds is correct at any time subsequent to the date on which it is supplied or, if different, the date indicated in the document containing the same. The Managers and the Issuer expressly do not undertake to review the financial condition or affairs of the Issuer during the life of the Bonds.

Neither this Prospectus nor any other information supplied in connection with the offering of the Bonds (a) is intended to provide the basis of any credit or other evaluation or (b) should be considered as a recommendation by the Issuer or the Managers that any recipient of this Prospectus or any other information supplied in connection with the offering of the Bonds should purchase any Bonds. Each investor contemplating a purchase of the Bonds should make its own independent investigation of the financial condition and affairs, and its own appraisal of the creditworthiness, of the Issuer. Neither this Prospectus nor any other information supplied in connection with the offering of the Bonds constitutes an offer or invitation by or on behalf of the Issuer or the Managers to any person to subscribe for or to purchase any Bonds.

Save for the Issuer, no other party has independently verified the information contained herein. Accordingly, no representation, warranty or undertaking, express or implied, is made and no responsibility or liability is accepted by the Managers as to the accuracy or completeness of the information contained or incorporated in this Prospectus or any other information in connection with the Issuer or the offering of the Bonds. The Managers do not accept any liability, whether arising in tort or in contract or in any other event, in relation to the information contained or incorporated by reference in this Prospectus or any other information in connection with the Issuer, the offering of the Bonds or the distribution of the Bonds.

The Bonds have not been and will not be registered under the United States Securities Act of 1933, as amended (the Securities Act), or the securities laws of any state or other jurisdiction of the United States.

The Bonds are being offered and sold solely outside the United States to non-U.S. persons in reliance on Regulation S under the Securities Act (Regulation S). The Bonds may not be offered, sold or delivered within the United States or to, or for the account or benefit of U.S. persons (as defined in Regulation S) unless they have been so registered or pursuant to an available exemption from the registration requirements of the Securities Act. For a further description of certain restrictions on the offering and sale of the Bonds and on the distribution of this document, see Part XII: Subscription and Sale below.

All references in this document to euro, EUR and € refer to the currency introduced at the start of the third stage of European economic and monetary union pursuant to the Treaty establishing the European Community, as amended.

WARNING

The Prospectus has been prepared to provide information on the Public Offer. When potential investors make a decision to invest in the Bonds, they should base this decision on their own research of the Issuer and the conditions of the Bonds, including, but not limited to, the associated benefits and risks, as well as the conditions of the Public Offer itself. The investors must themselves assess, with their own advisors if necessary, whether the Bonds are suitable for them, considering their personal income and financial situation. In case of any doubt about the risk involved in purchasing the Bonds, investors should abstain from investing in the Bonds.

The summaries and descriptions of legal provisions, taxation, accounting principles or comparisons of such principles, legal company forms or contractual relationships reported in the Prospectus may in no circumstances be interpreted as investment, legal or tax advice for potential investors. Potential investors are urged to consult their own advisor, bookkeeper, accountant or other advisors concerning the legal, tax, economic, financial and other aspects associated with the subscription to the Bonds.

In the event of important new developments, material errors or inaccuracies that could affect the assessment of the securities, and which occur or are identified between the time of the approval of the Prospectus and the final closure of the Public Offer, or, if applicable, the time at which trading on a regulated market of the Luxembourg Stock Exchange commences, the Issuer will have a supplement to the Prospectus published containing this information. This supplement will (i) need to be approved by the CSSF and (ii) be published in compliance with at least the same regulations as the Prospectus and applicable law, and will be published on the websites of the Issuer (within the section “Omega Pharma Invest Prospectus”) www.omegapharmainvest.com, KBC Bank (www.kbc.be), Belfius Bank (www.belfius.be), Bank Degroof (www.degroof be), Petercam (www.petercam.be) and on the website of the Luxembourg Stock Exchange (www.bourse.lu). The Issuer must ensure that any such supplement is published as soon as possible after the occurrence of such new significant factor.

Investors who have already agreed to purchase or subscribe to securities before the publication of the supplement to the Prospectus, have the right to withdraw their agreement during a period of two working days commencing on the day after the publication of the supplement.

FURTHER INFORMATION

For more information about the Issuer, please contact:

Omega Pharma Invest NV

Venecoweg 26

B-9810 Nazareth

Tel.: 0032 9 381 02 15

www.omegapharmainvest.com

PART I: SUMMARY

The summary has been prepared in accordance with the content and format requirements of the Prospectus Regulation, as recently amended.

Summaries are made up of disclosure requirements known as ‘Elements.’ These elements are numbered in Section A-E (A.1-E.7).

This summary contains all the Elements required to be included in a summary for this type of securities and Issuer. Because some Elements are not required to be addressed, there may be gaps in the numbering sequence of the Elements.

Event though an Element may be required to be inserted in the summary because of the type of securities and Issuer, it is possible that no relevant information can be given regarding the Element. In this case a short description of the Element is included in the summary with the mention of ‘not applicable.’

Section A — Introduction and warnings

A. This summary should be read as an introduction to the Prospectus and any decision to invest in the Bonds should be based on consideration of the Prospectus as a whole by the investor. Where a claim relating to the information contained in the Prospectus is brought before a court in any Member State of the European Economic Area, the plaintiff investor might, under the national legislation of the Member State of the European Economic Area, have to bear the costs of translating the Prospectus before the legal proceedings are initiated. Civil liability attaches only to those persons who have tabled the summary including any translation thereof, but only if the summary is misleading, inaccurate or inconsistent, when read together with the other parts of the Prospectus or it does not provide, when read together with the other parts of the Prospectus, key information in order to aid investors when considering whether to invest in such Bonds.

A.2 The Issuer authorises that this Prospectus may be used for the purposes of a public offer during the period starting from 30 November 2012 and ending on 5 December 2012 (regardless of a possible early termination as specified in Part XII: Subscription and Sale below) in Belgium and the Grand Duchy of Luxembourg, by any credit institution authorised pursuant to Directive 2006/48/EC or any investment firm authorised pursuant to Directive 2004/39/EC to conduct such offers (a Financial Intermediary).

Each offer and each sale of the Bonds by a Financial Intermediary will be made in accordance with the terms and conditions agreed between a Financial Intermediary and the investor, including in relation to the price, the allocation and the costs and/or taxes to be borne by an investor. The Issuer is not a party to any arrangements or terms and conditions in connection with the offer and sale of the Bonds between the Financial Intermediary and an investor. This Prospectus does not contain the terms and conditions of any Financial Intermediary. The terms and conditions of the Managers are however included in this Prospectus (see Part XII: Subscription and Sale). The terms and conditions in connection with the offer and sale of the Bonds will be provided to any investor by a Financial Intermediary during the period starting from 30 November 2012 and ending on 5 December 2012.

Section B — Issuer

B.1	Legal and commercial name of the Issuer	Omega Pharma Invest N V

B.2	Domicile/Legal/Form/Legislation/Country of incorporation	The Issuer is a public limited liability company (naamloze vennootschap / societe anonyme) incorporated under Belgian law, having its registered office at Venecoweg 26, 9810 Nazareth, Belgium.

B.4b	Trends	The Issuer is a holding company with as sole activity the holding and managing of its only asset, a 100% (less treasury shares and one share which shall be held by an affiliate) participation in the share capital of Omega Pharma NV. Omega Pharma NV and its subsidiaries (the OP Operating Group, and together with the Issuer, the Group) are operating in the Over-The-Counter (OTC) health market, which covers medicines, health and personal care products to which the end-consumer has direct access without a medical prescription. Industry analysts expect the global OTC market to grow at mid-single digit percentages over the coming years. As OTC products do not require the long and more risky investments required for research-based medicines, the OTC sector is characterised by steady cash flows. The OP Operating Group has been posting gross margins of around 50 per cent. of net sales over the past years, and has recently acquired a number of European OTC brands with significant higher gross margins. The recently acquired brands from GSK generated over EUR 200 million of revenue in 2011, while the OP Operating Group’s 2011 revenue amounted up to EUR 900 million. Consequently, the Group is reasonably expected to generate growing cash flows in the future. Therefore, stable dividends from Omega Pharma NV are anticipated for the Issuer.

B.5	Group	The Issuer is the parent holding company of Omega Pharma NV and its subsidiaries whose main activity is the marketing of pharmaceuticals — including generics — as well as personal care and health products. All Subsidiaries, except for (i) the 81.5 per cent. Shareholdings in Interdelta SA, (ii) the 50 per cent. Shareholdings in Modi Omega Pharma (India) Private Limited and (iii) the 51 per cent. shareholdings in OmegaLabs Ltd., are 100 per cent. Owned, directly or indirectly, by the Issuer.

B.9	Profit forecast/estimate	Not Applicable; no profit forecasts or estimates have been made by the Issuer.

B.10	Qualifications audit report	Not applicable; there are no qualifications in any auditor report on the historical financial information included in the Prospectus.
B.12	Key Financial Information/ material adverse changes	Consolidated Balance sheet (in thousand euro) (IFRS)	31 December 2010	31 December 2011
		Total Assets	1,511,435	1,495,714
		Non-current assets	1,152,641	1,137,140
		Current assets	356,845	356,999
		Equity	763,572	633,206
		Total Liabilities	747,863	862,507
		Non-current liabilities	172,317	549,417
		Current Liabilities	575,546	313,090

		Consolidated income Statement (in thousand euro)	Annual Accounts 2010	Annual Accounts 2011
		Net Sales	856,610	900,551
		Gross Margin	437,200	454,397
		Operating profit (EBIT)	107,527	80,761
		Financial Income	970	2,524
		Financial cost	-24,141	-31,559
		Result from continuing activities before income tax	84,356	51,726
		Result from continuing operations after income tax	69,105	35,691
		Result after income tax	72,323	41,762
		EBITDA	128,888	109,803

		Consolidated Balance sheet (in thousand euro) (IFRS)	30 June 2011	30 June 2012
		Total Assets	1,564,501	1,968,912
		Non-current assets	1,122,129	1,532,330
		Current assets	368,306	435,007
		Equity	768,237	590,001
		Total Liabilities	775,804	1,378,912
		Non-current liabilities	172,899	973,507
		Current Liabilities	602,905	405,405

		Consolidated income statement (in thousand euro)	January-June 2011	January-June 2012
		Net Sales	454,454	471,189
		Gross Margin	231,275	244,735
		Operating profit	37,804	48,499
		Finance Income	586	652
		Financial cost	-11,507	-24,687
		Result from continuing activities before income tax	26,883	24,464
		Result from continuing operations after income tax	21,992	17,734
		Result after income tax	22,747	17,734
		There has been no material adverse change in the prospects of the Issuer since the date of its last audited financial statements, i.e. 31 December 2011.

		There has been no significant change in the financial or trading position of the OP Operating Group since 30 June 2012 (being the end of the latest financial period of Omega Pharma for which interim financial information has been published).

		There has been no significant change in the financial or trading position of the Issuer since 30 June 2012 (being the end of the latest financial period of the Issuer for which interim financial information has been published).

B.13	Recent Events	Not Applicable; there are no recent events particular to the Issuer which are to a material extent relevant to the evaluation of the Issuer’s solvency.

B.14	Dependence on other entities within the Group	At the date of the Prospectus, the Issuer is a holding company with as sole activity the holding and managing of its only asset, a 100% participation in the share capital of Omega Pharma NV (less treasury shares and one share which shall be held by an affiliate). Apart from capital increases and loans granted to it. The Issuers sole source of cash comes from distributions by Omega Pharma NV to the Issuer, essentially in the form of dividends.

B.15	Principal Activities of the Issuer	The Issuer is the parent holding company of Omega Pharma NV and its subsidiaries whose main activity is the marketing of pharmaceuticals — including generics — as well as personal care and health products.

B.16	Control	Except for treasury shares, the shares of the Issuer are held by Alychlo NV, Holdco I BE NV and the management of the Group.

Marc Coucke is the principal shareholder, the chairman of the board of directors and managing director of Alychlo NV.

Holdco I BE By, a private company under Dutch law holds 61.58 per cent. of the shares of Holdco 1 BE NV. Waterland Private Equity Fund V CV, partnership with limited liability under Dutch law, holds all shares of Holdco I BE BV. Hao Investments Sàrl, a limited company under Luxembourg law, holds 38.42 per cent. of the shares of Holdco I BE NV.

The shareholders of Hao Investments Sid consist of a number of investment funds advised or administrated by Hamilton Lane Advisors LLC, HarbourVest Partners LLC and StepStone Group LLC.

B.17	Credit ratings	Not applicable; the Issuer is not rated. The Bonds are not rated and the Issuer does not intend to request a rating for the Bonds.

Section C — Securities

C.1	Description of the Bonds and security identification numbers	5.125 per cent. fixed rate Bonds due 12 December 2017 denominated in euro.

ISIN BE6245875453 - Common Code 086010054

C.2	Settlement Currency	EUR

C.5	Transferability	Subject to the restrictions in all jurisdictions in relation to offers, sales or transfers, the Bonds are freely transferrable in accordance with the Belgian Company Code.

C.8	Description of rights attached to the Bonds

	Status	The Bonds constitute direct, unconditional, unsubordinated and (subject to the Negative Pledge) unsecured obligations of the Issuer and rank and will at all times rank pari passu, without any preference among themselves, and equally with all other existing and future unsecured obligations of the Issuer that are unsubordinated to the Bonds, save for such obligations that may be preferred by provisions of law that are mandatory and of general application.

	Issue Date	12 December 2012

	Issue Price	EUR 1,018.75 per Bond

	Specified Denomination	EUR 1,000 per Bond

	Events of Default	Events of Default under the Bonds include (i) non-payment of principal or interest in respect of the Bonds, (ii) breach of other obligations relating to the Bonds, the Agency Agreement or the Clearing Agreement, (iii) cross-default, (iv) cross-acceleration, (v) insolvency, (vi) reorganisation, (vii) unlawfulness and (viii) delisting of the Bonds.

	Cross-Default and Negative Pledge	Cross-Default of the Issuer or a subsidiary:

(i) any present or future indebtedness of the Issuer or any of its subsidiaries is not paid on its due date or, as the case may be, within any originally applicable grace period; or (ii) any such present or future indebtedness becomes due and payable prior to its stated due date by reason of an event of default (however described), provided that any applicable stand-still period has expired and there has been no waiver or discharge of the event of default; or (iii) the Issuer or any of its subsidiaries fails to pay when due, or as the case may be, within any originally applicable grace period, any amount payable by it under any present or future guarantee for, or indemnity in respect of, any present or future indebtedness, provided that the aggregate amount of the relevant present or future indebtedness, guarantees and indemnity in respect of which one or more of the events mentioned above in this paragraph have occurred equals or exceeds EUR 15,000,000 or its equivalent in any other currency or currencies;

Negative Pledge

So long as any Bond remains outstanding, the Issuer: (a) will not create or permit to subsist any mortgage, charge, pledge, lien or other form of encumbrance or security interest, including, without limitation, anything analogous to any of the foregoing under the laws of any jurisdiction (Security) upon the whole or any part of its undertaking, assets or revenues present or future to secure any present or future indebtedness in whatever form of the Issuer or a subsidiary or to secure any guarantee of or indemnity in respect of any present or future indebtedness in whatever form (Relevant Debt) of the Issuer or a subsidiary; (b) will procure that no subsidiary creates or permits to subsist any Security upon the whole or any part of its undertaking, assets or revenues present or future to secure any Relevant Debt of the Issuer or any present or future indebtedness in the form of, or represented by, bonds, notes, debentures or other securities (Relevant Bond Debt) of a subsidiary or to secure any guarantee of or indemnity in respect of a Relevant Debt of the Issuer or a Relevant Bond Debt of a subsidiary; and (c) will not give, and will procure that no subsidiary (determined at the time of incurrence) gives any guarantee of, or indemnity in respect of any of the Relevant Debt of the Issuer or the Relevant Bond Debt of a subsidiary; unless, at the same time or prior thereto, the Issuer’s obligations under the Bonds are secured equally and rateably therewith or benefit from a guarantee or indemnity in substantially the same terms thereto (including, for the avoidance of doubt, any terms providing for the automatic addition and release of any such security, guarantees or indemnities), as the case may be, or have the benefit of such other Security, guarantee, indemnity or other arrangement as shall be approved by a general meeting of the Bondholders; provided that this will not apply to any Security or guarantee existing at the time of an acquisition or coming into existence by operation of law, or in respect of any US private placement of Omega Pharma NV or any of its subsidiaries up to an aggregate principal amount of EUR 325,000,000.

	Meeting of Bondholders	The Conditions of the Bonds contain provisions for calling meetings of Bondholders to consider matters affecting their interest generally. The provisions permit defined majorities to bind all Bondholders including Bondholders who did not attend and vote at the relevant meeting and Bondholders who voted in a manner contrary to the majority.

C.9	Further description of rights attached to the Bonds (see also Element C.8)	Please also see Element C.8 above for additional information.

Interest	Each Bond bears interest from (and including) the Issue Date at the rate of 5.125 per cent. per annum per Specified Denomination (the Standard Rate of Interest) plus any applicable changes in the rate of interest as a result of a Financial Condition Step-Up Change or a Financial Condition Step-Down Change (Financial Condition Step-Up Change and Financial Condition Step-Down Change), (the Standard Rate of Interest together with any such changes, the Applicable Rate of Interest).

Interest Payment Date	12 December of each year, starting from 12 December 2013 up to 12 December 2017.

Financial Condition Step-Up Change and Financial Condition Step-Down Change	A Financial Condition Step-Up Change shall occur if the Consolidated Leverage for the Relevant Period exceeds 5.10:1 or the Stand-Alone Leverage for the Relevant Period exceeds 3.00:1. A Relevant Period is each period of 12 Months ending on the last day of a financial year of the Issuer and each period of 12 Months ending on the last day of a financial half year of the Issuer.

A Financial Condition Step-Up Change shall result in an increase of the Applicable Rate of Interest by 1 per cent. per annum with effect from and including the Interest Period commencing on the first Interest Payment Date following the date on which the Financial Condition Step-Up Change occurred. A Financial Condition Step-Down Change, following a Financial Condition Step-Up Change, shall result in a decrease of the Applicable Rate of Interest by 1 per cent. per annum with effect from and including the Interest Period commencing on the first Interest Payment Date following the date on which the Financial Condition Step-Down Change occurred. If a Financial Condition Step-Up Change and, subsequently, a Financial Condition Step-Down Change occur, before the same next Interest Payment Date, the Applicable Rate of Interest shall neither be increased nor decreased as a result of either such event. If a Financial Condition Step-Down Change and, subsequently, a Financial Condition Step-Up Change occur, before the same next Interest Payment Date, the Applicable Rate of Interest shall neither be decreased nor increased as a result of either such event. No Financial Condition Step-Up Change will occur and the Applicable Rate of Interest will not be increased if the Applicable Rate of Interest has already been increased pursuant to the Step-Up Change and has not been decreased pursuant lo the Step-Down Change.

Yield	1.1 per cent.

Maturity Date	12 December 2017

Redemption Amount at Maturity Date	The Bonds will be redeemed at 100 per cent. of the nominal amount.

Early Redemption

• The Bonds may be redeemed early following an Event of Default (see above) (at 100 per cent. of the nominal amount).

•  Bonds will be redeemable at the option of the Bondholders prior to maturity in the case of an Early Redemption Event. If Bondholders submit Put Redemption Notices in respect of at least 85 per cent. of the aggregate principal amount of the outstanding Bonds, all (but not some only) of the Bonds may be redeemed at the option of the Issuer prior to maturity (at the Put Redemption Amount). An Early Redemption Event shall occur if a Change of Control occurs.

	Put Redemption Amount	The Put Redemption Amount which is applicable in the case of an Early Redemption Event will be the lesser of (i) 101 per cent. or (ii) 100 per cent. multiplied with the exponential function of T times 0.74720148386 per cent., that would result in the gross actuarial yield of an investor between the Issue Date and the redemption date not exceeding the interest rate plus 0.75 points.

	Name of the representative of the security holders	Not applicable; there will be no representative of the security holders.

C.10	Derivative component in the interest payment	Not applicable; there is no derivative component in the interest payment.

C.11	Listing and admission to trading	An application has been made with the Luxembourg Stock Exchange to list the Bonds on the official list of the Luxembourg Stock Exchange and to admit the Bonds to trading on the regulated market of the Luxembourg Stock Exchange.

Section D — Risks

D.2	Risks specific to the Issuer and the Group

•  The Issuer is a holding company with its participation in Omega Pharma as its sole asset, and therefore, its ability to meet its financial obligations under the Bonds will largely depend on the cash flows from the OP Operating Group and the dividends from Omega Pharma.

•  If the Group would become unable to access funds required for refinancing its debt under the Bonds or only at unfavourable conditions, the ability of the Issuer to meet its financial obligations under the Bonds could be adversely impacted.

•  Omega Pharma NV and its subsidiaries have a substantial outstanding financial debt. The OP Operating Group also has to pay principal and interests on its existing debt financing, which is subject to a number of covenants and restrictions. In the case of a default or breach which is not remedied or cured, Omega Pharma NV’s ability to upstream cash to the Issuer, Omega Pharma Invest, could be restricted.

•  Global economic environment — Although the Group seeks to protect itself against economic and cyclical risks by being active in different regions and by adopting a specific product mix in each of these regions, a continued economic weakness may have a material adverse effect on the Group’s sales, results of operations and financial condition.

•  Product risks — Production errors and regulatory issues can bring about severe problems (e.g. product withdrawal, claims,...), which can render the commercialisation of one or more of the Group’s products difficult or impossible. This can have an important impact on the OP Operating Group’s financial situation, and therefore also on the Issuer’s financial position.

• Authorisation to sell — For the vast majority of the types of products the OP Operating Group markets, an authorisation is required prior to introducing these products on the market.

•  Dependency on the Belgian government policy related to generic medicines — Omega Pharma NV is the Belgian distributor of the generic medicines of Eurogenerics (EG), a subsidiary of Stada. The EG products require a doctor’s prescription for retail supply. The turnover of these products depends to a large degree on the policy that the Belgian government is applying for generic medicines.

•  Dependency on distribution and licensing agreements — Distribution and licensing agreements, when terminated or altered, may have a significant impact on the evolution of the OP Operating Group’s turnover and profitability.

•  Risks inherent to acquisitions — With any acquisition, there is a risk that corporate cultures do not match, expected synergies do not fully materialise, restructurings prove to be more costly than initially anticipated or acquired companies prove to be more difficult to integrate than foreseen.

•  Goodwill is an important part of the Group’s balance sheet — The OP Operating Group’s acquisitions in recent years generated substantial goodwill. Additional goodwill may arise as a result of further acquisitions. Downturns on sales and profitability can trigger impairment testing and lead to impairment charges.

•  Integration of the GSK Acquisition—In June 2012, Omega Pharma NV acquired an important portfolio of European OTC brands from GSK. The combination of both businesses or integration of the GSK assets may meet unexpected difficulties and the acquired business may not develop as expected.

•  Projections contained in the business plan—The Group makes use of all internally available information for developing forecasts for the sector generally and its own operations in particular. No guarantee can, however, be given that the projections included in these plans will occur as anticipated. In such case, this may have a materially adverse effect on the Group’s business operations, financial position, prospects and/or operational results, and therefore also on the Issuer’s financial position.

• Market price fluctuations—It cannot be excluded that the raw materials for OTC products become considerably more expensive which may significantly impact the Group’s profitability in a negative way.

•  Inventory related risks—The emergence of a disruptive technology or a sudden change in customer preferences or a changing consumer confidence in a market environment that is characterised by high innovation, may lead to the need to write down part of the inventory of the OP Operating Group.

•  Innovation risks—In the event that the OP Operating Group is unable to maintain a high pace of innovation and thereby fails to create the innovative solutions required to meet the needs of the market, its business operations, financial position, prospects and/or operational results, and therefore also the Issuer’s financial position, could be materially adversely affected.

•  Risk of inadequate protection of brand and other intellectual property rights—The OP Operating Group relies on a combination of trade marks, trade names, confidentiality and non-disclosure clauses and agreements and copyrights to define and protect its rights to the intellectual property related to its products.

•  Risk of reduced brand recognition or negative brand image—If (i) brand recognition would considerably decrease, (ii) the OP Operating Group’s leading brands suffer substantial impediment to their reputation due to real or perceived quality issues or if (iii) any other factor would negatively affect the reputation or the image of the companies and/or brands of the OP Operating Group, its business operations, financial position, prospects and/or operational results, and therefore also the Issuer’s financial position, could be materially adversely affected.

•  Risks of dependency on products, geographical markets and customers — Unfavourable economic conditions, increased competition or any other reason may cause a decrease of the sales volume of specific products.

•  Competition — It cannot be excluded that existing competitors challenge the position of the Group or that new competitors emerge. This can significantly affect the market position and turnover of the Group and therefore also have an indirect negative impact on the Issuer’s financial position.

•  Risk of changes in relevant regulations and of an altered distribution landscape — A significant alteration of the distribution landscape cannot be excluded, with possible impact on the market position, the turnover and the profitability of the Group, and therefore also the Issuer’s financial position.

•  Seasonality risk — The OP Operating Group’s turnover in a specific quarter may fluctuate significantly in comparison with previous or comparable quarters of previous accounting periods, which complicates the predictability of the annual results.

•  Product liability risks — The OP Operating Group’s products are subject to potential product liability risks — both risks of a general nature, as well as risks inherent to pharmaceutical products, medical devices and nutrients.

•  Dependency on key staff — The inability to attract staff with specific technical and leadership skills, retain key employees or ensure effective succession planning for critical positions may materially and adversely affect financial results.

• IT risks — Major disruptions or failure of the OP Operating Group’s information systems could severely impair several aspects of operations.

•  Environmental and safety risks — The Group’s operations are subject to environmental and safety laws and regulations, which can continuously evolve. The cost of compliance with these and similar future regulations could be substantial.

•  Privately-owned group — At the date of this Prospectus, the shares of the Issuer are not listed. Omega Pharma NV is no longer listed either. As a result, Omega Pharma NV is no longer subject to regulations and transparency obligations applicable to companies with listed shares. It will nevertheless still be required to meet certain disclosure obligations (including the obligation to publish its annual consolidated financial statements and half-yearly financial reports) following the listing of the Bonds on the regulated market of the Luxembourg Stock Exchange.

•  Hedging risk — The OP Operating Group is exposed to currency risks arising from fluctuations in the value of the U.S. dollar and some European currencies against the euro and interest rate fluctuations. No guarantee can be given that the risk management system covers all risks completely or in a sufficient way, and that adverse currency or interest rate movements can be excluded.

D.3	Risks specific to the Bonds

•  The Bonds may not be a suitable investment for all investors as each potential investor should have sufficient relevant knowledge, experience, analytical capabilities and financial resources to bear the applicable risk related to investing in the Bonds.

•  Each prospective investor in the Bonds must determine — based on its own independent review and potentially also on professional advice — whether its acquisition of the Bonds is fully consistent with its financial needs and whether the Bonds are a suitable investment.

•  The Issuer may not be able to repay the Bonds at their maturity or may be required to repay all or part of the Bonds upon the occurrence of an Event of Default. In the latter event, the Issuer cannot be certain that it will be able to pay the required amount in full.

•  The right of the Bondholders to receive payment on the Bonds is not secured or guaranteed and will effectively be subordinated to any indebtedness of the OP Operating Group which the Group is allowed to incur.

•  In the future, the Issuer, Omega Pharma or any other member of the Group could decide to incur additional indebtedness or further increase their indebtedness. This could have an impact on its ability to meet its obligations under the Bonds or could cause the value of the Bonds to decrease.

•  The Issuer, the Group and the Bonds do not have a credit rating — This may render the price setting of the Bonds more difficult and there is no guarantee that the Issuer would be assigned an investment grade rating.

•  There is no guarantee to an active trading market for the Bonds — The Bonds are new securities which may not be widely distributed and for which there is currently no active trading market. Illiquidity may have a severely adverse effect on the market value of Bonds.

•  The market value of the Bonds may be affected by the creditworthiness of the Issuer, the Group and a number of additional factors—The value of the Bonds may be affected by the creditworthiness of the Issuer and the Group and a number of additional factors, such as market interest and yield rates, and more generally all economic, financial and political events in any country, including factors affecting capital markets generally and the stock exchanges on which the Bonds are traded.

•  The Bonds may be redeemed prior to maturity — The Bonds may be redeemed prior to maturity in the event of the occurrence of an Event of Default (as defined in the Conditions), in the case of certain changes in tax legislation (redemption for tax reasons) and upon the occurrence of certain events related to a change of control (subject to certain additional conditions).

• Modifications to the Conditions of the Bonds can be imposed on all Bondholders upon approval by defined majorities of Bondholders.

• The Bonds may be exposed to exchange rate risks and exchange controls, as the Issuer will pay principal and interest on the Bonds in euro.

•  Payments in respect of the Bonds may be subject to Belgian or Luxembourg withholding tax — If the Issuer is required to make any withholding or deduction for any present or future taxes, in respect of any payment in respect of the Bonds, the Issuer shall make such payment after such withholding or deduction has been made and will account to the relevant authorities for The amount required to be withheld or deducted.

• Potential purchasers and sellers of the Bonds may be required to pa) taxes or other documentary charges or duties.

•  The Agent is not required to segregate amounts received hi’ it in respect of Bonds cleared through the Clearing System — In the event that the Agent were subject to insolvency proceeding; at any time when it held any such amounts. Bondholders would not have any further claims against the issuer in respect of such amounts.

•  The Issuer, the Agent and the Joint Lead Managers may engage in transactions adversely affecting the interests of the Bondholders — Certain Managers are party to a number of financing arrangements with the Group, which contain stricter or more extensive terms and conditions than the terms and conditions of the proposed Bonds.

• Risk of withdrawal or cancellation of the Public Offer — The Public Offer may be wholly or partially retracted or cancelled in accordance with the provisions of the Placement Agreement.

Section E — Offer

E.2b	Reasons of the offer: repayment in full of existing facilities — future acquisitions or investments	Reasons of the offer: the net proceeds from the issue and sale of the 13onds will in priority be applied towards the repayment in full of the facilities agreement dated 1 September 2011 with Fortis Bank NV/SA (trading as BNP Paribas Fortis) and ING Belgium N V as mandated lead arrangers, and Fortis Bank NV/SA (trading as BNP Paribas Fortis) as facility agent and security agent. EUR 200,000,000 remains outstanding under such facilities agreement at the date of this Prospectus, of which EUR 50,000,000 to Belfius Bank NV, one of the Joint Lead Managers.

Any remaining proceeds will be used for the financing of, amongst other, potential future acquisitions or investments in the operating companies of the Group. The Issuer’s management will have significant flexibility in applying the balance of the net proceeds (after repayment of the facilities) and the Issuer cannot predict with certainty the amounts that it will actually spend or allocate to specific uses.

E.3	Terms and conditions of the Offer

	Offer period	From 30 November 2012 to 5 December 2012 (subject to early closing).

	Global Coordinator	KBC Bank NV

	Joint Bookrunners and Joint Lead Managers	KBC Bank NV and Belfius Bank NV/SA

	Co-lead Managers	Petercam SA and Bank Degroof NV

	Paying Agent and KBC Bank NV Domiciliary Agent	KBC Bank NV

	Listing Agent	KBC Bank NV

	Public Offer Jurisdictions	Belgium and Grand Duchy of Luxembourg

Conditions to which the Offer is subject	The Public Offer and the issue of the Bonds is subject to a limited number of conditions set out in the Placement Agreement, and which include, amongst others: (i) the correctness of the representations and warranties made by the Issuer in the Placement Agreement, (ii) the Placement Agreement, the Clearing Agreement and the Agency Agreement have been executed by all parties thereto prior to the Issue Date, (iii) the admission to trading of the Bonds on the regulated market of the Luxembourg Stock Exchange has been granted on or prior to the Issue Date, (iv) there having been, as at the Issue Date, no material adverse change (as defined in the Placement Agreement) affecting the Issuer and Omega Pharma NV and no event making any of the representations and warranties contained in the Placement Agreement untrue or incorrect on the Issue Date as if they had been given and made on such date and the Issuer having performed all the obligations to be performed by it under the Placement Agreement on or before the Issue Date, and (v) at the latest on the Issue Date, the Managers having received customary confirmations as to certain legal and financial matters pertaining to the Issuer. These conditions can be waived (in whole or in part) by the Managers.

Allocation

Early termination of the Subscription Period will intervene at the earliest on 30 November 2012 at 5.30 pm (Brussels time) (the minimum Subscription Period is referred to as the Minimum Sales Period) (this is the third Business Day in Belgium following the day on which the Prospectus has been made available on the websites of the Issuer and the Managers (including the day on which the Prospectus was made available). This means that the Subscription Period will remain open at least one business day until 5.30 pm.

All subscriptions that have been validly introduced by the Retail Investors with the Managers before the end of the Minimum Sales Period (as defined above) will be taken into account when the Bonds are allotted, it being understood that in case of oversubscription, a reduction may apply, i.e. the subscriptions will be scaled back proportionally, with an allocation of a multiple of EUR 1,000, and to the extent possible, a minimum nominal amount of EUR 1,000, which corresponds to the denomination of the Bonds.

On the basis of an aggregate nominal amount of EUR 300,000,000, the Joint Lead Managers have the right to place an amount of EUR 80,000,000 of the Bonds to be issued with third party distributors and other Qualified Investors (or 8/30 of the nominal amount of the Bonds to be issued) (the JLM Bonds) and each of the Joint Lead Managers has the right to place an amount of EUR 80,000,000 (or 8/30 of the nominal amount of the Bonds to be issued) exclusively with its own retail and private banking clients. Each Co-lead Manager has the right to place an amount of EUR 30,000,000 (or 3/30 of the nominal amount of the Bonds to be issued) (i) to their own retail

In case of early termination of the Subscription Period, the investors will be informed regarding the number of Bonds that have been allotted to them as and private banking clients or to their proprietary funds and (ii) towards third party distributors and other Qualified Investors located outside Belgium and Luxembourg. This allocation structure can only be amended if agreed between the Issuer and the Joint Lead Managers.

At the end of the Minimum Sales Period, each of the Managers may publish a notice on its website to inform its clients that it will stop collecting subscriptions and will then send the same notice to the Issuer that will publish it on its website as soon as practicable. Such process will enable all the potential investors to know where the subscriptions are still open.

(i) In case the Bonds (other than the JLM Bonds) assigned to one of the Joint Lead Managers are not fully placed by such Joint Lead Manager as observed at 4.00 pm (Brussels time) on the date being the first Business Day of the Subscription Period, then, upon notification to the Issuer and subject to its consent, the other Joint Lead Manager shall have the right (but not the obligation) to purchase the unplaced Bonds (other than the JLM Bonds) allotted to such Joint Lead Manager and to place such Bonds with its own retail and private banking clients who are not Qualified Investors.

(ii) In case the Bonds assigned to the Co-lead Managers are not fully placed by such Co-lead Manager as observed at 4.00 pm (Brussels time) on the date being the first Business Day of the Subscription Period, then, upon notification to the Issuer and subject to its consent, the Joint Lead Managers shall have the right (but not the obligation) to purchase the unplaced Bonds allotted to such Co-lead Manager and to place such Bonds with their own retail and private banking clients who are not Qualified Investors, pro rata the Bonds placed with their own retail and private banking clients by such Joint Lead Manager on an equal basis.

(iii) At the end of each day of the Subscription Period the Joint Lead Managers and the Issuer shall consult together and may jointly decide to authorise the Co-lead Managers to place Bonds with their third party distributors and other Qualified Investors located outside of Belgium and the Grand Duchy of Luxembourg.

(iv) In case some of the Bonds (as the case may be, re-assigned pursuant to (i) up to and including (iii) above) remain unplaced at the end of the second Business Day of the Subscription Period, the Joint Lead Managers shall further reallocate such unplaced Bonds in full consultation with the Issuer with a view to placing such unplaced Bonds. The re-allocation mechanism shall be applied on a daily basis until the earlier of the following events (i) the moment on which all Bonds have been placed and (ii) the end of the Subscription Period.

The Subscription Period will only be early terminated in case all the Managers have placed their allotment of Bonds (as increased or after redistribution of the allotment as set out herein). Subscribers may have different reduction percentages applied to them depending on the Manager through which they have subscribed. The Managers shall in no manner whatsoever be responsible for the allotment criteria that will be applied by other financial intermediaries.

In case of early termination of the Subscription Period, the investors will be informed regarding the number of Bonds that have been allotted to them as soon as possible after the date of the early termination of the Subscription Period.

Any payment made by a subscriber to the Bonds in connection with the subscription of Bonds which are not allotted will be refunded within 7 Business Days (as defined in the terms and conditions of the Bonds) after the date of payment in accordance with the arrangements in place between such relevant subscriber and the relevant financial intermediary, and the relevant subscriber shall not be entitled to any interest in respect of such payments. For further details, see Part XII: Subscription and Sale.

E.4	Interest material to the issue	The Agent and the Joint Lead Managers might have conflicts of interests which could have an adverse effect on the interests of the Bondholders. Potential investors should be aware that the Issuer is involved in a general business relationship or/and in specific transactions with the Agent, the Calculation Agent or/and each of the Joint Lead Managers and that they might have conflicts of interests which could have an adverse effect to the interests of the Bondholders. Potential investors should also be aware that the Agent, the Calculation Agent and each of the Joint Lead Managers may hold from time to time debt securities or/and other financial instruments of the Issuer.

E.7	Expenses	Retail Investors will bear a selling and distribution commission of 1.875 per cent., included in the Issue Price. Qualified Investors will bear a distribution commission of 1.875 per cent. Subject to the discount based amongst others on (i) the evolution of the credit quality of the Issuer (credit spread), (ii) the evolution of the interest rates, (iii) the success (or lack of success) of the placement of the Bonds, and (iv) the amount of Bonds purchased by an investor, each as determined by each Manager in its sole discretion. The distribution commission paid by the Qualified Investors will range between 0 and 1.875 per cent.

PART II: RISK FACTORS

Omega Pharma Invest NV (the Issuer) believes that the following factors may affect its ability to fulfill its obligations under the Bonds. Most of these factors are contingencies which may or may not occur and the Issuer is not in a position to express a view on the likelihood of any such contingency occurring.

In addition, factors which are material for the purpose of assessing the market risks associated with the Bonds are described below.

The Issuer believes that the factors described below represent the principal risks inherent in investing in the Bonds, but the inability of the Issuer to pay interest, principal or other amounts on or in connection with the Bonds may occur for other reasons which may not be considered significant risks by the Issuer based on information currently available to it or which it may not currently be able to anticipate. The sequence in which the risk factors are listed is not an indication of their likelihood to occur or of the extent of their commercial consequences. Prospective investors should also read the detailed information set out elsewhere in this Prospectus or incorporated by reference in this Prospectus and reach their own views prior to making any investment decision and consult with their own professional advisors if they consider it necessary. Terms defined in Part IV: Terms and Conditions of the Bonds (the Conditions) below shall have the same meaning where used below.

1.	RISK FACTORS RELATING TO THE ISSUER

1.1	Risk related to the fact that the Issuer is a holding company with no operating income and is hence solely dependent on distributions made by Omega Pharma NV

The Issuer is a holding company with as sole activity the holding and managing of its only asset, i.e. a 100 per cent. participation in the share capital of Omega Pharma NV (Omega Pharma). Apart from capital increases and loans granted to it, the Issuer’s sole source of cash inflow comes from the operating activities of Omega Pharma and its subsidiaries (the OP Operating Group). Accordingly, the Issuer’s ability to meet its financial obligations under the Bonds will largely depend on the cash flows from the OP Operating Group and the ensuring distribution paid by Omega Pharma.

1.2	Funding risk

Funding risk is the risk that the Group will be unable to access the funds that it needs when it comes to refinance its debt under the Bonds or only at conditions which could adversely impact the ability of the Issuer to meet its financial obligations under the Bonds (such as restrictions on dividend payments at the level of the OP Operating Group). The financings at the level of the OP Operating Group do not currently contain any restrictions on the payments of dividends to the Issuer. The Issuer undertakes to use its voting rights and best efforts in order not to accept any such restrictions. Moreover, the Group has no access to equity capital markets, so long as the Group remains private, at Group level other than from its shareholders.

1.3	Substantial outstanding financial debt which could negatively impact the Issuer and its ability to make payments under the Bonds

Omega Pharma NV and its subsidiaries have substantial debt outstanding (See Part VI: Description of the Issuer, Section 7 Funding sources). As at 30 June 2012, total outstanding consolidated debt amounted to EUR 919,472,000 of which 261,223,000 at the level of the Issuer (note: EUR 61,223,000 was reimbursed in August 2012 — i.e. EUR 200,000,000 remaining) and 658,249,000 at the level of the OP Operating Group, composed of Omega Pharma and its subsidiaries. Furthermore, Alychlo NV, one of the majority shareholders of the Issuer, entered into a bilateral loan agreement with Belfius Bank NV/SA for a total amount of EUR 15,000,000 with a maturity date on 15 November 2013.

The proceeds of the Bonds will be used by the Issuer to repay its bank debt in the amount of EUR 200,000,000 (see Part X: Use of Proceeds).

The Issuer’s ability to pay principal and interest on the Bonds largely depends on the future operating performance of the Group and Omega Pharma NV’s ability to upstream cash to the Issuer, Omega Pharma Invest NV. The OP Operating Group also has to pay principal and interests on its existing debt financings, including the OP Syndicated Facility, the Existing OP US Private Placements and the retail bonds issued by Omega Pharma — see Part VI: Description of the Issuer, Section 7 Funding sources (the OP Operating Group Financings). Moreover, the OP Operating Group Financings are subject to a number of covenants and restrictions which, in the case of a default or breach which is not remedied or cured, could restrict Omega Pharma’s ability to upstream cash to Omega Pharma Invest. The bank facilities of Omega Pharma as well as the notes issued by Omega Pharma under the Existing OP US Private Placements benefit from senior guarantees and require the OP Operating Group to maintain specified financial ratios and meet specific financial tests. The ineffectiveness of such senior guarantees or its failure to comply with these covenants could result in an event of default that, if not cured or waived, could result in the OP Operating Group being required to repay these note issues or these borrowings before their due date. If the OP Operating Group would be unable to make this repayment or otherwise refinance these note issues or these borrowings, its lenders could foreclose on its assets. If the Group was unable to refinance these note issues or these borrowings on favourable terms, its business could be adversely impacted. These events would have a severe negative impact on the Issuer’s financial position and its capability to pay all amounts due to its Bondholders.

Furthermore, future operating performance of the OP Operating Group is subject to market conditions and business factors that often are beyond the control of the Issuer. If cash flows and capital resources of the Issuer and the Group are insufficient to allow them to make scheduled payments on their debt, they may have to reduce or delay capital expenditures, sell assets, seek additional capital or restructure or refinance their debt. If the Issuer and the OP Operating Group cannot make scheduled payments on its debt, it will be in default and, as a result, its debt holders could declare all outstanding principal and interest to be due and payable, terminate their commitments and force the concerned entities of the Group into bankruptcy or liquidation. This would also have a direct negative impact on the Issuer’s financial position. In such case, Bondholders may not receive all amounts due by the Issuer. Hence, they may lose all or part of the capital invested in the Bonds.

1.4	Global economic environment

The results of the Group’s (as defined in the Conditions) operations are exposed to changes in the overall economic conditions in the areas where it operates. Strategically, the Group seeks to protect itself against economic and cyclical risks by being active in different regions and by adopting a specific product mix (ranging from value-for-money products to premium-priced luxury products) in each of these regions. Although the Group aims to achieve as much as possible a geographical spread of the Group’s operations and in spite of a diversified product mix, continued economic weakness may have a material adverse effect on the Groups sales, results of operations and financial condition.

1.5	Product risks

Some of the OP Operating Group’s products are produced in own production entities while others are produced by subcontractors. Production errors can bring about severe problems, like the withdrawal of a product or a brand, loss of market share, temporary unavailability of products, claims or product responsibility. Moreover, this can have an impact on the purchase behavior of the customers for other products. Any interruption of supply or the incurring of responsibility could materially and adversely affect the OP Operating Group’s results.

In addition, it cannot be excluded that evolutions in the legislative framework as it applies to the various aspects of the OP Operating Group’s business (cosmetics, food supplements, medical devices, medicines) can render the commercialisation of one or more of its products difficult or impossible or can impose restrictions on the marketing communication materials of certain of its products. This can lead to a loss of market share.

These product risks can have an important impact on the OP Operating Group’s financial situation, as well on its sales, gross margin, (impairment) amortisations, profitability and solvability and therefore also on the Issuer’s financial position.

1.6	Authorisation to sell

For the vast majority of the types of products the OP Operating Group markets, an authorisation is required prior to introducing these products on the market. In these procedures, it is verified whether the new product meets all valid requirements related to quality, safety and/or efficacy. Because not all new products are subject to such procedures, and because such procedures cannot capture all risks, it cannot be excluded that specific, previously unknown problems associated with innovative products occur which may lead to market withdrawal. This may have consequences for the operations, the financial situation, the prognoses and/or the results of the Group, and therefore also on the Issuer’s financial position.

1.7	Dependency on the Belgian government policy related to generic medicines

Omega Pharma is the Belgian distributor of the generic medicines of Eurogenerics (EG), a subsidiary of Stada. As opposed to the Group’s proprietary products and brands, the EG products require a doctor’s prescription for retail supply. The turnover of these products depends to a large degree on the policy that the Belgian government is applying for generic medicines. On the one hand, the sale of these products may strongly fluctuate in function of the measures taken by the Belgian government to promote generic subscription with physicians. On the other hand, the Belgian government may determine the consumer price level, the trade compensation level and the allowance of the health insurance system in the price of these products — all which may significantly impact the turnover and profitability of these products, and therefore also the Issuer’s financial position.

1.8	Dependency on distribution and licensing agreements

Over 65 per cent. of the OP Operating Group’s turnover is derived from proprietary products and brands. Nevertheless, distribution and licensing agreements, when terminated or altered, may have a significant impact on the evolution of the OP Operating Group’s turnover and profitability, and therefore also on the Issuer’s financial position. The exclusivity agreement with Eurogenerics related to the sales and distribution of generic medicines ends in the course of 2014 and will be automatically extended unless a notice of termination is received in accordance with the relevant provisions of the agreement. The agreement with Eurogenerics represents approximately 20 per cent. of Omega Pharma’s first half 2012 consolidated turnover.

1.9	Risks inherent to acquisitions

Since 1998, the Group has acquired multiple companies. Acquisitions have been and remain an important part of the Group’s current growth strategy, as most recently (in the first half of 2012) with the acquisition of 54 European OTC brands of GlaxoSmithKline (GSK). As with any acquisition, there is always a risk that corporate cultures do not match, expected synergies do not fully materialise, restructurings prove to be more costly than initially anticipated or acquired companies prove to be more difficult to integrate than foreseen.

Furthermore, as the Group grows further through acquisitions, it may have to recruit additional personnel and improve its managerial, operational and financial systems. If the Group fails to address these challenges, this could adversely impact the Group’s business operations, financial position and/or operational results, and therefore also the Issuer’s financial position.

1.10	Goodwill is an important part of the Group’s balance sheet

An acquisition generates goodwill to the extent that the price paid by the Group exceeds the fair value of the net assets acquired. The OP Operating Group’s acquisitions in recent years generated substantial goodwill. Additional goodwill may arise as a result of further acquisitions. Under IFRS, goodwill and indefinite-lived intangible assets are not amortized but are subject to impairment tests annually or more frequently if warranted.

A goodwill impairment does not affect cash flow. Downturns on sales and profitability can trigger impairment testing and lead to impairment charges. In 2011, the results of impairment tests indicated no need for impairment charges. Neither were there any indications for impairment charges as at 30 June 2012.

1.11	Integration of the GSK Acquisition

In June 2012, Omega Pharma acquired an important portfolio of European OTC brands from GSK (the GSK Acquisition). In June 2012, the brands acquired from GSK contributed EUR 14.2 million in sales and EUR 8.9 million in EBITDA ( as determined in accordance with its applicable bank covenants, after extraordinary items). Although only referring to one month, these figures illustrate the immediate integration of the GSK brands into the Group’s operations.

Even though the Group has been successful in integrating newly-acquired businesses and it believes that there are significant synergies to be derived from it, the GSK Acquisition represents a significant acquisition (see Part VI: Description of the Issuer, Section 8.3 — Acquisition by Omega Pharma of certain OTC brands form GlaxoSmithKline for more details). Accordingly, the combination of both businesses or integration of the GSK assets may meet unexpected difficulties and the acquired business may not develop as expected. No assurances can therefore be given that the expected advantages or synergies from the GSK Acquisition would materialise.

1.12	Projections contained in the business plan

The Group makes use of all internally available information for developing forecasts for the sector generally and its own operations in particular. Based on this information, an estimate is made, which serves as the basis for developing the business plans for the Group. All local managers are involved in this process.

No guarantee can, however, be given that the projections included in these plans will occur as anticipated. In such case, this may have a materially adverse effect on the Group’s business operations, financial position, prospects and/or operational results, and therefore also on the Issuer’s financial position.

1.13	Market price fluctuations

The future success of the OP Operating Group is determined in part by the purchase prices for raw materials and components, and by operating expenses such as transportation costs. Although there are many providers for these products and services on the market, the Group continues to closely monitor the situation in order to be capable of developing the required preventive measures should these markets become more volatile. In case of a strong inflation, it cannot be excluded that the raw materials for OTC products become considerably more expensive which may significantly impact the OP Operating Group’s profitability in a negative way, and therefore also the Issuer’s financial position.

1.14	Inventory related risks

The OP Operating Group stores and markets a large assortment of products having a specific storage life and a trend-sensitive nature. The emergence of a disruptive technology or a sudden change in customer preferences or a changing consumer confidence in a market environment that is characterised by high innovation, may lead to the need to write down part of the inventory. Such inventory related risk could have an adverse effect on the OP Operating Group’s business operations, financial position and/or operational results, and therefore also on the Issuer’s financial position.

1.15	Innovation risks

Although the OP Operating Group is far less dependent upon the result of research and development than traditional pharmaceutical companies, a regular inflow of innovative products and services remains a requirement for the continued favourable development of its turnover. The OP Operating Group has installed a specific function for in-licensing. Its task is to track innovations and establish third party contacts to provide support in the event of a significant innovation. The OP Operating Group also performs specific product and service development activities in-house.

In the event that the OP Operating Group is unable to maintain a high pace of innovation and thereby fail to create the innovative solutions required to meet the needs of the market, its business operations, financial position, prospects and/or operational results, and therefore also the Issuer’s financial position could be, materially adversely affected.

1.16	Risk of inadequate protection of brand and other intellectual property rights

The OP Operating Group relies on a combination of trade marks, trade names, confidentiality and nondisclosure clauses and agreements and copyrights to define and protect its rights to the intellectual property related to its products.

In the event that the above devices fail to fully protect the OP Operating Group’s intellectual property rights in any of its key markets, third parties (including competitors) may be able to commercialise its innovations or products or use its know-how, which could materially adversely impact the business operations, financial position, prospects and/or operational results of the Group, and therefore also the Group’s financial position.

The Group may spend significant time and effort and may incur significant litigation costs if it is required to defend itself against intellectual property rights suits brought against it or its licensors, regardless of whether the claims have any merit. If the Group is found to infringe on the patents or other intellectual property rights of others, it may be subject to substantial claims for damages, which could materially impact the Group’s cash flow, business operations, financial position, prospects and/or operational results and therefore also the Issuer’s financial position. The Group may also be required to cease development, use or sale of the relevant products or processes or it may be required to obtain a license on the disputed rights, which may not be available on commercially reasonable terms, if at all.

1.17	Risk of reduced brand recognition or negative brand image

The OP Operating Group’s financial success is to an important degree based on the recognition and the positive image of the companies in the OP Operating Group, as well as the brands and products of the companies in the OP Operating Group. If brand recognition would considerably decrease, the OP Operating Group’s leading brands suffer substantial impediment to its reputation due to real or perceived quality issues or if any other factor would negatively affect the reputation or the image of the companies and/or brands of the OP Operating Group, its business operations, financial position, prospects and/or operational results, and therefore also the Issuer’s financial position could be materially adversely affected.

1.18	Risks of dependency on products, geographical markets and customers

Unfavourable economic conditions, increased competition or any other reason may cause a decrease of the sales volume of specific products of the OP Operating Group. This may cause a cost increase for these products (when sourced externally) or a negative profitability of the OP Operating Group’s manufacturing sites (when sourced internally).

Unfavourable economic conditions, cost reduction programs or any other reason may cause a decrease of the sales volume in specific countries, which may negatively affect the leverage effect on profitability in such a way that the fixed costs of the organisation in the related country is insufficiently covered. France is the country where the Group generates the highest turnover from own OTC brands. Negative macroeconomic developments or weaknesses of its local organisation in this country may have a significant impact on the results of the Group.

Although the Group generates its consolidated turnover by maintaining a large number of individual customers, the Group does generate an important part of the local turnover in countries with a more limited number of customers, including in the Netherlands and in the United Kingdom. Moreover, the market situation may evolve and lead to an altered situation in other countries. This is something the Group closely monitors in order to develop an appropriate action plan in such an event.

1.19	Competition

The future market share and turnover of the Group is subject to competition. The Group tries to limit this risk by focusing on those market segments where it has a considerable market share and/or where it can further expand its position and where no or little transnational competitors are operating. Nevertheless, it cannot be excluded that existing competitors challenge the position of the Group or that new competitors emerge. This can significantly affect the market position and turnover of the Group, and therefore also have an indirect negative impact on the Issuer’s financial position.

1.20	Risk of changes in relevant regulations and of an altered distribution landscape

The OP Operating Group markets its products to consumers mainly through pharmacies, although the OP Operating Group is also operating in large retail distribution and drug store chains in countries such as the United Kingdom and the Netherlands.

In some countries, the trend to liberalise the market for OTC medicines has already led to measures authorizing the retail sale of these products beyond the pharmacy under certain conditions. Although the OP Operating Group not only markets OTC medicines, but mainly food supplements, personal care products and medical devices, this trend may still impact the results of the Group. In many countries, it is now allowed that one pharmacist owns and exploits several pharmacies. This enables the formation of purchase groups, pharmacy cooperatives and retail chains. If this trend were to continue, a significant alteration of the distribution landscape cannot be excluded, with possible impact on the market position, the turnover and the profitability of the Group, and therefore also the Issuer’s financial position.

1.21	Seasonality risk

The OP Operating Group’s product range includes both typical summer and winter products as well as products that are consumed throughout the year. As a result, the Group’s turnover in a specific quarter may fluctuate significantly in comparison with previous or comparable quarters of previous accounting periods, which complicates the predictability of the annual results.

1.22	Product liability risks

The OP Operating Group’s products are subject to potential product liability risks — both risks of a general nature, as well as risks inherent to pharmaceutical products, medical devices and nutrients. Despite existing pre-marketing registration and control procedures, the use of these products may lead to complaints and/or claims related to safety, quality, labeling, etc.

It cannot be excluded that the OP Operating Group will be subject to any such claims in the future. If the OP Operating Group’s product liability insurance coverage is insufficient to cover such product liability claims, its business operations, financial position, prospects and/or operational results, and therefore also the Issuer’s financial position could be materially adversely affected.

Each potential investor in the Bonds must determine the suitability of that investment in light of its own circumstances. In particular, each potential investor should:

1.23	Dependency on key staff

The Group’s performance is largely dependent on its ability to identify, attract, recruit, train, retain and motivate highly skilled staff. The inability to attract staff with specific technical and leadership skills, retain key employees or ensure effective succession planning for critical positions may materially and adversely affect its financial results, and therefore also the Issuer’s financial position.

1.24	IT risks

The OP Operating Group’s business operations and the distribution and logistics services it offers are dependent on information technology systems and infrastructure. Major disruptions or failure of the OP Operating Group’s information systems through breakdown, malicious attacks, viruses or other factors, could severely impair several aspects of operations including, but not limited to, logistics, sales, customer service and administration. Any such failure related to the operation of information systems, may have a material adverse effect on its business operations, financial position, prospects and/or operational results, and therefore also on the Issuer’s financial position.

1.25	Environmental and safety risks

The Group’s operations are subject to environmental and safety laws and regulations, which can continuously evolve. The cost of compliance with these and similar future regulations could be substantial.

1.26	Privately-owned group

At the date of this Prospectus, the shares of the Issuer are not listed and the Issuer does not have the intention to list. Since the delisting of the shares of Omega Pharma from NYSE/Euronext Brussels on 3 February 2012, it is no longer a listed group. As a result, Omega Pharma is no longer subject to regulations and transparency obligations applicable to companies with listed shares. It will nevertheless still be required to meet certain disclosure obligations (including the obligation to publish its annual consolidated financial statements and half-yearly financial reports) following the listing of the Bonds on the regulated market of the Luxembourg Stock Exchange.

1.27	Hedging risk

The OP Operating Group operates its business mainly in eurozone countries and to a lesser extent in the United Kingdom, the Nordic countries, Ukraine and Russia. The results of its operations and the financial position of each of its entities outside the eurozone are accounted for in the relevant local currency. The OP Operating Group has a hedging strategy in place to cover such exchange rate fluctuations.

In addition, a portion of the OP Operating Group debt is denominated in U.S. dollars and/or a floating interest rate applies. As a result, the Group is exposed to currency risks arising from fluctuations in the value of the U.S. dollar against the euro and interest rate fluctuations. The Group has entered into agreements to hedge these risks. While it regularly monitors its currency and interest rate exposure, no guarantee can be given that the risk management system covers all risks completely or in a sufficient way and that adverse currency or interest rate movements can be excluded.

2.	FACTORS WHICH ARE MATERIAL FOR THE PURPOSE OF ASSESSING THE MARKET RISKS ASSOCIATED WITH THE BONDS

2.1	The Bonds may not be a suitable investment for all investors

(i)	have sufficient knowledge and experience to make a meaningful evaluation of the Bonds, the merits and risks of investing in the Bonds and the information contained or incorporated by reference in this Prospectus or any applicable supplement;

(ii)	have access to, and knowledge of, appropriate analytical tools to evaluate, in the context of its particular financial situation, an investment in the Bonds and the impact the Bonds will have on its overall investment portfolio;

(iii)	have sufficient financial resources and liquidity to bear all of the risks of an investment in the Bonds, including where the currency for principal or interest payments is different from the potential investor’s currency;

(iv)	understand thoroughly the terms of the Bonds and be familiar with the behaviour of any relevant financial markets; and

(v)	be able to evaluate (either alone or with the help of a financial adviser) possible scenarios for economic, interest rate and other factors that may affect its investment and its ability to bear the applicable risks.

2.2	Independent Review and Advice

Each prospective investor in the Bonds must determine, based on its own independent review and such professional advice as it deems appropriate under the circumstances, that its acquisition of the Bonds is fully consistent with its financial needs, objectives and condition, complies and is fully consistent with all investment policies, guidelines and restrictions applicable to it and is a fit, proper and suitable investment for it, notwithstanding the clear and substantial risks inherent in investing in or holding the Bonds.

2.3	The Issuer may not have the ability to repay the Bonds

The Issuer may not be able to repay the Bonds at their maturity. The Issuer may also be required to repay all or part of the Bonds upon the occurrence of an Event of Default (as defined in Condition 9 (Events of Default)). If the Bondholders were to ask the Issuer to repay their Bonds upon the occurrence of an Event of Default (as defined in Condition 9 (Events of Default)), the Issuer cannot be certain that it will be able to pay the required amount in full. The Issuer’s ability to repay the Bonds will depend on the Issuer’s financial condition (including its cash position resulting from its ability to receive income and dividends from its subsidiaries) at the time of the requested repayment, and may be limited by law, by the terms of its indebtedness and by the agreements that it may have entered into on or before such date, which may replace, supplement or amend its existing or future indebtedness. The Issuer’s failure to repay the Bonds may result in an event of default under the terms of other outstanding indebtedness.

2.4	The Bonds are unsecured obligations of the Issuer which do not benefit from any guarantee

The right of the Bondholders to receive payment on the Bonds is not secured or guaranteed and will effectively be subordinated to any indebtedness of the OP Operating Group which it is allowed to incur. In the event of liquidation, dissolution, reorganisation, bankruptcy or similar procedure affecting the Issuer, the holders of such indebtedness will be repaid first with the proceeds of the enforcement of such security.

Moreover, certain Subsidiaries have provided and may in the future provide guarantees for the benefit of holders of other indebtedness incurred by Omega Pharma and certain Subsidiaries, including (without limitation) under the existing OP Syndicated Facility and the Existing OP US Private Placements (see Part VI: Description of the Issuer, Section 7 “Funding sources”). In the event of liquidation, dissolution, reorganisation, bankruptcy or similar procedure affecting the Group, the holders of any indebtedness which benefit from guarantees from Group members may recover their claims through payments by such group members under the guarantees provided by them, whereas such right will not be available to the Bondholders.

The Bonds do not provide for any limitations on the amount of any indebtedness which the Issuer or its Subsidiaries may incur, except that if guarantees or security are provided by (i) the Issuer in respect of any present or future indebtedness in whatever form, including in the form of or represented by other bonds, notes or similar securities issued by the Issuer or any Subsidiary or (ii) any Subsidiary in respect of other bonds, notes or similar securities issued by the Issuer or any Subsidiary or in respect of any present or future indebtedness in whatever form incurred by the Issuer, the Bonds will have to benefit from similar guarantees or security (as set out in Condition 3 (Negative Pledge)).

2.5	The Issuer may incur additional indebtedness

In the future, the Issuer, Omega Pharma or any other member of the Group could decide to incur additional indebtedness or further increase their indebtedness. This could have an impact on its ability to meet its obligations under the Bonds or could cause the value of the Bonds to decrease. The Conditions do not limit the amount of unsecured or secured debts that the Issuer can incur.

2.6	The Issuer, the Group and the Bonds do not have a credit rating, and the Issuer currently does not intend to request a credit rating for itself, the Group or for the Bonds at a later date. This may render the price setting of the Bonds more difficult

The Issuer, the Group and the Bonds do not have a credit rating at the time of the Public Offer, and the Issuer currently does not intend to request a credit rating for itself, the Group or the Bonds at a later date. This may impact the trading price of the Bonds. There is no guarantee that the price of the Bonds and the other Conditions at the time of the Public Offer, or at a later date, will cover the credit risk related to the Bonds and the Issuer. In addition, there can be no assurance that, should a rating be requested in respect of the Issuer, the Group or the Bonds, an investment grade rating would be assigned.

2.7	There is no guarantee to an active trading market for the Bonds

The only manner for the holder of the Bonds to convert his or her investment in the Bonds into cash before their maturity date is to sell them at the applicable market price at that moment. The price can be less than the nominal value of the Bonds. The Bonds are new securities which may not be widely traded and for which there is currently no active trading market. The Issuer has filed an application to have the Bonds listed on the official list of the Luxembourg Stock Exchange and admitted to trading on the regulated market of the Luxembourg Stock Exchange. If the Bonds are admitted to trading after their issuance, they may trade at a discount to their initial offering price, depending upon prevailing interest rates, the market for similar securities, general economic conditions and the financial condition of the Issuer. There is no assurance that an active trading market will develop. Accordingly, there is no assurance as to the development or liquidity of any trading market for the Bonds. Therefore, investors may not be able to sell their Bonds easily or at all, or at prices that will provide them with a yield comparable to similar investments that have a developed secondary market. Illiquidity may have a severely adverse effect on the market value of Bonds. In the event that put options are exercised in accordance with Condition 6.3 (Redemption at the Option of Bondholders), liquidity will be reduced for the remaining Bonds. Furthermore, it cannot be guaranteed that the admission to listing and trading once approved will be maintained.

2.8	The Bonds are exposed to market interest rate risk

The Bonds provide a fixed interest rate until the Maturity Date. Investment in the Bonds involves the risk that subsequent changes in market interest rates may adversely affect the value of the Bonds. The longer the maturity of bonds, the more exposed bonds are to fluctuations in market interest rates. An increase in the market interest rates can result in the Bonds trading at prices lower than the nominal amount of such Bonds.

2.9	The market value of the Bonds may be affected by the creditworthiness of the Issuer, the Group and a number of additional factors

The value of the Bonds may be affected by the creditworthiness of the Issuer and the Group and a number of additional factors, such as market interest, exchange rates and yield rates and the time remaining to the maturity date and more generally all economic, financial and political events in any country, including factors affecting capital markets generally and the stock exchanges on which the Bonds are traded. The price at which a Bondholder will be able to sell the Bonds prior to maturity may be at a discount, which could be substantial, from the issue price or the purchase price paid by such investor.

2.10	The Bonds may be redeemed prior to maturity

In the event: (A) of the occurrence of an Event of Default (as defined in Condition 9 (Events of Default)); or (B) if the Issuer would choose to repay all outstanding Bonds if Bondholders have submitted Change of Control Put Exercise Notices in respect of at least 85 per cent. of the aggregate principal amount of the Bonds (in accordance with Condition 6.3 (Redemption at the Option of Bondholders)); or (C) that the Issuer would be obliged (as set out in Condition 8 (Taxation )) to increase the amounts payable in respect of any Bonds as a result of any change in, or amendment to, the laws, treaties or regulations of Belgium or any political subdivision or any authority thereof or therein having power to tax, or any change in the application or official interpretation of such laws, treaties or regulations, which change or amendment becomes effective on or after the Issue Date, the Bonds may be redeemed prior to maturity in accordance with the Conditions. In such circumstances, an investor may not be able to reinvest the repayment proceeds (if any) at a yield comparable to that of the Bonds. Investors need to be aware that in the event of a redemption prior to maturity in accordance with the Conditions, they might receive a redemption amount which is lower than the Issue Price.

2.11	The Bonds may be redeemed prior to maturity in the event of a Change of Control

Each Bondholder will have the right to require the Issuer to repurchase all or any part of such holder’s Bonds at the Put Redemption Amount upon the occurrence of an Early Redemption Event, as such terms are defined herein, and in accordance with the Conditions of the Bonds (the Change of Control Put). In the event that the Change of Control Put right is exercised by holders of at least 85 per cent. of the aggregate principal amount of the Bonds, the Issuer may, at its option, redeem all (but not less than all) of the Bonds then outstanding pursuant to Condition 6.3 (Redemption at the Option of Bondholders). However, Bondholders should be aware that, in the event that (i) holders of 85 per cent. or more of the aggregate principal amount of the Bonds exercise their option under Condition 6.3 (Redemption at the Option of Bondholders), but the Issuer does not elect to redeem the remaining outstanding Bonds, or (ii) holders of a significant proportion, but less than 85 per cent. of the aggregate principal amount of the Bonds exercise their option under Condition 6.3 (Redemption at the Option of Bondholders), Bonds in respect of which the Change of Control Put is not exercised may be illiquid and difficult to trade.

Accordingly, the put option may arise, at times when prevailing interest rates may be relatively low. In such circumstances, an investor may not be able to reinvest the repayment proceeds (if any) at a yield comparable to that of the Bonds. Potential investors should be aware that the Change of Control Put can only be exercised upon the occurrence of an Early Redemption Event as defined in the Conditions, which may not cover all situations where a change of control may occur or where successive changes of control occur in relation to the Issuer. In particular, it should be noted that a Change of Control for purposes of the conditions shall only have occurred if:

(a)	the following two cumulative conditions have been met (i) Mr. Marc Coucke or Mr. Marc Coucke, acting in concert (within the meaning of article 3 §1 13° (b) of the Transparency Law) with his spouse, ascendants or descendants, no longer directly or indirectly owns at least 20 per cent. of the Shares and other voting rights of the Issuer; and (ii) Mr. Marc Coucke, whether or not acting through a management company, is no longer (I) the sole chief executive officer of Omega Pharma, entrusted with the daily management (dagelijks bestuur) of Omega Pharma and exercising operational management powers in respect of Omega Pharma or (II) the executive director of the Issuer and exercising operational management powers in respect of the Issuer; or

(b)	if the Issuer owns any assets other than (a) shares in Omega Pharma, (b) Cash and (c) certain de minimis assets not exceeding 5 per cent. of the Issuer’s Equity; or

(c)	if the Issuer no longer holds either, directly or indirectly (i) any shares in Omega Pharma representing at least 75% of Omega Pharma’s total outstanding share capital of which, for the avoidance of doubt, treasury shares held by Omega Pharma are not to be included, or (ii) any securities conferring voting rights in Omega Pharma representing at least 75% of Omega Pharma’s total outstanding securities conferring voting rights (excluding, for the avoidance of doubt, any treasury shares); or

(d)	if the Issuer no longer has the right to nominate or remove, pursuant to the articles of association of Omega Pharma or pursuant to agreements known by the Issuer, all or the majority of the directors or equivalent officers of Omega Pharma.

Bondholders deciding to exercise the Change of Control Put shall have to do this through the bank or other financial intermediary through which the Bondholder holds the Bonds (the Financial Intermediary) and are advised to check when such Financial Intermediary would require to receive instructions and Change of Control Put Exercise Notices from Bondholders in order to meet the deadlines for such exercise to be effective. The fees and/or costs, if any, of the relevant Financial Intermediary shall be borne by the relevant Bondholders.

Qualified Investors exercising their put option by giving notice of such exercise to any paying agent in accordance with the standard procedures of the NBB, Euroclear or Clearstream, Luxembourg in lieu of depositing a Change of Control Put Exercise Notice with a Financial Intermediary are also advised to check by when the relevant securities settlement system would require to receive notices in order to meet the deadlines for such exercise to be effective.

2.12	The Bonds may be affected by the turbulence in the global credit markets

Potential investors should be aware of the turbulence in the global credit markets which has led to a general lack of liquidity in the secondary market for instruments similar to the Bonds. The Issuer cannot predict when these circumstances will change and if and when they do there can be no assurance that conditions of general market illiquidity for the Bonds and instruments similar to the Bonds will not return in the future.

2.13	Eurozone crisis

Potential investors should be aware of the crisis affecting the eurozone, the turbulence in the global credit markets and the general economic outlook. The Issuer cannot predict when these circumstances will change and potential investors need to be aware of the significant uncertainty about future developments in this regard.

2.14	Modification to the Conditions of the Bonds can be imposed on all Bondholders upon approval by defined majorities of Bondholders

The Conditions of the Bonds contain provisions for calling meetings of Bondholders to consider matters affecting their interests generally. These provisions permit defined majorities to bind all Bondholders including Bondholders who did not attend and vote at the relevant meeting and Bondholders who voted in a manner contrary to the majority.

2.15	The Bonds may be exposed to exchange rate risks and exchange controls

The Issuer will pay principal and interest on the Bonds in Euro. This presents certain risks relating to currency conversions if an investor’s financial activities are denominated principally in a currency or currency unit (the Investor’s Currency) other than the Euro. These include the risk that exchange rates may significantly change (including changes due to devaluation of the Euro or revaluation of the Investor’s Currency) and the risk that authorities with jurisdiction over the Investor’s Currency may impose or modify exchange controls. An appreciation in the value of the Investor’s Currency relative to the Euro would decrease (1) the Investor’s Currency-equivalent yield on the Bonds, (2) the Investor’s Currency equivalent value of the principal payable on the Bonds, and (3) the Investor’s Currency equivalent market value of the Bonds.

Government and monetary authorities may impose (as some have done in the past) exchange controls that could adversely affect an applicable exchange rate. As a result, investors may receive less interest or principal than expected, or no interest or principal at all.

2.16	Risk of inflation

The inflation risk is the risk of future value of money. The actual yield of an investment in the Bonds is being reduced by inflation. The higher the rate of inflation, the lower the actual yield of a Bond will be. If the rate of inflation is equal to or higher than the nominal output of the Bonds, then the actual output is equal to zero, or the actual yield will even be negative.

2.17	Certain payments in respect of the Bonds may be impacted by the EU Savings Directive

Under EC Council Directive 2003/48/EC on the taxation of savings income (the EU Savings Directive), member states of the European Union (the EU Member States and each a EU Member State) are required to provide to the tax authorities of another EU Member State details of payments of interest (or similar income) paid by a person within their jurisdiction to an individual resident in that other EU Member State or to certain limited types of entities established in that other EU Member State. However, for a transitional period, the Grand Duchy of Luxembourg and Austria are instead required (unless during that period they elect otherwise) to operate a withholding system in relation to such payments (the ending of such transitional period being dependent upon the conclusion of certain other agreements relating to information exchange with certain other countries). A number of non-EU countries and territories including Switzerland have adopted similar measures (a withholding system in the case of Switzerland).

The European Commission has proposed certain amendments to the EU Savings Directive which may, if implemented, amend or broaden the scope of the requirements described above.

If a payment were to be made or collected through a paying agent established in any state which applies the withholding tax system and an amount of, or in respect of, tax were to be withheld from that payment, neither the Issuer nor the Agent nor any other person would be obliged to pay additional amounts to the Bondholders or to otherwise compensate Bondholders for the reductions in the amounts that they will receive as a result of the imposition of such withholding tax.

2.18	Payments made in respect of the Bonds may be subject to Belgian or Luxembourg withholding tax

Potential investors should be aware that neither the Issuer, the NBB, the Agent nor any other person will be liable for or otherwise obliged to pay, and the relevant Bondholders will be liable for and/or pay, any tax, duty, charge, withholding or other payment whatsoever which may arise as a result of, or in connection with, the ownership, any transfer and/or any payment in respect of the Bonds.

If the Issuer, the NBB, the Agent or any other person is required by law to make any withholding or deduction for, or on account of, any present or future taxes, duties or charges of whatever nature in respect of any payment in respect of the Bonds, the Issuer, the NBB, the Agent or that other person shall make such payment after such withholding or deduction has been made and will account to the relevant authorities for the amount so required to be withheld or deducted.

The Bonds will be issued in dematerialised form under the Belgian Company Code and cannot be physically delivered. The Bonds will be represented exclusively by book entries in the records of the Clearing System.

Belgian withholding tax, currently at a rate of 21%, will in principle be applicable to the interest on the Bonds held in a non-exempt securities account (an N account) in the X/N System, as further described in Part XI: Taxation. For Belgian resident individuals, an additional levy of 4% may apply to the interest on the Bonds, also as further described in Part XI: Taxation. Note in this respect, also as further described in Part XI: Taxation, that an increase of the Belgian withholding tax rate from 21% to 25% and an abolishment of the 4 per cent. additional levy have been announced.

Luxembourg withholding tax may apply to payments made in respect of the Bonds, either under the Luxembourg laws implementing the EU Savings Directive (please also refer to the section “Certain payments in respect of the Bonds may be impacted by the EU Savings Directive” here above) or under the law of 23 December 2005 as amended. Luxembourg withholding tax issues are further described in Part XI: Taxation.

In addition, potential investors should be aware that any relevant tax law or practice applicable as at the date of this Prospectus and/or the date of purchase or subscription of the Bonds may change at any time (including during any subscription period or the term of the Bonds). Any such change may have an adverse effect on a Bondholder, including that the liquidity of the Bonds may decrease and/or the amounts payable to or receivable by an affected Bondholder may be less than otherwise expected by such Bondholder.

Potential investors who are in any doubt as to their tax position should consult their own independent tax advisers.

2.19	Potential purchasers and sellers of the Bonds may be required to pay taxes or other documentary charges or duties in accordance with the laws and practices of the country where the Bonds are transferred or other jurisdictions

Potential purchasers and sellers of the Bonds should be aware that they may be required to pay taxes or other documentary charges or duties in accordance with the laws and practices of the country where the Bonds are transferred or other jurisdictions. Potential investors are advised not to rely upon the tax summary contained in this Prospectus but to seek the advice of a tax professional regarding their individual tax liabilities with respect to the acquisition, sale and redemption of the Bonds. Only these advisors are in a position to duly consider the specific situation of the potential investor. This investment consideration has to be read in connection with the taxation sections of this Prospectus. Such taxes or documentary charges could also be due in case of a possible change of the statutory seat of the Issuer. In addition, potential purchasers should be aware that tax regulations and their application by the relevant taxation authorities change from time to time. Accordingly, it is not possible to predict the precise tax treatment which will apply at any given time.

2.20	Changes in governing law could modify certain Conditions

The Conditions are based on the laws of Belgium in effect as at the date of this Prospectus. No assurance can be given as to the impact of any possible judicial decision or change to the laws of Belgium, the official application, interpretation or the administrative practice after the date of this Prospectus.

2.21	Relationship with the Issuer

All notices and payments to be delivered to the Bondholders will be distributed by the Issuer to such Bondholders in accordance with the Conditions. In the event that a Bondholder does not receive such notices or payments, its rights may be prejudiced, but it may not have a direct claim against the Issuer with respect to such prejudice.

2.22	The transfer of the Bonds, any payments made in respect of the Bonds and all communications with the Issuer will occur through the Clearing System

Access to the Clearing System is available through its Clearing System participants whose membership extends to securities such as the Bonds. Clearing System participants include certain banks, stockbrokers (beursvennootschappen/societes de bourse), and Euroclear and Clearstream, Luxembourg. Transfers of interests in the Bonds will be effected between the Clearing System participants in accordance with the rules and operating procedures of the Clearing System. Transfers between investors will be effected in accordance with the respective rules and operating procedures of the Clearing System participants through which they hold their Bonds. The Issuer and the Agent will have no responsibility for the proper performance by the Clearing System or the Clearing System participants of their obligations under their respective rules and operating procedures.

A Bondholder must rely on the procedures of the Clearing System to receive payments under the Bonds. The Issuer will have no responsibility or liability for the records relating to, or payments made in respect of, the Bonds within the Clearing System.

2.23	The Agent is not required to segregate amounts received by it in respect of Bonds cleared through the Clearing System

The Conditions of the Bonds and the Agency Agreement (as defined below) provide that the Agent (as defined below) will debit the relevant account of the Issuer and use such funds to make payment to the Bondholders. The Agency Agreement provides that the Agent will, simultaneously with the receipt by it of the relevant amounts, pay to the Bondholders, directly or through the NBB, any amounts due in respect of the relevant Bonds. However, the Agent is not required to segregate any such amounts received by it in respect of the Bonds. In the event that the Agent were subject to insolvency proceedings at any time when it held any such amounts, Bondholders would not have any further claim against the Issuer in respect of such amounts, and would be required to claim such amounts from the Agent in accordance with applicable Belgian insolvency laws, because the Conditions provide that the payment obligations of the Issuer will be discharged by payment to the Agent in respect of each amount so paid.

2.24	The Issuer, the Agent and the Managers may engage in transactions adversely affecting the interests of the Bondholders

The Agent and the Managers might have conflicts of interests which could have an adverse effect on the interests of the Bondholders. Potential investors should be aware that the Issuer is involved in a general business relationship or/and in specific transactions with the Agent, the Calculation Agent or/and each of the Managers and that they might have conflicts of interests which could have an adverse effect to the interests of the Bondholders. Potential investors should also be aware that the Agent, the Calculation Agent and each of the Managers may hold from time to time debt securities, shares or/and other financial instruments of the Issuer.

Within the framework of normal business relationship with its banks, the Issuer or any Subsidiary could enter into or has entered into loans and other facilities with any of the Joint Lead Managers (via bilateral transactions or/and syndicated loans together with other banks including the syndicated facility at the level of the Issuer and the OP Syndicated Facility and including a bilateral loan agreement between Alychlo NV, one of the majority shareholders of the Issuer, and Belfius Bank NV/SA for a total amount of EUR 15,000,000 with a maturity date on 15 November 2013.). The terms and conditions of these debt financings may differ or differ from the terms and conditions of the proposed Bonds and certain of the terms and conditions of such debt financings could be or are stricter or more extensive than the terms and conditions of the proposed Bonds. The terms and conditions of these debt financings may contain or contain financial covenants, different from or not included in the conditions of the proposed Bonds. In addition, as part of these debt financings, the lenders may have or have the benefit of guarantees granted by operational companies of the Group, whereas the Bondholders will not have the benefit from similar guarantees. This results in the Bondholders being subordinated to the lenders under such debt financings. Reference is made to Part VI: Description of the Issuer, Section 7 “Funding sources” of this Prospectus for a further description of the relevant transactions.

The Domiciliary Agent and the Calculation Agent may rely on any information that is reasonably believed by them to be genuine and to have been originated by the proper parties. The Domiciliary Agent and the

As set out under Part X: Use of Proceeds, the net proceeds from the issue and sale of the Bonds will be applied towards the repayment of the facilities agreement dated 1 September 2011 with Fortis Bank NV/SA (trading as BNP Paribas Fortis) and ING Belgium NV as mandated lead arrangers, and Fortis Bank NV/SA (trading as BNP Paribas Fortis) as facility agent and security agent. Any remaining proceeds will be used for the financing of, amongst other, potential future acquisitions or investments in the operating companies of the Group.

The Bondholders should be aware of the fact that the Managers, when they act as lenders to the Issuer or another company within the Group (or when they act in any other capacity whatsoever), have no fiduciary duties or other duties of any nature whatsoever vis-à-vis the Bondholders and that they are under no obligation to take into account the interests of the Bondholders.

The Managers, as lenders of the Issuer, may have interests that are different from and/or adverse to the interests of the Bondholders during the term of the Bonds. Some of these credit facilities are senior and secured with a shorter maturity than the Bonds.

These diverging interests may manifest themselves amongst other things in case of an event of default for any of the credit facilities granted by the Managers before the maturity of the Bonds or in case of a mandatory early repayment and may have a negative impact on the repayment capacity of the Issuer. It is not excluded that these credit facilities will be repaid before the maturity of the Bonds. The Managers do not have any obligation to take into account the interests of the Bondholders when exercising their respective rights as a lender under the aforementioned credit facilities. Any full or partial repayment of credit facilities granted by any of the Managers will, at that time, have a favourable impact on the exposure of such Manager vis-à-vis the Issuer.

2.25	Legal investment considerations may restrict certain investments

The investment activities of certain investors are subject to legal investment laws and regulations, or review or regulation by certain authorities. Each potential investor should consult its legal advisers to determine whether and to what extent (i) Bonds are legal investments for it, (ii) Bonds can be used as collateral for various types of borrowing, and (iii) other restrictions apply to its purchase or pledge of any Bonds. The investors should consult their legal advisers to determine the appropriate treatment of Bonds under any applicable risk-based capital or similar rules.

2.26	Risk of withdrawal or cancellation of the Public Offer

As from the date of this Prospectus and at any time prior to the Issue Date of the Bonds, the Public Offer may be wholly or partially retracted or cancelled in accordance with the provisions of the Subscription Agreement. In this case, investors who paid the issue price for the Bonds prior to the notification of retraction or cancellation of the offer shall receive the total amounts of funds already paid by them as issue price for the Bonds. However, such investor may not receive the interest on such amount they otherwise could have earned if they had not paid the issue price for the Bonds.

2.27	The Domiciliary, Listing and Calculation Agent do not assume any fiduciary duties or other obligations to the Bondholders and, in particular, is not obliged to make determinations which protect their interests

KBC Bank will act as the Issuer’s Domiciliary Agent and Calculation Agent. In its capacity as Domiciliary Agent and Calculation Agent, they will act in accordance with the Conditions of the Bonds in good faith and endeavour at all times to make its determinations in a commercially reasonable manner. However, Bondholders should be aware that the Domiciliary Agent and the Calculation Agent do not assume any fiduciary or other obligations to the Bondholders and, in particular, are not obliged to make determinations which protect or further the interests of the Bondholders.

Calculation Agent shall not be liable for the consequences to any person (including Bondholders) of any errors or omissions in (i) the calculation by the Domiciliary Agent and the Calculation Agent of any amount due in respect of the Bonds or (ii) any determination made by the Domiciliary Agent and the Calculation Agent in relation to the Bonds or interests, in each case in the absence of bad faith or willful default. Without prejudice to the generality of the foregoing, the Domiciliary Agent and the Calculation Agent shall not be liable for the consequences to any person (including Bondholders) of any such errors or omissions arising as a result of (i) any information provided to the Domiciliary Agent and the Calculation Agent proving to have been incorrect or incomplete or (ii) any relevant information not being provided to the Domiciliary Agent and the Calculation Agent on a timely basis.

2.28	Belgian insolvency laws

The Issuer is incorporated, and has its registered office, in Belgium and, consequently, may be subject to insolvency laws and proceedings in Belgium. The Conditions do not prevent the Issuer from changing the location of its registered office to a jurisdiction within the European Economic Area or Switzerland.

PART III: DOCUMENTS INCORPORATED BY REFERENCE

This Prospectus shall be read and construed in conjunction with the annual report and audited financial statements of the Issuer for the years ended 31 December 2010 and 31 December 2011 (statutory in accordance with Belgian GAAP) and for the year ended 31 December 2011 (consolidated in accordance with IFRS, with comparative figures for the year ended 31 December 2010) together with the audit reports thereon, and the interim financial report of the Issuer for the six months period ended 30 June 2012, together with the review report thereon, which have been previously published or are published simultaneously with this Prospectus and which have been filed with the CSSF. Such documents shall be incorporated in, and form part of this Prospectus, save that any statement contained in a document which is incorporated by reference herein shall be modified or superseded for the purpose of this Prospectus to the extent that a statement contained herein modifies or supersedes such earlier statement (whether expressly, by implication or otherwise). Any statement so modified or superseded shall not, except as so modified or superseded, constitute a part of this Prospectus.

Copies of documents incorporated by reference in this Prospectus may be obtained (without charge) from the registered offices of the Issuer, the website of the Issuer (wwvv.omegartharmainvest.com) and the website of the Luxembourg Stock Exchange (www.bourse.lu).

The Issuer confirms that it has obtained the approval from its auditors to incorporate by reference in this Prospectus the auditor’s reports for the financial years ended 31 December 2010 and 31 December 2011 and the six months period ended 30 June 2012.

Any information not listed in the cross reference list but included in the documents incorporated by reference is given for information purpose only.

Annual audit report and audited statutory Belgian GAAP accounts of the Issuer, audit report and explanatory notes of the Issuer for the financial year ended 31 December 2010

Omega Pharma Invest NV Annual Accounts 2010 (Belgian GAAP)

Statutory balance sheet	Page 3-4
Statutory income statement	Page 5
Explanatory notes	Page 16-18

Statutory Auditor’s report on Omega Pharma Invest NV Annual Accounts 2010 (Belgian GAAP)

Annual audit report and audited statutory Belgian GAAP accounts of the Issuer, audit report and explanatory notes of the Issuer for the financial year ended 31 December 2011

Omega Pharma Invest NV Annual Accounts 2011 (Belgian GAAP)

Statutory balance sheet	Page 4-5
Statutory income statement	Page 6
Explanatory notes	Page 16-18

Statutory Auditor’s report on Omega Pharma Invest NV Annual Accounts 2011 (Belgian GAAP)

Audited annual report and audited consolidated IFRS financial statements of the Issuer, audit report and explanatory notes of the Issuer for the financial year ended 31 December 2011 (with comparative figures for the year ended 31 December 2010)

Omega Pharma Invest NV Annual Report 2011 (IFRS)

Consolidated Income statement	Page 4
Consolidated balance sheet	Page 6
Consolidated cash flow statement	Page 8
Explanatory notes	Page 16-79

Statutory Auditor’s report on Omega Pharma Invest NV Annual Report 2011 (IFRS)

Audited condensed consolidated IFRS semi-annual financial statements of the Issuer for the six-month period ended 30 June 2012

Omega Pharma Invest NV interim financial report 2012 (IFRS)

Consolidated Income statement	Page 6
Consolidated balance sheet	Page 8
Consolidated cash flow statement	Page 10
Explanatory notes	Page 11-16

Review Report on Omega Pharma Invest NV interim financial report 2012 (IFRS)

PART IV: TERMS AND CONDITIONS OF THE BONDS

The following is the text of the Conditions of the Bonds save for the paragraphs in italics that shall be read as complementary information.

The issue of the 5.125 per cent. fixed rate Bonds due 12 December 2017 for an expected minimum amount of EUR 200,000,000 and a maximum amount of EUR 300,000,000 (the Bonds) was authorised by a resolution of the Board of Directors of Omega Pharma Invest NV (the Issuer) passed on 16 November 2012. The Bonds are issued subject to and with the benefit of a domiciliary agency agreement dated on or around 27 November 2012 entered into between the Issuer and KBC Bank NV acting as domiciliary and paying agent (the Agent, which expression shall include any successor as Agent under the Agency Agreement) (such agreement as amended and/or supplemented and/or restated from time to time, the Agency Agreement). The statements in these Conditions include summaries of, and are subject to, the detailed provisions of the Agency Agreement and the Clearing Agreement (as defined below). Copies of the Agency Agreement and the Clearing Agreement are available for inspection during normal business hours at the specified office of the Agent. The specified office of the Agent is at Havenlaan 2, B-1080 Brussels, Belgium. The Bondholders are bound by and deemed to have notice of all the provisions of the Agency Agreement applicable to them.

References herein to Conditions are, unless the context otherwise requires, to the numbered paragraphs below.

1.	FORM, DENOMINATION AND TITLE

The Bonds are issued in dematerialised form in accordance with Article 468 of the Belgian Company Code (Wetboek van Vennootschappen / Code des Societes) and cannot be physically delivered. The Bonds will be exclusively represented by book entry in the records of the clearing system operated by the National Bank of Belgium (the NBB) or any successor thereto (the Clearing System). The Bonds can be held by their holders through participants in the Clearing System, including Euroclear and Clearstream, Luxembourg and through other financial intermediaries which in turn hold the Bonds through Euroclear and Clearstream, Luxembourg, or other participants in the Clearing System. The Bonds are accepted for clearance through the Clearing System, and are accordingly subject to the applicable Belgian clearing regulations, including the Belgian law of 6 August 1993 on transactions in certain securities, its implementing Belgian Royal Decrees of 26 May 1994 and 14 June 1994 and the rules of the Clearing System and its annexes, as issued or modified by the NBB from time to time (the laws, decrees and rules mentioned in this Condition being referred to herein as the Clearing System Regulations). Title to the Bonds will pass by account transfer. The Bonds may not be exchanged for bonds in bearer form.

If at any time the Bonds are transferred to another clearing system, not operated or not exclusively operated by the NBB, these provisions shall apply mutatis mutandis to such successor clearing system and successor clearing system operator or any additional clearing system and additional clearing system operator (any such clearing system, an Alternative Clearing System).

The Bonds are in principal amounts of EUR 1,000 each (the Specified Denomination).

2.	STATUS OF THE BONDS

The Bonds constitute direct, unconditional, unsubordinated and (subject to Condition 3 (Negative Pledge) unsecured obligations of the Issuer and rank and will at all times rank pari passu and rateably, without any preference among themselves, and equally with all other existing and future unsecured and unsubordinated obligations of the Issuer, present and future, save for such obligations that may be preferred by provisions of law that are mandatory and of general application.

3.	NEGATIVE PLEDGE

3.1	So long as any Bond remains outstanding, the Issuer:

(a)	will not create or permit to subsist any mortgage, charge, pledge, lien or other form of encumbrance or security interest, including, without limitation, anything analogous to any of the foregoing under the laws of any jurisdiction (Security) upon the whole or any part of its undertaking, assets or revenues present or future to secure any Relevant Debt of the Issuer or a Subsidiary or to secure any guarantee of or indemnity in respect of any Relevant Debt of the Issuer or a Subsidiary;

(b)	will procure that no Subsidiary creates or permits to subsist any Security upon the whole or any part of its undertaking, assets or revenues present or future to secure any Relevant Debt of the Issuer or any Relevant Bond Debt of a Subsidiary or to secure any guarantee of or indemnity in respect of a Relevant Debt of the Issuer or a Relevant Bond Debt of a Subsidiary; and

(c)	will not give, and will procure that no Subsidiary (determined at the time of incurrence) gives any guarantee of, or indemnity in respect of any of the Relevant Debt of the Issuer or the Relevant Bond Debt of a Subsidiary;

unless, at the same time or prior thereto, the Issuer’s obligations under the Bonds are secured equally and rateably therewith or benefit from a guarantee or indemnity in substantially the same terms thereto (including, for the avoidance of doubt, any terms providing for the automatic addition and release of any such security, guarantees or indemnities), as the case may be, or have the benefit of such other Security, guarantee, indemnity or other arrangement as shall be approved by a general meeting of the Bondholders. The Issuer shall be deemed to have satisfied any such obligation to provide Security, a guarantee or indemnity on substantially the same terms if the benefit of any such security, guarantee or indemnity is equally and rateably granted to an agent or trustee on behalf of the Bondholders or through any other structure which is customary in the debt capital markets (whether by way of supplement, guarantee agreement, deed or otherwise).

3.2	The prohibition contained in this Condition 3 (Negative Pledge) does not apply to:

(a)	any Security, guarantee or indemnity in respect of any Relevant Debt of the Issuer or a Subsidiary either:

(i)	existing over undertakings, assets or revenues which are acquired by the Issuer or a Subsidiary, at the time of such acquisition; or

(ii)	coming into existence by operation of law or pursuant to any mandatory provision of any applicable law.

(b)	any guarantee or indemnity in respect of any US Private Placement of Omega Pharma or a member of the OP Operating Group, including, for the avoidance of doubt, any Existing US Private Placement, up to an aggregate principal amount of EUR325,000,000 (for which any US Private Placement which is denominated in another currency than EUR shall be converted to the EUR equivalent at the time of issue of such instrument, at the prevailing currency exchange rate at that time).

4.	DEFINITIONS

In these Conditions, unless otherwise provided:

Alternative Clearing System has the meaning provided in Condition 1 (Form, Denomination and Title).

Auditors means Pricewaterhousecoopers Bedrijfsrevisoren BCVBA (or such auditor or statutory auditor of the Issuer as may be appointed from time to time).

Board of Directors means the board of directors of the Issuer or any committee thereof duly authorised to act on behalf of the board of directors.

Bondholder means, in respect of any Bond, the person entitled thereto in accordance with the Belgian Company Code and the Clearing System Regulations.

Bonds has the meaning provided in the introduction to these Conditions.

Business Day means, in relation to any place, a day (other than a Saturday or Sunday) on which commercial banks and foreign exchange markets are open for business in Brussels.

Calculation Agent has the meaning provided in Condition 6.3 (Redemption at the Option of Bondholders).

Cash means, at any time, cash in hand and demand deposits.

Cash Equivalent Investments means, at any time, highly liquid instruments that are readily convertible into Cash and for which a recognised trading market exists.

A Change of Control shall be deemed to have occurred:

(a)	if the following two cumulative conditions have been met:

(i)	Mr. Marc Coucke or Mr. Marc Coucke, acting in concert (within the meaning of article 3 §1 13° (b) of the Transparency Law) with his spouse, ascendants or descendants, no longer directly or indirectly owns at least 20 per cent. of the Shares and other voting rights of the Issuer; and

(ii)	Mr. Marc Coucke, whether or not acting through a management company, is no longer (i) the sole chief executive officer of Omega Pharma, entrusted with the daily management (dagelijks bestuur) of Omega Pharma and exercising operational management powers in respect of Omega Pharma or (ii) the executive director of the Issuer and exercising operational management powers in respect of the Issuer; or

(b)	if the Issuer owns any assets other than (a) shares in Omega Pharma, (b) Cash and (c) certain de minimis assets not exceeding 5 per cent. of the Issuer’s Equity; or

(c)	if the Issuer no longer holds either, directly or indirectly:

(i)	any shares in Omega Pharma representing at least 75% of Omega Pharma’s total outstanding share capital of which, for the avoidance of doubt, treasury shares held by Omega Pharma are not to be included, or

(ii)	any securities conferring voting rights in Omega Pharma representing at least 75% of Omega Pharma’s total outstanding securities conferring voting rights (excluding, for the avoidance of doubt, any treasury shares); or

(d)	if the Issuer no longer has the right to nominate or remove, pursuant to the articles of association of Omega Pharma or pursuant to agreements known by the Issuer, all or the majority of the directors or equivalent officers of Omega Pharma.

Change of Control Put Exercise Period means the period commencing on the date of an Early Redemption Event and ending 60 calendar days following the Early Redemption Event, or, if later, 60 calendar days following the date on which a Put Redemption Notice is given to Bondholders as required by Condition 6.3 (Redemption at the Option of Bondholders).

Change of Control Put Date has the meaning provided in Condition 6.3 (Redemption at the Option of Bondholders).

Change of Control Put Exercise Notice has the meaning provided in Condition 6.3 (Redemption at the Option of Bondholders).

Change of Control Resolutions means one or more decisions validly taken by the general meeting of shareholders of the Issuer approving Condition 6.3 (Redemption at the Option of Bondholders).

Clearing Agreement means the clearing services agreement (Dienstverleningsovereenkomst met betrekking tot de uitgifie van gedematerialiseerde obligaties / Convention de Services de Clearing relatifs a l’emission d’obligations dematerialisees) to be dated prior to or on the Issue Date between the Issuer, the Agent and the NBB.

Clearing System has the meaning provided in Condition 1 (Form, Denomination and Title).

Clearing System Regulations has the meaning provided in Condition 1 (Form, Denomination and Title).

Clearstream, Luxembourg means Clearstream Banking, societe anonyme.

Compliance Certificate has the meaning provided in Condition 11 (Compliance Certificate).

Consolidated EBITDA for any Relevant Period will be determined on the basis of the relevant consolidated financial statements of the Issuer and the accounting standards applicable to the Issuer and means the consolidated profits from ordinary activities before taxation:

(a)	before deducting any Consolidated Net Interest Expense;

(b)	before taking into account any items treated as exceptional or extraordinary items;

(c)	after deducting the amount of any profit of any member which is attributable to minority interests;

(d)	before deducting any amount attributable to the amortisation of intangible assets (including consolidation differences and goodwill) or the depreciation of tangible assets;

In respect of any person which became a member of the Group during such period, Consolidated EBITDA will be calculated as if such person became a member of the Group on the first day of such period and in respect of any person which ceased to be a member of the Group during such period, Consolidated EBITDA will be calculated as if such person had not been a member of the Group at any time during such period.

Consolidated Omega Pharma EBITDA for any Relevant Period will be determined on the basis of the relevant consolidated financial statements of Omega Pharma and the accounting standards applicable to Omega Pharma and means the consolidated profits from ordinary activities before taxation:

(a)	before deducting any Consolidated Net Interest Expense at the level of Omega Pharma;

(b)	before taking into account any items treated as exceptional or extraordinary items;

(c)	after deducting the amount of any profit of any member which is attributable to minority interests;

(d)	before deducting any amount attributable to the amortisation of intangible assets (including consolidation differences and goodwill) or the depreciation of tangible assets;

In respect of any person which became a member of the Group during such period, Consolidated Omega Pharma EBITDA will be calculated as if such person became a member of the Group on the first day of such period and in respect of any person which ceased to be a member of the Group during such period, Consolidated Omega Pharma EBITDA will be calculated as if such person had not been a member of the Group at any time during such period.

Consolidated Leverage means the ratio of Consolidated Total Net Debt to Consolidated EBITDA.

Consolidated Net Interest Expense means, for any Relevant Period, the aggregate amount of the accrued interest, commission, fees, discounts, prepayment penalties or premiums and other finance payments in respect of borrowings or debt issuances whether paid, payable or capitalised by any member of the Group in respect of that Relevant Period:

(a)	excluding any such obligations owed to any other member of the Group;

(b)	including the interest element of leasing and hire purchase payments;

(c)	including any accrued commission, fees, discounts and other finance payments payable by any member of the Group under any interest rate hedging arrangement;

(d)	excluding any accrued commission, fees, discounts and other finance payments owing to any member of the Group under any interest rate hedging arrangement; and

(e)	deducting any accrued interest, commission, fees, discounts, prepayment, penalties, premiums or other finance payments received or receivable to any member of the Group from any bank or financial institution.

Consolidated Total Net Debt means at any time the aggregate amount of all obligations of the Group for or in respect of the outstanding amount of any financial indebtedness, but:

(a)	excluding any trade credit granted in the ordinary course of business of the Group;

(b)	excluding any counter — indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

(c)	excluding any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price;

(d)	excluding any guarantee or indemnity in respect of any indebtedness falling under items (b) and (c) above;

(e)	excluding any obligations to any other member of the Group;

(f)	including, in the case of finance or capital leases, only the capitalised value thereof; and

(g)	deducting the aggregate amount of freely available Cash and Cash Equivalent Investments and the then market value of shares in the Issuer which have been repurchased (but not cancelled) by a member of the Group, up to a maximum amount representing 5 per cent. of the outstanding shares of the Issuer and in each case held by any member of the Group at such time.

Early Redemption Event has the meaning provided in Condition 6.3 (Redemption at the Option of Bondholders).

EUR, euro or € means the currency introduced at the start of the third stage of the European economic and monetary union pursuant to the Treaty establishing the European Community, as amended.

Euroclear means Euroclear Bank SA/NV.

Event of Default has the meaning provided in Condition 9 (Events of Default).

Existing OP US Private Placements means (i) the US private placement by Omega Pharma in the amount of USD 285,000,000 concluded on 28 July 2004 with four fixed interest rate bullet tranches, repayable on 28 July 2009, 28 July 2011, 28 July 2014 or 28 July 2016, as the case may be, and (ii) the US private placement by Omega Pharma in the amount of EUR 135,043,889 5.104 per cent. Guaranteed Senior Notes due 28 July 2023.

Extraordinary Resolution has the meaning provided in the Agency Agreement.

Financial Condition Step-Down Change means following a Financial Condition Step-Up Change, the circumstance where it appears from a Compliance Certificate delivered pursuant to Condition 11 (Compliance Certificate) that:

(a)	the Consolidated Leverage for the Relevant Period does not exceed 5.10:1; or

(b)	the Stand-Alone Leverage for the Relevant Period does not exceed 3.00:1.

Financial Condition Step-Up Change means the circumstance where it appears from a Compliance Certificate delivered pursuant to Condition 11 (Compliance Certificate) that:

(a)	the Consolidated Leverage for the Relevant Period exceeds 5.10:1; or

(b)	the Stand-Alone Leverage for the Relevant Period exceeds 3.00:1.

Group means the Issuer and each of its Subsidiaries, for the avoidance of doubt including Omega Pharma.

Interest Payment Date has the meaning provided in Condition 5.1 (Interest Rate and Interest Payment Dates).

Interest Period has the meaning provided in Condition 5.1 (Interest Rate and Interest Payment Dates).

Issue Date means 12 December 2012 (or such later date, if the Issue Date has been postponed following the publication of a supplement to the Prospectus).

Issuer’s Equity has the meaning given to the term “equity” in the consolidated financial statements of the Issuer.

Material Subsidiary means at any time, a Subsidiary of which (a) the total assets, or (b) EBITDA (in each case as determined on a non-consolidated basis and determined on a basis consistent with the preparation of the consolidated financial statements of the Issuer) represent no less than 3 per cent. of the Consolidated EBITDA or total assets (as the case may be) of the Issuer, all as calculated respectively by reference to the then latest audited financial statements of such Subsidiary and the latest audited consolidated financial statements of the Issuer.

Maturity Date means 12 December 2017.

Month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	Subject to paragraph (c) below if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that Calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	If there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	If an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

NBB has the meaning assigned to it in Condition 1 (Form, Denomination and Title).

Omega Pharma means Omega Pharma NV, a public limited liability company (naamloze vennootschap / societe anonyme) incorporated under Belgian law, having its registered office at Venecoweg 26, 9810 Nazareth, Belgium, registered with the Crossroads Bank for Enterprises under number 431.676.229, commercial court of Ghent.

OP Operating Group means Omega Pharma and each of its Subsidiaries from time to time.

Put Redemption Amount has the meaning provided in Condition 6.3 (Redemption at the Option of Bondholders).

Put Redemption Notice has the meaning provided in Condition 6.3 (Redemption at the Option of Bondholders).

Relevant Period means each period of 12 Months ending on the last day of a financial year of the Issuer and each period of 12 Months ending on the last day of the first half of the financial year of the Issuer.

Relevant Date means, in respect of any Bond, whichever is the later of:

(a)	the date on which payment in respect of it first becomes due; and

(b)	if any amount of the money payable is improperly withheld or refused, the date on which payment in full of the amount outstanding is made or (if earlier) the date on which notice is duly given by the Issuer to the Bondholders in accordance with Condition 14 (Notices) that such payment will be made, provided that such payment is in fact made as provided in these Conditions.

Relevant Bond Debt means any present or future indebtedness in the form of, or represented by, bonds, notes, debentures or other securities which are for the time being, or are capable of being, quoted, listed or ordinarily dealt in on any stock exchange, over the counter or other securities market.

Relevant Debt means any Relevant Loan Debt and Relevant Bond Debt.

Relevant Loan Debt means any present or future indebtedness in whatever form, including the form of moneys borrowed and debit balances at banks or other financial institutions, but excluding Relevant Bond Debt.

Security has the meaning provided in Condition 3.1 (Negative Pledge).

Shareholders means the holders of Shares.

Shares means all ordinary and preferential shares in the capital of the Issuer.

Specified Denomination has the meaning provided in Condition 1 (Form, Denomination and Title).

Stand-Alone Leverage means the ratio of Stand-Alone Net Debt to Consolidated Omega Pharma EBITDA.

Stand-Alone Net Debt means at any time the aggregate amount of all obligations of the Issuer for or in respect of the outstanding amount of any financial indebtedness, but:

(a)	excluding any trade credit granted in the ordinary course of business of the Group;

(b)	excluding any counter—indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

(c)	excluding any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price;

(d)	excluding any guarantee or indemnity in respect of any indebtedness falling under items (b) and (c) above;

(e)	including, in the case of finance or capital leases, only the capitalised value thereof; and

(f)	deducting the aggregate amount of freely available Cash and Cash Equivalent Investments and the then market value of shares in the Issuer which have been repurchased (but not cancelled) by the Issuer, up to a maximum amount representing 5 per cent. of the outstanding shares of the Issuer.

Subsidiary means a subsidiary (dochtervennootschap) within the meaning of article 6, 2° of the Belgian Company Code.

TARGET Business Day means a day (other than a Saturday or Sunday) on which the TARGET System is operating for the settlement of payments in euro.

TARGET System means the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET2) system, or any successor thereto.

Taxes has the meaning provided in Condition 8 (Taxation).

Transparency Law means the law of 2 May 2007 on the publication of important participations in issuers of which the shares are admitted to trading on a regulated market and holding various measures.

US Private Placement means any form of financing obtained in the United States of America through an offering and selling of bonds in reliance upon the exemption provided by Section 4(2) of the US Securities Act.

A reference to any act or statute or any provision of any act or statute shall be deemed also to refer to any statutory modification or re-enactment thereof or any statutory instrument, order or regulation made thereunder or under such modification or re-enactment.

A reference to a “person” shall include any individual, company, corporation, firm, partnership, joint venture, undertaking, association, organisation, trust, state or agency of a state (in each case whether or not being a separate legal entity).

5.	INTEREST

5.1	Interest Rate and Interest Payment Dates

(a)	Applicable Rate of Interest: Each Bond bears interest from (and including) the Issue Date at the rate of 5.125 per cent. per annum per Specified Denomination (the Standard Rate of Interest) plus any applicable change in the rate of interest as a result of a Financial Condition Step-Up Change or a Financial Condition Step-Down Change in accordance with Condition 5.1(b) (Financial Condition Step-Up Change and Financial Condition Step-Down Change) (the Standard Rate of Interest together with any such change, the Applicable Rate of Interest).

Interest on the Bonds is payable annually in arrear on 12 December in each year (each an Interest Payment Date), commencing with the Interest Payment Date falling on 12 December 2013.

The interest amount payable for each Bond shall be calculated by multiplying the product of the Applicable Rate of Interest and the Specified Denomination with (i) the actual number of days in the relevant Interest Period from (and including) the first day of such period to (but excluding) the date on which it falls due divided by (ii) the actual number of days from (and including) the immediately preceding Interest Payment Date (or, if none, the Issue Date) to (but excluding) the next following Interest Payment Date.

Interest Period means the period beginning on (and including) the Issue Date and ending on (but excluding) the first Interest Payment Date and each successive period beginning on (and including) an Interest Payment Date and ending on (but excluding) the next succeeding Interest Payment Date.

(b)	Financial Condition Step-Up Change and Financial Condition Step-Down Change: The Standard Rate of Interest will be adjusted from time to time in the event of a Financial Condition Step-Up Change or a Financial Condition Step-Down Change, as follows:

(i)	subject to paragraph (iii) below, in the event of a Financial Condition Step-Up Change, the Applicable Rate of Interest shall be increased by 1 per cent. per annum with effect from and including the Interest Period commencing on the first Interest Payment Date following the date on which the Financial Condition Step-Up Change occurred;

(ii)	subject to paragraph (iv) below, in the event of a Financial Condition Step-Down Change following a Financial Condition Step-Up Change, the Applicable Rate of Interest shall be decreased by 1 per cent. per annum with effect from and including the Interest Period commencing on the first Interest Payment Date following the date on which the Financial Condition Step-Down Change occurred; and

(iii)	if a Financial Condition Step-Up Change and, subsequently, a Financial Condition Step-Down Change occur, before the same next Interest Payment Date, the Applicable Rate of Interest shall neither be increased nor decreased as a result of either such event; or

(iv)	if a Financial Condition Step-Down Change and, subsequently, a Financial Condition Step-Up Change occur, before the same next Interest Payment Date, the Applicable Rate of Interest shall neither be decreased nor increased as a result of either such event, no Financial Condition Step-Up Change will occur and the Applicable Rate of Interest will not be increased if the Applicable Rate of Interest has already been increased pursuant to Condition 5.1(b)(i) and has not in the meantime been decreased pursuant to Condition 5.1 (b)(ii).

5.1.2.	Notices: The Issuer will cause the occurrence of an increase or decrease in the Applicable Rate of Interest in accordance with this Condition 5.1 (Interest Rate and Interest Payment Dates) to be notified to the Agent (in accordance with Condition 11 (Compliance Certificate) and (in accordance with Condition 14 (Notices)) to the Bondholders in no event later than the tenth Business Day before the beginning of the next Interest Period.

5.2	Accrual of Interest

Each Bond will cease to bear interest from and including its due date for redemption or repayment thereof unless payment of principal is improperly withheld or refused or unless default is otherwise made in respect of payment, in which event interest will continue to accrue at the Applicable Rate of Interest specified in Condition 5.1 (Interest Rate and Interest Payment Dates) and which is applicable on the relevant due date for redemption (both before and after judgment) until the day on which all sums due in respect of such Bond up to that day are received by or on behalf of the relevant Bondholder.

6.	REDEMPTION AND PURCHASE

6.1	Final Redemption

Unless previously purchased and cancelled or redeemed as herein provided, the Bonds will be redeemed at 100 per cent. of their Specified Denomination on the Maturity Date. The Bonds may only be redeemed at the option of the Issuer prior to the Maturity Date in accordance with Conditions 6.2 (Redemption for taxation reasons) and 6.3 (Redemption at the Option of Bondholders).

6.2	Redemption for taxation reasons

The Bonds may be redeemed at the option of the Issuer in whole, but not in part, at any time (but only insofar the payments of principal and interest by or on behalf of the Issuer continue to originate from Belgium for taxation purposes), on giving not less than 30 nor more than 60 days’ notice to the Bondholders in accordance with Condition 14 (Notices) (which notice shall be irrevocable), at 100 per cent. of their Specified Denomination, (together with interest accrued to the date fixed for redemption), if

(a)	the Issuer has or will become obliged to pay additional amounts as provided or referred to in Condition 8 (Taxation) as a result of (i) any change in, or amendment to, the laws or regulations of Belgium or any political subdivision or any authority thereof or therein having power to tax, or (ii) any change in the application or official interpretation of such laws or regulations, which change, amendment application or interpretation becomes effective on or after the Issue Date, and

(b)	such obligation cannot be avoided by the Issuer taking reasonable measures available to it, provided that no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which the Issuer would be obliged to pay such additional amounts if a payment in respect of the Bonds were then due. Prior to the giving of any notice of redemption pursuant to this paragraph, the Issuer shall deliver to the Agent a certificate signed by two directors of the Issuer stating that the Issuer is entitled to effectuate such redemption and setting forth a statement of facts showing that the conditions precedent to the right of the Issuer so to redeem have occurred, and an opinion of independent legal advisers of recognised standing to the effect that the Issuer has or will become obliged to pay such additional amounts as a result of such change or amendment. The Bonds will be redeemed on the date of redemption specified in the notice of redemption pursuant to this paragraph.

6.3	Redemption at the Option of Bondholders

(a)	Upon a Change of Control

(i)	If:

I.	an event described in paragraph (a) or (b) in the definition of Change of Control occurs; and

II.	following the occurrence of such a Change of Control, the Consolidated Leverage is in excess of 5.60:1 or the Stand-Alone Leverage is in excess of 3.50:1, in each case based on any of the two Relevant Financial Statements; or

(ii)	If an event described in paragraph (c) or (d) in the definition of Change of Control occurs, (each an Early Redemption Event), then each Bondholder will have the right to require the Issuer to redeem all or any part of its Bonds on the Change of Control Put Date at the Put Redemption Amount.

For purposes of this Condition 6.3 (Redemption at the Option of Bondholders),

(i)	if the Change of Control described in Condition 6.3 (a)(i) occurs before 30 June in a given financial year, the Consolidated Leverage and the Stand-Alone Leverage shall be tested based on the audited semi-annual consolidated financial statements of the Issuer as per 30 June of that financial year and the audited annual consolidated financial statements of the Issuer as per 31 December of the same financial year; and

(ii)	if the Change of Control described in Condition 6.3 (a)(i) occurs on or after 30 June in a given financial year, the Consolidated Leverage and the Stand-Alone Leverage shall be tested based on the audited annual consolidated financial statements of the Issuer as per 31 December of the same financial year and the audited semi-annual consolidated financial statements of the Issuer as per 30 June of the immediately succeeding financial year, provided that, in each case, the Stand-Alone Net Debt shall be based on the relevant statutory accounts of the Issuer (the Relevant Financial Statements).

Following the occurrence of a Change of Control, the Issuer shall publish on its website, (i) within 10 Business Days, a notice that a Change of Control has occurred and (ii) in case of a Change of Control described in Condition 6.3 (a)(i), within 10 Business Days following the publication of the Relevant Financial Statements, a certificate duly signed by two directors confirming the Consolidated Leverage and the Stand-Alone Leverage based on a certificate signed by the Auditor attached thereto and indicating whether or not an Early Redemption Event has occurred.

The Early Redemption Event will be deemed to have occurred (i) upon the publication of the notice by the Issuer (pursuant to the paragraph above) indicating that an Early Redemption Event has occurred, or (ii) in case of a Change of Control described in Condition 6.3 (a)(i), within 1 month after the publication of the Relevant Financial Statements evidencing that an Early Redemption Event has occurred, based on the Consolidated Leverage and the Stand-Alone Leverage (whichever is later).

To exercise their rights pursuant to this Condition 6.3 (Redemption at the Option of Bondholders), the relevant Bondholder must complete and deposit with the bank or other financial intermediary through which the Bondholder holds Bonds (the Financial Intermediary) for further delivery to the Issuer (with a copy to the specified office of the Agent) a duly completed and signed notice of exercise in the form attached to the prospectus for the issue of the Bonds (a Change of Control Put Exercise Notice), at any time during the Change of Control Put Exercise Period, provided that the Bondholders must check with their Financial Intermediary, as applicable, when such Financial Intermediary would require to receive instructions and Change of Control Put Exercise Notices in order to meet the deadlines for such exercise to be effective. The Change of Control Put Date shall be the fourteenth TARGET Business Day after the expiry of the Change of Control Put Exercise Period. By delivering a Change of Control Put Exercise Notice, the Bondholder shall undertake to hold the Bonds up to the Change of Control Put Date.

Payment in respect of any such Bond shall be made by transfer to a euro account maintained with a bank in a city in which banks have access to the TARGET System as specified by the relevant Bondholder in the relevant Change of Control Put Exercise Notice.

A Change of Control Put Exercise Notice, once delivered, shall be irrevocable and the Issuer shall redeem on the Change of Control Put Date all Bonds which are the subject of Change of Control Put Exercise Notices delivered in accordance with this Condition 6.3.

Bondholders should note that the exercise by any of them of the option set out in this Condition 6.3 (Redemption at the Option of Bondholders) will only be effective under Belgian law if, prior to the earliest of (a) the Issuer being notified by the Belgian Financial Services and Markets Authority of a formal filing of a proposed offer to the shareholders of the Issuer or (b) the occurrence of the Change of Control, (i) the Change of Control Resolutions have been approved by the Shareholders of the Issuer in a general meeting and (ii) such resolutions have been filed with the Clerk of the Commercial Court of Ghent (greffe du tribunal de commerce/griffie van de rechtbank van koophandel). The Issuer confirmed in Condition 10 (Undertakings) that it has filed a copy of the Change of Control Resolutions with the Clerk of the Commercial Court of Ghent.

If, as a result of this Condition 6.3 (Redemption at the Option of Bondholders), Bondholders submit Change of Control Put Exercise Notices in respect of at least 85 per cent. of the aggregate principal amount of the Bonds for the time being outstanding, the Issuer may, having given not less than 15 nor more than 30 days notice to the Bondholders in accordance with Condition 14 (Notices) (which notice shall be irrevocable and shall specify the date fixed for redemption), redeem all (but not some only) of the Bonds then outstanding at the Put Redemption Amount. Payment in respect of any such Bond shall be made as specified above.

For the purposes of this Condition 6.3 (Redemption at the Option of Bondholders):

Calculation Agent means KBC Bank NV or such other leading investment, merchant or commercial bank as may be appointed from time to time by the Issuer for purposes of calculating the Put Redemption Amount, and notified to the Bondholders in accordance with Condition 14 (Notices);

Put Redemption Amount means an amount per Bond calculated by the Calculation Agent by multiplying the Redemption Rate by the Specified Denomination of such Bond and rounding, if necessary, the resultant figure to nearest minimum sub-unit of euro (half of such unit being rounded downwards), and by adding any accrued but unpaid interest of such Bond to (but excluding) the relevant redemption date;

Redemption Rate means MN (101%; 100% x Exp (T x 0.74720148386%)), rounded down to the 9th decimal; and

T means the time, expressed in decimals of a year, elapsed from (and including) the Issue Date until (and including) the relevant redemption date.

For the avoidance of any doubt, “Exp” means the exponential function meaning the function ex, where e is the number (approximately 2.718) such that the function ex equals its own derivative.

The Put Redemption Amount applicable in the case of or following, the Early Redemption Event referred to under Conditions 6.3 (Redemption at the Option of Bondholders), reflects a maximum yield of 0.75 points above the yield of the Bonds on the Issue Date up to the Maturity Date in accordance with the “Arrete Royal du 26 mai 1994 relat f a la perception et a la bonification du precompte mobilier” (Royal decree of 26 May 1994 on the deduction of withholding tax) (the Royal Decree). The Royal Decree indeed requires that in relation to Bonds that can be traded on N accounts, if investors exercise a right to have the Bonds redeemed early, the actuarial return cannot exceed the actuarial return of the Bonds upon the issue up to the final maturity, by more than 0.75 points.

(b)	Put Redemption Notice

Within 10 Brussels business days following an Early Redemption Event, the Issuer shall give notice thereof to the Bondholders in accordance with Condition 14 (Notices)(a Put Redemption Notice). The Put Redemption Notice shall contain a statement informing Bondholders of their entitlement to exercise their rights to require redemption of their Bonds pursuant to Condition 6.3 (Redemption at the Option of Bondholders). Such notice shall be irrevocable.

The Put Redemption Notice shall also specify:

(i)	to the fullest extent permitted by applicable law, all information material to Bondholders concerning the Change of Control;

(ii)	the last day of the Change of Control Put Exercise Period;

(iii)	the Change of Control Put Date; and

(iv)	the Put Redemption Amount.

The Agent shall not be required to monitor or take any steps to ascertain whether a Change of Control or any event which could lead to a Change of Control has occurred or may occur and will not be responsible or liable to Bondholders or any other person for any loss arising from any failure by it to do so.

6.4	Purchase

Subject to the requirements (if any) of any stock exchange on which the Bonds may be admitted to listing and trading at the relevant time and subject to compliance with applicable laws and regulations, the Issuer or any Subsidiary of the Issuer may at any time purchase any Bonds in the open market or otherwise at any price.

6.5	Cancellation

All Bonds which are redeemed will be cancelled and may not be reissued or resold. Bonds purchased by the Issuer or any of its Subsidiaries may be held, reissued or resold at the option of the Issuer or relevant Subsidiary, or surrendered to the Agent for cancellation.

6.6	Multiple Notices

If more than one notice of redemption is given pursuant to this Condition 6 (Redemption and Purchase), the first of such notices to be given shall prevail.

7.	PAYMENTS

7.1	Principal and Interest

Without prejudice to Article 474 of the Belgian Company Code, all payments of principal or interest in respect of the Bonds shall be made through the Agent and the Clearing System in accordance with the Clearing System Regulations. The payment obligations of the Issuer under the Bonds will be discharged by payment to the Agent in respect of each amount so paid.

7.2	Payments

Each payment in respect of the Bonds pursuant to Condition 7.1 (Principal and Interest) will be made by transfer to a euro account maintained by the payee with a bank in a city in which banks have access to the TARGET System.

7.3	Payments subject to fiscal and other applicable laws

All payments in respect of the Bonds are subject in all cases to any applicable fiscal or other laws and regulations, without prejudice to the provisions of Condition 8 (Taxation).

7.4	Agents, etc.

The Issuer reserves the right under the Agency Agreement at any time, with the prior written approval of the Agent, to vary or terminate the appointment of the Agent and appoint additional or other agents, provided that it will (i) maintain a principal paying agent, (ii) maintain a domiciliary agent and the domiciliary agent will at all times be a participant in the Clearing System and (iii) if required, appoint an additional paying agent, from time to time with a specified office in a European Union member state that will not be obliged to withhold or deduct tax pursuant to European Council Directive 2003/48/EC or any other European Union Directive implementing the conclusions of the ECOFIN council meeting of 26-27 November 2000 on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such Directive. Notice of any change in Agent or its specified offices will promptly be given by the Issuer to the Bondholders in accordance with Condition 14 (Notices).

7.5	No Charges

The Agent shall not make or impose on a Bondholder any charge or commission in relation to any payment in respect of the Bonds.

7.6	Fractions

When making payments to Bondholders, if the relevant payment is not of an amount which is a whole multiple of the smallest unit of the relevant currency in which such payment is to be made, such payment will be rounded down to the nearest unit.

7.7	Non-TARGET Business Days

If any date for payment in respect of the Bonds is not a TARGET Business Day, the Bondholder shall not be entitled to payment until the next following TARGET Business Day unless it would thereby fall into the next calendar month in which event it shall be brought forward to the immediately preceding TARGET Business Day, nor to any interest or other sum in respect of such postponed or anticipated payment. For the purpose of calculating the interest amount payable under the Bonds, the Interest Payment Date shall not be adjusted.

8.	TAXATION

All payments of principal and interest by or on behalf of the Issuer in respect of the Bonds shall be made free and clear of, and without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature (Taxes) imposed, levied, collected, withheld or assessed by or on behalf of any jurisdiction (including any political subdivision or any authority therein or thereof having power to tax) as a result of any connection existing between the Issuer and such jurisdiction (the Relevant Jurisdiction), unless such withholding or deduction of the Taxes is required by law. In that event the Issuer shall pay such additional amounts as will result in receipt by the Bondholders after such withholding or deduction of such amounts as would have been received by them had no such withholding or deduction been required, except that no such additional amounts shall be payable in respect of any Bond:

(a)	Other connection: to a Bondholder who is liable to such Taxes in respect of such Bond by reason of his having some connection with the Relevant Jurisdiction other than the mere holding of the Bond, including but not limited to Belgian resident individuals; or

(b)	Taxation of savings income: where such withholding or deduction is imposed and is required to be made pursuant (i) to European Council Directive 2003/48/EC on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such Directive or any agreement on savings income concluded by a EU Member State with the dependant or associated territories of the EU or (ii) to the Luxembourg law of 23 December 2005, as amended, introducing in Luxembourg a 10% withholding tax as regards Luxembourg resident individuals; or

(c)	Non-Eligible Investor: to a Bondholder, who at the time of acquisition of the Bonds, was not an eligible investor within the meaning of Article 4 of the Belgian Royal Decree of 26 May 1994 on the deduction of withholding tax or to a Bondholder who was such an eligible investor at the time of acquisition of the Bonds but, for reasons within the Bondholder’s control, either ceased to be an eligible investor or, at any relevant time on or after the acquisition of the Bonds, otherwise failed to meet any other condition for the exemption of Belgian withholding tax pursuant to the law of 6 August 1993 relating to certain securities; or

(d)	Conversion into registered securities: to a Bondholder who is liable to such Taxes because the Bonds were upon his/her request converted into registered Bonds and could no longer be cleared through the Clearing System.

Every reference in these Conditions to principal payments and interest contains any additional amounts in respect of principal payments and interest which would be payable pursuant to this Condition 8 (Taxation).

The exceptions listed under (a) up to and including (d) above do not apply to the extent that the withholding or deduction of Taxes could have been avoided if the payment would have originated from Belgium or Luxembourg for tax purposes.

9.	EVENTS OF DEFAULT

If any of the following events (each an Event of Default) occurs and is continuing then any Bond may, by notice in writing given to the Issuer at its registered office with a copy to the Agent at its specified office by the Bondholder, be declared immediately due and repayable at its principal amount together with accrued interest (if any) to the date of payment, without further formality unless such event shall have been remedied prior to the receipt of such notice by the Agent:

(a)	Non-payment: the Issuer fails to pay the principal of or interest on any of the Bonds when due and such failure continues for a period of 5 Business Days in the case of principal and 10 Business Days in the case of interest;

(b)	Breach of other covenants, agreements or undertakings: the failure on the part of the Issuer to observe or perform any provision, covenant, agreement or obligation relating to the Bonds (other than referred to under (a) above) set out in the Conditions, the Agency Agreement or the Clearing Agreement, which default is incapable of remedy, or if capable of remedy, is not remedied within 15 Business Days after notice of such default shall have been given to the Issuer by any Bondholder;

(c)	Cross-Default of the Issuer or a Subsidiary:

(i)	any present or future indebtedness of the Issuer or any of its Subsidiaries is not paid on its due date or, as the case may be, within any originally applicable grace period; or

(ii)	any such present or future indebtedness becomes due and payable prior to its stated due date by reason of an event of default (however described), provided that any applicable stand-still period has expired and there has been no waiver or discharge of the event of default; or

(iii)	the Issuer or any of its Subsidiaries fails to pay when due, or as the case may be, within any originally applicable grace period, any amount payable by its under any present or future guarantee for, or indemnity in respect of, any present or future indebtedness, provided that the aggregate amount of the relevant present or future indebtedness, guarantees and indemnity in respect of which one or more of the events mentioned above in this paragraph have occurred equals or exceeds EUR 15,000,000 or its equivalent in any other currency or currencies;

(d)	Cross-acceleration: at any time, any other present or future indebtedness of the Issuer or any Subsidiary for an aggregate amount of EUR 15,000,000 (or the equivalent therefore in any other currency or currencies) (i) is declared payable by the relevant creditors prior to its stated maturity on the basis of an event of default (however described) or (ii) is not paid when due or, as the case may be, within any applicable grace period;

(e)	Insolvency:

(i)	the Issuer or any Material Subsidiary initiates a bankruptcy proceeding or another insolvency proceeding (or such proceedings are initiated against the Issuer or any Material Subsidiary), under applicable Belgian or foreign bankruptcy laws, insolvency laws or similar laws (including the Belgian Law of 8 August 1997 on bankruptcy proceedings and the Belgian Law of 31 January 2009 regarding judicial reorganisation) or if the Issuer or any Material Subsidiary are declared bankrupt by a competent court or if a bankruptcy trustee, liquidator, administrator (or any similar official under any applicable law) is appointed with respect to the Issuer or any Material Subsidiary, or a bankruptcy trustee, liquidator, administrator (or any similar official under any applicable law) takes possession of all or a substantial part of the assets of the Issuer or any Material Subsidiary, or the Issuer or any Material Subsidiary is not capable to pay its debts as they fall due, stops, suspends or announces its intention to stop or suspend payment of all, or a material part of (or a particular type of) its debts or makes any agreement for the deferral, rescheduling or other readjustment of all of (or all of a particular type) its debts, proposes or makes a general assignment or an arrangement or composition with or for the benefit of the relevant creditors in respect of any such debts or a moratorium is declared or comes into effect in respect of all or any part of (or of a particular type of) the debts of the Issuer or any of Material Subsidiary; or

(ii)	an order is made or an effective resolution is passed for the winding-up, liquidation or dissolution of the Issuer or any Material Subsidiary (other than a solvent winding-up, liquidation or dissolution of a Material Subsidiary);

(f)	Reorganisation, change of or transfer of business or transfer of assets: (a) a material change of the nature of the activities of the Group as a whole, as compared to the activities as these are carried out on the Issue Date, occurs or (b) a reorganisation or transfer of the assets of the Group occurs resulting in (i) a material change of the nature of the activities of the Group as a whole or (ii) a transfer of all or substantially all of the assets of the Group;

(g)	Unlawfulness: it is or becomes unlawful for the Issuer to perform or comply with its obligations under or in respect of the Bonds; and

(h)	Delisting of the Bonds: the listing of the Bonds on the regulated market of the Luxembourg Stock Exchange is withdrawn or suspended for a period of at least 7 subsequent Business Days as a result of a failure of the Issuer, unless the Issuer obtains the listing of the Bonds on another regulated market of the European Economic Area at the latest on the last day of this period of 7 Business Days.

10.	UNDERTAKINGS

10.1	For so long as the Consolidated Leverage is or would as a result of the relevant distribution be equal to or exceed 4.50:1, the Issuer shall not:

(a)	declare, make or pay any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital);

(b)	repay or distribute any dividend or share premium reserve; or

(c)	redeem, repurchase, defease, retire or repay any of its share capital or resolve to do so.

For so long as any Bond remains outstanding, the Issuer shall use its voting rights in Omega Pharma and further use its best efforts to ensure that, to the extent it is legally able to and during each financial year, Omega Pharma upstreams Cash in an amount at least equal to the aggregate interest payments under the Bonds of that financial year.

10.2	The Issuer and Omega Pharma undertake that they shall not become domiciled or resident in or subject generally to the taxing authority of any jurisdiction, other than in a jurisdiction within the European Economic Area or Switzerland.

10.3	Upon the Bonds becoming listed on the regulated market of the Luxembourg Stock Exchange on or prior to the Issue Date, the Issuer undertakes to furnish to the relevant stock exchange all documents, information and undertakings and publish all advertisement or other material that may be necessary in order to effect and maintain such listing, and to cause such listing to be continued so long as any of the Bonds ‘cumin outstanding. If the Bonds are not or cease to be listed on the regulated market of the Luxembourg Stock Exchange, the Issuer undertakes to ensure admission of the Bonds to trading on another regulated market in the European Economic Area.

10.4	The Issuer confirms that it has filed a copy of the Change of Control Resolutions held on 16 November 2012 with the Clerk of the Commercial Court of Gent (greffe du tribunal de commerce/griffie van de rechtbank van koophandel) on 21 November 2012 and has provided evidence of the filing of such resolutions to the Agent.

10.5	For as long as any Bond remains outstanding, the Issuer shall on each date of the publication of its annual report issue an update, in its annual report or on its website, in which it shall (i) mention (x) any change in the composition of its board of directors, audit committee or in the delegation of its day-to-day management powers (dagelijks bestuur) or (y) any change in its shareholder structure to the extent that there is any change in its shareholding which equals or amounts to more than 5% of the total issued share capital, in each case as compared to the information provided in the Prospectus or in its latest annual report or update, (ii) confirm that it complies with the obligations of the Belgian Companies Code and (iii) disclose any conflict of interest which it is required to disclose pursuant to the Belgian Companies Code. If no change has occurred in respect of the information referred to in item (i) above, the Issuer shall provide a statement to that effect.

11.	COMPLIANCE CERTIFICATE

On the date falling no later than (i) 90 days after the end of each of its financial years, starting from the financial year 2012 and (ii) 60 days after the end of the first half of each of its financial years, the Issuer shall:

(a)	deliver to the Agent a duly executed Compliance Certificate; and

(b)	publish on its website a statement that the applicable ratio’s set out in the Conditions have not been breached and that no Financial Condition Step-Down Change or a Financial Condition Step-Up Change has occurred.

For the purpose hereof, Compliance Certificate means a certificate from the Issuer, signed by two persons having received the requisite powers from the board of directors of the Issuer (one of which must be its executive director) and approved by the Auditors, setting out (in reasonable detail) computations indicating and confirming:

(a)	that the Consolidated Leverage and the Stand-Alone Leverage comply with the applicable ratios set out in the Conditions, as at the date of the relevant financial statements to which such Compliance Certificate relates;

(b)	whether a Financial Condition Step-Down Change or a Financial Condition Step-Up Change has occurred; and

(c)	in the latest Compliance Certificate to be delivered prior to the next Interest Payment Date, the Applicable Rate of Interest to be applied as from the next Interest Payment Date in accordance with Condition 5.1 (Interest Rate and Interest Payment Dates).

12.	PRESCRIPTION

Claims against the Issuer for payment in respect of the Bonds shall be prescribed and become void unless made within 10 years (in the case of principal) or 5 years (in the case of interest) from the appropriate Relevant Date in respect of such payment.

Claims in respect of any other amounts payable in respect of the Bonds shall be prescribed and become void unless made within 10 years following the due date for payment thereof.

13.	MEETING OF BONDHOLDERS, MODIFICATION AND WAIVER 13.1 MEETINGS OF BONDHOLDERS

The Agency Agreement contains provisions for convening meetings of Bondholders to consider matters affecting their interests, including the sanctioning by Extraordinary Resolution of a modification of any of these Conditions.

All meetings of Bondholders will be held in accordance with the provisions of Article 568 sq. of the Belgian Company Code with respect to bondholders meetings, provided however that the Issuer shall, at its own expense, promptly convene a meeting of Bondholders upon the request in writing of Bondholders holding not less than one-tenth of the aggregate principal amount of the outstanding Bonds. Subject to the quorum and majority requirements set out in Article 574 of the Belgian Company Code, and if required thereunder subject to validation by the court of appeal of Brussels, the meeting of Bondholders shall be entitled to exercise the powers set out in Article 568 of the Belgian Company Code and, upon proposal of the Board of Directors, to modify or waive any provision of these Conditions, provided however that the following matters may only be sanctioned by an Extraordinary Resolution passed at a meeting of Bondholders at which two or more persons holding or representing not less than three-quarters or, at any adjourned meeting, one quarter of the aggregate principal amount of the outstanding Bonds form a quorum: (i) proposal to change any date fixed for payment of principal or interest in respect of the Bonds, to reduce the amount of principal or interest payable on any date in respect of the Bonds or to alter the method of calculating the amount of any payment in respect of the Bonds on redemption or maturity or the date for any such payment; (ii) proposal to effect the exchange, conversion or substitution of the Bonds for, or the conversion of the Bonds into, shares, bonds or other obligations or securities of the Issuer or any other person or body corporate formed or to be formed; (iii) proposal to change the currency in which amounts due in respect of the Bonds are payable; (iv) proposal to change the quorum required at any meeting of Bondholders or the majority required to pass an Extraordinary Resolution.

Resolutions duly passed in accordance with these provisions shall be binding on all Bondholders, whether or not they are present at the meeting and whether or not they vote in favour of such a resolution.

The Agency Agreement provides that a resolution in writing signed by or on behalf of all Bondholders shall for all purposes be as valid and effective as an Extraordinary Resolution passed at a meeting of Bondholders duly convened and held. Such a resolution in writing may be contained in one document or several documents in the same form, each signed by or on behalf of one or more Bondholders.

13.1	Modification and Waiver

The Agent may agree, without the consent of the Bondholders, to any modification of the provisions of the Agency Agreement or any agreement supplemental to the Agency Agreement either (i) which in the Agent’s opinion is of a formal, minor or technical nature or is made to correct a manifest error or to comply with mandatory provisions of law, and (ii) any other modification to the provisions of the Agency Agreement or any agreement supplemental to the Agency Agreement, which is, in the opinion of the Agent, not materially prejudicial to the interests of the Bondholders.

13.2	Meetings of Shareholders and Right to Information

The Bondholders shall be entitled to attend all general meetings of Shareholders of the Issuer, in accordance with Article 537 of the Belgian Company Code, and they shall be entitled to receive or examine any documents that are to be remitted or disclosed to them in accordance with the Belgian Company Code. The Bondholders who attend any general meeting of shareholders shall be entitled only to a consultative vote.

14.	NOTICES

Notices to the Bondholders shall be valid if:

(i)	delivered by or on behalf of the Issuer to the Clearing System for communication by it to the participants of the Clearing System Participants; and

(ii)	published on the website of the Issuer (www.omegapharmainvest.com); and

(iii)	so long as the Bonds are admitted to trading on the Luxembourg Stock Exchange and the rules of that exchange so require, published either (i) in a daily newspaper having general circulation in the Grand Duchy of Luxemburg or (ii) on the website of the Luxembourg Stock Exchange (www.bourse.lu); and

(iv)	in respect of the Put Redemption Notice and any change of Agent (in accordance with Condition 7.4 (Agents, etc.)), in one of the leading newspapers having general circulation in Belgium (which is expected to be De Tijd).

Any such notice shall be deemed to have been given on the latest day of (i) seven days after its delivery to the Clearing System and (ii) the publication of the latest newspaper containing such notice.

The Issuer shall also ensure that all notices are duly published in a manner which complies with applicable law and with the rules and regulations of any stock exchange or other relevant authority on which the Bonds are for the time being listed. Any such notice shall be deemed to have been given on the date of such publication or, if required to be published in more than one newspaper or in more than one manner, on the date of the first such publication in all the required newspapers or in each required manner.

In addition to the above communications and publications, with respect to notices for a meeting of Bondholders, any convening notice for such meeting shall be made in accordance with Article 570 of the Belgian Company Code, by an announcement to be inserted at least fifteen days prior to the meeting, in the Belgian Official Gazette (Moniteur beige — Belgisch Staatsblad) and in one leading newspaper with national coverage (which is expected to be De Tijd). Resolutions to be submitted to the meeting must be described in the convening notice.

15.	FURTHER ISSUES

Subject to Condition 3 (Negative Pledge), the Issuer may from time to time without the consent of the Bondholders create and issue further notes, bonds or debentures either (i) having the same terms and conditions in all respects as the outstanding notes, bonds or debentures of any series (including the Bonds) or (ii) having the same terms and conditions in all respects except for the first payment of interest on them and so that such further issue shall be consolidated and form a single series with the outstanding notes, bonds or debentures of any series (including the Bonds) or upon such terms as to interest, premium, redemption and otherwise as the Issuer may determine at the time of their issue. The Agency Agreement contains provisions for convening a single meeting of the Bondholders.

16.	GOVERNING LAW AND JURISDICTION 16.1 GOVERNING LAW

The Agency Agreement and the Bonds and any non-contractual obligations arising out of or in connection with the Bonds are governed by, and shall be construed in accordance with, Belgian law.

16.1	Jurisdiction

The courts of Brussels, Belgium are to have jurisdiction to settle any disputes which may arise out of or in connection with the Agency Agreement and the Bonds and accordingly any legal action or proceedings arising out of or in connection with the Agency Agreement or the Bonds (Proceedings) may be brought in such courts. The Issuer has in the Agency Agreement irrevocably submitted to the jurisdiction of such courts and has waived any objection to Proceedings in such courts whether on the ground of venue. These submissions are made for the benefit of each of the Bondholders and shall not limit the right of any of them to take Proceedings in any other court of competent jurisdiction nor shall the taking of Proceedings in one or more jurisdictions preclude the taking of Proceedings in any other jurisdiction (whether concurrently or not).

PART V: CLEARING

The Bonds will be accepted for clearance through the Clearing System under the ISIN number BE6245875453 with respect to the Bonds and will accordingly be subject to the Clearing System Regulations.

The number of Bonds in circulation at any time will be registered in the register of registered securities of the Issuer in the name of the NBB (National Bank of Belgium, Boulevard de Berlaimont 14, B-1000 Brussels).

Access to the Clearing System is available through those of its Clearing System participants whose membership extends to securities such as the Bonds.

Clearing System participants include certain banks, stockbrokers (beursvennootschappen/societes de bourse), and Euroclear and Clearstream, Luxembourg. Accordingly, the Bonds will be eligible to clear through, and therefore accepted by, Euroclear and Clearstream, Luxembourg and investors can hold their Bonds within securities accounts in Euroclear and Clearstream, Luxembourg.

Transfers of interests in the Bonds will be effected between Clearing System participants in accordance with the rules and operating procedures of the Clearing System. Transfers between investors will be effected in accordance with the respective rules and operating procedures of the Clearing System participants through which they hold their Bonds.

The Domiciliary Agent will perform the obligations of domiciliary agent included in the Clearing Agreement. The Issuer and the Domiciliary Agent will not have any responsibility for the proper performance by the Clearing System or its Clearing System participants of their obligations under their respective rules and operating procedures.

PART VI: DESCRIPTION OF THE ISSUER

1.	GENERAL INFORMATION

Corporate Name:	Omega Pharma Invest NV

Registered Office:	Venecoweg 26, 9810 Nazareth

Telephone number:	0032 9 381 0215

Date of Incorporation:	20 December 1989

Register of Legal Entities:	RPR (Ghent) 0439.658.934

Corporate Form:	Limited liability company (naamloze vennootschap/societe anonyme) under Belgian law

Financial year:	1 January to 31 December

2.	CORPORATE PURPOSE

According to Article 3 of the articles of association of the Issuer, its purpose is to carry out the following activities, both domestically as abroad:

(a)	to purchase and sell land and buildings; to rent and let for its own account, for the account of third parties and as an intermediary, in other words, all real estate transactions, including expert appraisal and valuation activities;

(b)	to act as a property developer, including project development and project study, and consultancy services in the broadest sense of the word, general undertakings and the design of all kinds of building, infrastructure works, either to carry out the works with own means or through the intervention of third parties, including new housing development and rebuilding, demolition works and “key in the door”, and the trade and the industry in construction, building land and allotments;

(c)	the Company may also organise fiscal and social guidance;

(d)	the Company may mediate in relation to investments and loans, as well as in relation to insurances, and the company may take on administrative work on behalf of third parties;

(e)	the Company may engage itself in trade in general, especially trading and countertrading activities, both domestically as abroad;

(f)	the Company may take interests by means of contribution, merger, subscription, participation, financial intervention or otherwise, in any existing or future companies or undertakings in Belgium or abroad;

(g)	the Company may also take on the management, organisation and reorganisation of companies or firms, whether or not they are related to the Company.

(h)	the Company may engage in any mobile, real estate, financial and commercial transactions in order to achieve its goal, either directly or indirectly.

3.	PROFILE OMEGA PHARMA INVEST NV

3.1	Activities

Currently, the Issuer holds 100% of the shares in Omega Pharma (less treasury shares and one share which shall be held by an affiliate) and its sole activity is to actively manage its only participation. The Issuer currently has no intention to engage in any activities other than the holding of shares in Omega Pharma and the possible development of any brand relating to the business of Omega Pharma.

The Issuer coaches Omega Pharma through the most important transformation phase in the OP Operating Group’s history. In this phase, Omega Pharma aims to lift itself to the level of the select number of major high-performance corporations in the European OTC sector. De facto, this also implies a major role on a worldwide level.

As such, the Issuer is the motor behind the OP Operating Group, which it aims to develop into a best-in-class European OTC company.

3.2	Brief history of Omega Pharma Invest NV

The Issuer was created on 20 December 1989 under the name Couckinvest NV. It was conceived as the investment vehicle of Mr. Marc Coucke, founder of Omega Pharma.

Initially, Couckinvest NV mainly held shares of Omega Pharma. Later, in 2007, when the business-to-business division of Omega Pharma was carved-out and separately listed as Arseus NV, Couckinvest NV also held a significant number of shares of the latter company.

On 2 September 2011, Couckinvest NV launched a voluntary and conditional public takeover bid on all shares and warrants issued by Omega Pharma and not yet owned by Couckinvest NV or Omega Pharma. Anticipating the actual bid, Couckinvest NV was split on 13 September 2011, pursuant to which all shares in Omega Pharma remained in Couckinvest NV and all other participations and activities were transferred to another company of Mr. Coucke, Mylecke Management, Art & Invest NV.

Couckinvest NV financed the bid with a bank loan and a capital injection provided by Holdco I BE NV, with whom Couckinvest NV was acting in concert in the context of this bid together with Alychlo NV.

Since the launch of the aforementioned takeover bid, four capital increases have taken place at Couckinvest NV:

(a)	a capital increase of EUR 182,702,075 on 9 January 2012;

(b)	a capital increase of EUR 51,448,146 on 25 January 2012. The proceeds of which were used for the settlement of the takeover bid;

(c)	a capital increase of EUR 80,000,000 on 30 May 2012; and

(d)	a capital increase of EUR 110,000,000 on 29 June 2012, both of which enabled the Issuer to subscribe to the capital increase of Omega Pharma in the framework of the GSK Acquisition.

On 12 October 2012, the name of Couckinvest NV was changed into Omega Pharma Invest NV, which better reflects the corporate purpose of the Issuer.

Pursuant to the above mentioned capital injection by Holdco I BE NV provided in the context of the takeover bid, Holdco I BE now holds a participation of 47.48% in Omega Pharma Invest NV. Alychlo NV owns (directly and indirectly) 46.74% of the shares in Omega Pharma Invest and is controlled by Mr. Marc Coucke. A total of 4.23% of the shares is held by Omega Pharma as treasury shares. The remainder (1.55%) is held by members of management, of which 0.73% is held by Alychlo NV.

Holdco I BE BV, a private company under Dutch law holds 61.58% of the shares of Holdco I BE NV. Waterland Private Equity Fund V CV, a partnership with limited liability under Dutch law, holds all shares of Holdco I BE BV. Hao Investments Sart, a limited company under Luxembourg law, holds 38.42% of the shares of Holdco I BE NV.

The shareholders of Hao Investments Sart consists of a number of investment funds advised or administrated by Hamilton Lane Advisors LLC, HarbourVest Partners LLC and StepStone Group LLC.

Since the Issuer’s current sole activity is to hold and manage its participation in Omega Pharma, it is deemed relevant to describe the history, the strategy and the operations of the Group hereunder.

4.	PROFILE OF OMEGA PHARMA, THE OP OPERATING GROUP

4.1	Brief Profile

Omega Pharma is marketing pharmaceuticals – including generics – as well as personal care and health products. Strategically, it focuses on health and personal care products to which the end-consumer has access without a medical prescription (Over-The-Counter or OTC products). In this respect, Omega Pharma profiles itself as the preferred partner of pharmacists, for whom the marketing of OTC products represents a sizeable part of their income.

Today, the OP Operating Group has direct operations in 35 countries, mainly in Europe. With approximately 2,500 employees the OP Operating Group is poised to post over EUR 1 billion of revenue in 2012. Based on its own estimates, this corresponds with a position in the middle of the Top 10 ranking of the European OTC sector, and brings the OP Operating Group to the threshold of the Top 10 ranking world-wide.

The OP Operating Group has recently reached a dimension which implies additional economies of scale, enabling Omega Pharma to benefit from a strong operating leverage effect. Marketing and New Product Development are increasingly organized centrally, without losing touch with local markets and consumers. In the area of Procurement & Supply as well, Omega Pharma has started to benefit optimally from its scale when working with suppliers and subcontractors. Thanks to its larger dimension and the corresponding synergy, Omega Pharma is now capable to allocate the required resources for building a strong market position — not only in niche segments, but also in the largest, highly profitable segments of the OTC-market: pain relief products, gastro-intestinal remedies, products against cough, cold and allergy (CoCoA).

The OP Operating Group is executing its product strategy — whereby its resources are focused on its Top 20 brands — with great discipline and consistency. The Top 20 brands have been selected based on their international market growth potential and their strategic opportunities.

Omega Pharma’s history starts in 1987 when it was founded by two pharmacists, including Mr. Marc Coucke. In 1994, Mr. Marc Coucke acquired Omega Pharma through a management buy-out. In 1998,

4.2	History of the OP Operating Group

Omega Pharma launched its initial public offering and by 2002 Omega Pharma was included in the BEL-20 index.

As of 2000, Omega Pharma started its international expansion, mainly through acquisitions. As a result of this expansion, it transformed itself in less than ten years from a local Belgian company to an international group. From its Belgian headquarters, it developed a strong position throughout Western, Central and Eastern Europe and in selected countries beyond.

In 2007, Arseus NV, which was a 100 per cent. subsidiary of the OP Operating Group, successfully completed its initial public offering. As a result, Omega Pharma could fully focus on the Over-The-Counter market in pharmaceuticals and health and personal care products.

The introduction in 2010 of a focused product strategy marked a new phase for Omega Pharma as it enlarged the scope of the company’s strategy from a limited number of its initial heritage brands to a total of 20 top brands. These Top 20 brands were selected based on market growth potential, strategic opportunities such as cross-selling, and the company’s competitive edge and innovation potential. Marketing support and new product development for these brands are provided by a centralized organisation, thus unlocking the inherent synergy potential.

On 15 March 2012, Omega Pharma announced that it had reached agreement to acquire 54 European OTC brands of GlaxoSmithKline (GSK), which generated in 2011 combined sales of over EUR 200 million (compared to the OP Operating Group’s 2011 sales of over EUR 900 million). The transaction was largely completed in June 2012 (see also section 8.3. of this document).

The recent acquisition of 54 European OTC brands from GSK acted and is acting as a catalyst for the execution of Omega Pharma’s strategy in four key areas:

it provides the OP Operating Group with critical mass in key European OTC markets (e.g. Germany, the United Kingdom, Italy and Poland) where Omega Pharma was historically less powerful. Today, the OP Operating Group has a well established market position in all key European countries. Its ten largest countries generate over 80% of the OP Operating Group’s consolidated turnover;

the enhanced business dimension in the key markets provides Omega Pharma with improved access and presence in the pharmacy distribution channel as well as in the mass market channel, which is gaining importance;

it further strengthens Omega Pharma’s product portfolio in attractive segments of the OTC market, and it also provided the OP Operating Group with leading brands in promising segments where the Group was not yet present before (pain relief, urology). In combination with its enhanced dimension, the OP Operating Group is now capable of allocating the required resources to build strong market positions — not only in niche segments, but also in the largest, highly profitable segments of the OTC-market: pain relief products, gastro-intestinal remedies, products against cough, cold and allergy (CoCoA);

it triggers an acceleration in streamlining the OP Operating Group’s product development and marketing capabilities as well as its manufacturing and supply capabilities (including an accelerated roll-out of a central ERP system, the implementation of a central procurement and supply role for the OP Operating Group’s top international brands).

While, in 2011, the OP Operating Group generated a consolidated turnover of EUR 900.6 million, it is now poised to generate over EUR 1 billion of sales in 2012.

5.	CORPORATE VISION AND STRATEGY

5.1	Corporate vision

In approximately a decade, Omega Pharma transformed itself from a relatively small Belgian company into a multinational organisation with operations in 35 countries. This transformation was largely based on a well crafted buy-and-build strategy, that was executed in an era during which few large global corporations focused on the OTC industry.

In recent years, almost all major pharmaceutical companies as well as many global corporations from the FMCG industry (Fast Moving Consumer Goods) have (re-)discovered the attractiveness of the OTC sector, which is benefitting from various trends including increasing consumer awareness, health care needs and widening distribution.

The Issuer sees tremendous opportunities in the European and international OTC industry for a selected group of top performing organisations with a significant business size.

By 2010, the OP Operating Group had evolved to the point from where it could further transform itself into a top performing company in its industry, provided that it could have access the required financial resources and that it could dedicate the required time and attention to this transformation process.

To that end, the Issuer first launched a successful public takeover bid resulting in the delisting of Omega Pharma from the stock exchange. As a private company, Omega Pharma is now operating in the “lee” from the turbulence on the financial markets, which enables it to focus entirely on its efforts to achieve operational excellence and prepare its organisation for the future. The Issuer also ensures that the OP Operating Group continues to have access to the required financial resources to execute its strategy and realise its vision.

Already in 2012, the OP Operating Group has made a quantum leap forward in this transformation process, as illustrated in the section on Corporate Vision and Strategy.

5.2	Corporate strategy

Over the last decade, Omega Pharma’s corporate strategy consistently included the following key components:

•	adherence to the company’s unique business model;

•	excellence in OTC marketing and innovation;

•	organise and manage for success by focusing on top 20 brands;

•	exhibit consistent operational excellence; and

•	optimize geographic coverage.

At the beginning of the most important phase in its history, the OP Operating Group continues to focus on the above-mentioned strategic lines — with more rigour, determination and discipline than ever before.

Each strategic component is further discussed below, along with recent achievements in the respective areas.

5.2.1.	A unique business model

Focus on OTC

Omega Pharma is one of the few companies that mainly concentrates on the OTC market. Most of the other major players are divisions of larger companies which only realise between 5 and 20 per cent. of their turnover in the OTC market. Omega Pharma’s focus on OTC implies that all of the company’s top talents and resources are allocated to the OTC business. Omega Pharma attracts and retains top quality employees with a passion for OTC. At Omega Pharma, they find a professional environment where OTC is at the core of the business and where initiative and entrepreneurship are stimulated.

Strong sales and marketing organisation capable of implementing effective push/pull strategy

In many countries where Omega Pharma operates, it has the largest pharmacy sales force. Omega Pharma’s extensive sales organisations and experienced marketing departments enable the company to conduct its marketing both via pharmacies and trade (push) as well as directly to the end-consumer (pull). This combination approach ensures optimum strength. The most important brands are often supported by TV advertising campaigns. Omega Pharma is also expert in designing in-store promotion materials for the pharmacy and related outlets.

The size of the business and its sales force also enables the OP Operating Group to extend its leading role into the general retail channel, which is becoming increasingly important. Since mid 2012, the OP Operating Group has the critical mass to fulfill a leading role in all key European markets, now also including Germany, the United Kingdom and Poland.

Well-targeted segments

Omega Pharma carefully selects the segments of the OTC market where it chooses to compete. The high number of product categories in the OTC market imply enormous resources for any company that wishes to play a significant role in each single segment. Instead, Omega Pharma targets the segments with the most promising structural growth prospects and where the Omega Pharma products have a competitive advantage. These segments include product categories such as skin care and hair care products, cough and cold therapies, anti-parasites and nutritional supplements. The acquisition of the former GSK brands enables Omega Pharma to compete in previously unexplored, sizeable key segments of the OTC market (e.g., cough & cold, pain relief, gastro-intestinal remedies,...), whereas the company focused until 2009 mainly on niche segments.

Consumer-driven innovation

Omega Pharma is convinced of the importance of innovation that responds to unmet consumer needs. We aim to identify and understand consumers’ needs in the area of personal care and wellness as no other. We strive to be the best in translating these insights into value-adding concepts, solutions and products. The continuous inflow of innovation at Omega Pharma is either the result of in-house development activities or partnering with universities and private institutions, as well as licensing and acquisitions.

Partnering model for manufacturing & supply

Omega Pharma applies a partnering model for the manufacturing of its products: approximately 25 per cent. of Omega Pharma’s OTC products are manufactured in our own manufacturing sites, while approximately 75 per cent. of our products are manufactured by third-party manufacturers (outsourcing). This is a well-chosen strategy as the diversity of the product portfolio does not justify investing in own manufacturing facilities for each galenic form (tablets, ointments, etc.).

Omega Pharma has started to prepare for streamlining its in-house manufacturing plants, with the aim of eliminating inefficient overlaps of skills and techniques while improving cost-efficiency. Complementing the internal operations (in Belgium, France, Germany and Austria), Omega Pharma has a selective network of strategic outsourcing partners in Europe. On the one hand, the growing geographic coverage of Omega Pharma makes manufacturing and supply more complex than before. On the other hand, this expanded dimension leads to economies of scale and the opportunities to improve gross margins. This explains why manufacturing and supply operations — both internal and with outsourcing partners — are increasingly managed centrally. Mid 2012, the OP Operating Group has started to build a central centre of excellence for supply, based in its headquarters in Nazareth (Belgium), which continues to gain importance.

5.2.2.	Excel in OTC marketing and innovation

Omega Pharma analyses the impact of trends and changes in our society. Based on these insight we imagine creative solutions for previously unmet needs. Subsequently we apply our skills and talents to develop value-creating concepts and products that address relevant consumer needs. Consumers have become more self-confident and want to make their own choices. This general trend translates into the growing importance of self care. and even self service within the pharmacy. Onicea Pharma understands the new consumers and involves them when conceiving solutions. Respect for the consumer is also reflected in Omega Pharma’s push–pull marketing approach. Pull-marketing communication includes educational content on disorders, and how they arc caused, enabling consumers to understand their situation and to discuss it with their pharmacist. doctor or cure giver. Push-communication to healthcare professionals helps them to even better Mild their roles towards their patients and customers.

As a number of recently acquired top brands arc mainly distributed in general retail stores (mass market). Omega Pharma is extending its marketing expertise also into this distribution channel, where key account management and category management are key disciplines.

5.2.3.	Managing for success by focusing on top 20 brands

The average gross margin of Omega Pharma stands at 52 per cent. of the turnover (lit Half 2012). But this average margin refers to a highly diverse mix of products and brands. The distribution of generic medicines in partnership with the Belgian subsidiary of Stada Arzneimittel AG represent approximately 20 per cent. of the consolidated turnover and generics are per se characterised by a lower gross margin. Excluding this factor leads to a gross margin of 60 per cent. Within our portfolio of proprietary brands, the Top 20 brands outperform our other (often local) brands and post an even higher gross margin. By improving the product mix, the average gross margin would – already from a pure mathematical point of view – rise. Moreover, the more development and marketing work that is done centrally, the more efficient our efforts in these areas become. Hence this strategy to have all local operating companies concentrate on the Group’s top brands.

This approach is even further accelerated with the recent acquisition of 54 European OTC brands from GSK. Some of these brands have been included in the OP Operating Group’s list of Top 20 brands, which are centrally managed. The acquired brands include several brands with a leading position in their respective category. Other acquired brands provide a perfect match with Omega Pharma’s traditional brands (both in terms of marketing positioning, as in geographic coverage), thus providing the OP Operating Group with a stronger position in the corresponding segments.

The Top 20 brands have been selected on the basis of their growth potential in the OTC market and now cover all promising segments in the OTC sector. With its recently increased dimension, the OP Operating Group is now capable of allocating the required resources to build a strong position — not only in niche segments, but also in the largest, highly profitable segments of the OTC-market, as demonstrated below.

Top 20 Brands	Category Segment
(1) ACO (general skin care, sun care) (2) Bodysol/Galenco (general skin care, baby care) (3) Lactacyd (intimate female hygiene subsegment)	Dermocosmetics • Products: cosmetics and general skin care products • Trends: ageing population and related needs, consumer preference for natural products and ingredients

(4) Wartner (warts, fungal nail infections, corns) (5) Dermalex (skin allergys, eczema, psoriasis, rosacea)	Dermotherapeutics • Product category: medicated skin care products: • Trends: increasing prevalence of skin allergies, consumer preference for natural products and ingredients

(6)    Bittner/Aflubin (CoCoA for Central and Eastern Europe)

(7)    Physiomer/Libenar (nasal hygiene)

(8)    Phytosun/Valda (CoCoA range based on natural ingredients, including aromatherapy-

(9)    Beconase/Prevalin (allergy respiratory tract)

Cough & Cold & Allergy (CoCoA)

•       Products: cough syrups and lozenges, anti-allergy products, homeopathic products, aromatherapy solutions

•       Trends: consumer preference for effective natural products and ingredients, including aromatherapy, without side effects generally associated with prescription-only medicines in this category

(10) Paranix (headlice, ticks) (11) Jungle Formula (mosquitoes) (12) Paravet/Clement-Thekan (pets)

Parasites

•       Products: repellents and products against head lice, ticks, mosquitoes and other insects — both for human medicine and veterinary use (pets)

•       Trends: effectiveness and ease of use (general), increasing consumer spending for companion pets (veterinary range)

(13) Opticalm (soothing spray, relaxing eye bath,...)	Eye Care • Trend: increasing need as a growing part of the population increasingly uses electronic screens (PC, iPad, mobile phone,...)

(14) XLS Medical	Weight Management • Trends: growing prevalence of obesity, educated consumers preferring proven remedies (from “shock diets” to “weight management”)

(15) Silence/Nytol

Sleep disorders

•       Products: anti-snoring product range, sleep facilitating products

•       Trends: growing prevalence of various sleep disorders, consumer preference for natural remedies over prescription-only medicines with side-effects

(16) Biover/Abtei (17) Granufink/Bional

Natural remedies for daily health issues

•       Products: remedies based on natural ingredient for various daily health issues (often age-related, e.g. menopause, bladder issues,...)

•       Trends: ageing population with growing health needs, consumer preference for effective natural remedies

Top 20 Brands	Category Segment
(18) Predictor	Pregnancy/Fertility issues • Products: pregnancy tests, fertility test • Trends: general trend for self diagnosis, growing fertility issues in society

(19) Solpadeine	Pain Relief • Product: pain relief products, analgesic • Trend: consumer preference for effective, fast-acting products, self-selection where authorized

(20) Davitamon	Vitamins and supplements • Products: vitamins, minerals and food supplements • Trend: tailor-made formulas for various phases in life (infancy, juvenile, pregnancy, menopause,...)

5.2.4.	Operational excellence

The current, increased dimension of the OP Operating Group offers tremendous opportunities for capturing the inherent synergies and for benefitting from a high operational leverage effect.

In the era 2000-2009, the OP Operating Group transformed itself from a Belgian company into an international organisation. This involved intense M&A activities that demanded full management. As a consequence, little management time was left for efforts to focus on economies of scale.

Today, the OP Operating Group’s organisation has been considerably strengthened and is focusing on operational excellence in all business areas. Talented and seasoned experts in various business areas have joined the OP Operating Group and are developing systems and projects to achieve operational excellence and to capture group synergy.

In Marketing and Innovation, this has resulted in an even sharper focus on the Top 20 brands, knowing that a correct allocation of resources behind these top brands yields the highest return.

In Sales, programmes have been introduced to further improve targeting of key customers. For each sales call Omega Pharma carefully selects the brands and product offers that should be brought forward in order to achieve maximum sales efficiency.

In Finance, reporting and analysis have been further optimized in order to ensure that management has access to relevant data in the shortest possible time. This approach enables the OP Operating Group to even better steer its business in-line with its vision and strategy.

In Manufacturing & Supply, several projects are implemented or prepared for future implementation. In-house manufacturing capabilities (covering 25 per cent. of procurement) are continuously streamlined in order to eliminate overlaps and to achieve optimal capacity utilization. In this context, for example, the manufacturing operations of Rotterdam have been transferred early this year to the site in Austria. Central sourcing and supply is becoming increasingly important. A centre of excellence in this area is currently being build at the OP Operating Group’s headquarters. By the beginning of 2013, all procurement and supply activities for the Top 20 brands as well as for the recently acquired brands from GSK, will be centralised here for all markets where Omega Pharma is operating. This approach leads to higher efficiency and also allows Omega Pharma to fully exploit the Group’s purchasing power. This centralised department safeguards the optimum balance between in-house manufacturing and outsourcing (approximately 25/75). In parallel, Omega Pharma is exploring how to streamline packaging specifications for each product across the various markets, e.g. by reducing multiple container sizes and capsule blister versions. Each single achievement in this area allows the OP Operating Group to combine manufacturing batches for several countries and to benefit from economies of scale. Multi-country versions for printed packaging materials may lead to even further optimisation in the future.

Along with these projects, Omega Pharma is improving the interconnection between the ERP systems of its local operating companies, while it has also accelerated the roll-out of a central ERP system.

Similar operational excellence projects are ongoing in other business areas: Regulatory Affairs, Treasury, Intellectual Property management, et cetera.

5.2.5.	Optimize geographic coverage

During the first 13 years of its history Omega Pharma focused exclusively on its home market in Belgium. Only when management evaluated that the company had the required maturity and critical mass it considered entering new geographic markets. In 2000, the OP Operating Group embarked on its internationalization process. By 2006 Omega Pharma had operations in 18 Western European countries, and started to explore opportunities in Central and Eastern Europe. By 2009, Omega Pharma had direct operations in 35 countries, mainly in Europe. The OP Operating Group also selectively explored opportunities in the emerging markets (Australia/New Zealand, Argentina, India).

Today, Omega Pharma focuses on ensuring critical mass in all key markets in Europe. Instead of expanding to not yet covered countries, the OP Operating Group is strengthening its market position in the largest European OTC-markets. Complementing the already strong market positions in Belgium and France, the recent acquisition of 54 European OTC brands from GSK has been instrumental in this perspective. Turnover in Germany, the United Kingdom and Poland will more than double as a result of this transaction. In Italy, annual turnover will grow over 50% as the result of the transaction, and in several other countries, the market position is also further strengthened. As a consequence, the OP Operating Group has now in all key European markets the required critical mass to optimize operational leverage in areas including marketing, sales, et cetera.

6.	CONSOLIDATED COMPANIES

Omega Pharma is a fully-owned subsidiary of the Issuer and both companies are as such consolidated according to the global consolidation method.

Omega Pharma holds participations in entities on a consolidated level, as follows (status 30 June 2012):

Abtei OP Pharma GmbH	Abtei 1 — 37696 Marienmiinster (Germany)	100%
ACO Hud AB	Box 622 — 194 26 Upplands Vasby (Sweden)	100%

ACO Hud Nordic AB	Box 622 — 194 26 Upplands Vasby (Sweden)	100%
ACO Hud Norge AS	Okern Bus 95 — NO-0509 Oslo (Norway)	100%
ACO Pharma OY	Gardsbrinken IA — FI02240 Esbo (Finland)	100%
AdriaMedic SA	Zare Ouest — 4384 Ehlerange (Luxembourg)	100%
Adriatic BST d.o.o.	Verovgkova ulica 55 — 1000 Ljubljana	100%
(Slovenia)
Adriatic Distribution d.o.o.	Ljubostinjska 2/C5 — 11000 Beograd(Serbia)	100%
Aktif Kisisel Bakim ye Saglik UrUnleri Dagitim Ticaret Ltd. Sirketi	Serif Ali Mah. Emin Sokak 15, Yukan Dudullu Ornraniye — 34775 Istanbul (Turkey)	100%
Auragen Pty Ltd	Units # 48, 49, 50 and 51, N° 7, Narabang Way, Belrose NSW 2085 (Australia)	100%
Aurios Pty Ltd	Units # 48, 49, 50 and 51, N° 7, Narabang Way, Belrose NSW 2085 (Australia)	100%
Aurora Pharmaceuticals Ltd	Units # 48, 49, 50 and 51, N° 7, Narabang Way, Belrose NSW 2085 (Australia)	100%
Belgian Cycling Company NV	Venecoweg 26 — 9810 Nazareth (Belgium)	100%
Bional France SAS	Avenue de Lossburg 470 — 69480 Anse (France)	100%
Bional International B.V.	Kralingseweg 201 — 3062 CE Rotterdam (Netherlands)	100%
Bional Nederland B.V.	Kralingseweg 201 — 3062 CE Rotterdam (Netherlands)	100%
Biover NV	Monnikenwerve 109 — 8000 Brugge (Belgium)	100%
Bittner Pharma LLC	Suschevsky Val St., bld 18 — 127018 Moscow (Russia)	100%
Carecom International B.V.	Akara Building — 24 De Castro Street, Wickhams Cay I, Road Town Tortola (British Virgin Islands)	100%
Chefaro Ireland Ltd	First Floor, Block A, The Crescent Building, The Northwood Office Park, Dublin 9 (Ireland)	100%

Chefaro Pharma Italia SRL	Viale Castello della Magliana 18 — 00148 Roma (Italy)	100%
Chefaro UK Ltd (renamed Omega Pharma UK Ltd. on 5 October 2012)	First Floor, 32 Vauxhall Bridge Road, SW1V 2SA London (United Kingdom)	100%
Cinetic Laboratories Argentina SA	Av. Triunvirato 2734 — City of Buenos Aires (Argentina)	100%
Cosmea ACO AS	Slotsmarken 18 — DK-2980 Horsholm (Denmark)	100%
Cosmediet — Biotechnie SAS	Avenue de Lossburg 470 — 69480 Anse (France)	100%
Damianus B.V. (Netherlands)	Kralingseweg 201 — 3062 CE Rotterdam	100%
Deutsche Chefaro Pharma GmbH Düsseldorf	Lighthouse, Derendorfer Allee 6 — 40476 (Germany)	100%
Herbs Trading GmbH	Hauptplatz 9 — 9300 St. Veit an der Glan (Austria)	100%
Hidra IC VE Dis Ticaret Ltd. STI	Serif Ali Mah. Emin Sokak 15, Y. Dudullu Umraniye — 34775 Istanbul (Turkey)	100%
Hipocrate 2000 SRL SC	6A Prahova Street, sector 1 — 012423 Bucharest (Romania)	100%
Hud SA	Zare Ouest — 4384 Ehlerange (Luxembourg)	100%
Interdelta SA	Route André Piller 21 — 1762 Givisiez (Switzerland)	81,5%
Jako RDP NV	Nijverheidslaan 1545 — 3660 Opglabbeek (Belgium)	100%
JLR Pharma SA	Au Village 107 — 1745 Lentigny (Switzerland)	100%
JRO Pharma NV	Monnikenwerve 109 — 8000 Brugge (Belgium)	100%
Laboratoire de la Mer SAS	ZAC de la Madeleine — Avenue du General Patton — 35400 Saint Malo (France)	100%
Laboratoires Omega Pharma France SAS	Rue André Gide 20, BP 80 — 92320 Chatillon (France)	100%
Medgenix Benelux NV	Vliegveld 21 — 8560 Wevelgem (Belgium)	100%

Modi Omega Pharma (India) Private Limited	1400 Modi Tower — 98 Nehru Place — New Delhi — 110019 (India)	50%
Omega Alpharm Cyprus Ltd	Agiou Mamandos 52, 2330 Lakatamia (Cyprus)	100%
Omega Altermed a.s.	Dra2ni 253/7 — 627 00 Brno (Czech Republic)	100%
Omega Altermed s.r.o.	Tomasikova 30 — 821 01 Bratislava (Slovakia)	100%
OmegaLabs Ltd.	33 Langerman Drive — 2094 Kensington (South-Africa)	51%
Omega Pharma Australia Pty Ltd	Units # 48, 49, 50 and 51, N°7, Narabang Way, Belrose NSW 2085 (Australia)	100%
Omega Pharma Baltics SIA	Karla Ulmana gatve 119 — Marupe — Marupes nov. LV-2167 (Latvia)	100%
Omega Pharma Belgium NV	Venecoweg 26 — 9810 Nazareth (Belgium)	100%
Omega Pharma Capital NV	Venecoweg 26 — 9810 Nazareth (Belgium)	100%
Omega Pharma Espana SA	Plaza Javier Cugat, 2 — Edificio D — Planta primera — 08174 Sant Cugat del Valles (Spain)	100%
Omega Pharma GmbH	Reisnerstrasse 55-57 — 1030 Vienna (Austria)	100%
Omega Pharma Hellas Health and Beauty Products SA	19th Km of Athens-Lamia National Road, N. Erythrea, 14671 (Greece)	100%
Omega Pharma Holding Nederland B.V.	Kralingseweg 201 — 3062 CE Rotterdam (Netherlands)	100%
Omega Pharma Hungary Kft.	Ady Endre utca 19.111/312 — 1024 Budapest (Hungary)	100%
Omega Pharma Innovation & Development NV	Venecoweg 26 — 9810 Nazareth (Belgium)	100%
Omega Pharma International NV	Venecoweg 26 — 9810 Nazareth (Belgium)	100%
Omega Pharma Kisisel Bakim Ortinleri Sanayi ye Ticaret Ltd. Sirketi	Serif Ali Mah. Emin Sokak 15, Yukan Dudullu Umraniye — 34775 Istanbul (Turkey)	100%
Omega Pharma Luxembourg SARL	Zare Ouest — 4384 Ehlerange (Luxembourg)	100%

Omega Pharma Manufacturing GmbH & Co KG	Benzstrasse 25 — 71803 Herrenberg KG (Germany)	100%
Omega Pharma Manufacturing Verwaltungs GmbH	Benzstrasse 25 — 71803 Herrenberg (Germany)	100%
Omega Pharma Nederland B.V.	Kralingseweg 201 — 3062 CE Rotterdam (Netherlands)	100%
Omega Pharma New Zealand Ltd	183 Grenada Street — Arataki Tauranga 3116 (New Zealand)	100%
Omega Pharma Poland Sp.z.o.o.	Dabrowski Str. 247-249 — 93 232 Lodz (Poland)	100%
Omega Pharma Portuguesa Unipessoal Lda	Edificio Neopark — Av. Tomas Ribeiro 43 — PT-2795-574 Camaxide (Portugal)	100%
Omega Pharma SAS	Rue Andre Gide 20, BP 80 — 92320 Chatillon (France)	100%
Omega Pharma Singapore Pte Ltd	100 Jalan Sultan - # 09-06 Sultan Plaza — Singapore 199001 (Singapore)	100%
Omega Pharma Ukraine LLC	9 Borispolskoya str. — Kiev City 02099 (Ukraine)	100%
Omega Teknika Ltd	First Floor, Block A, The Crescent Building, The Northwood Office Park, Dublin 9 (Ireland)	100%
Paracelsia Pharma GmbH	Lighthouse, Derendorfer Allee 6 — 40476 Dilsseldorf (Germany)	100%
Pharmasales Pty Ltd	Units # 48, 49, 50 and 51, N°7, Narabang Way — Belrose NSW 2085 (Australia)	100%
Promedent SA	Zare Ouest — 4384 Ehlerange (Luxembourg)	100%
Richard Bittner AG	Reisnerstrasse 55-57 — 1030 Vienna (Austria)	100%
Rubicon Healthcare Holdings Pty Ltd	Units # 48, 49, 50 and 51, N°7, Narabang Way — Belrose NSW 2085 (Australia)	100%
Samenwerkende Apothekers Nederland B.V.	Kralingseweg 201 — 3062 CE Rotterdam (Netherlands)	100%
Terra Sante SAS	Rue André Gide 20, BP 80 — 92320 Chatillon (France)	100%

ViaNatura NV	Monnikenwerve 109 — 8000 Brugge (Belgium)	100%
Verelibron SrL	Via Alessandro Fleming 2 — 37135 Verona (Italy)	100%
Wartner Europe B.V.	Kralingseweg 201 — 3062 CE Rotterdam (Netherlands)	100%

7.	FUNDING SOURCES

As of the issuance of this Bond, the Issuer will have no other outstanding debt, except for this Bond.

Omega Pharma Invest’s sole source of income comes from the operating activities of Omega Pharma and its subsidiaries. The Issuer is therefore mainly dependent on the cash flow from the OP Operating Group for its financial position (see Part II Risk Factors, risk related to the fact that the Issuer is a holding company with no operating income).

As at 30 June 2012, total outstanding consolidated debt amounted to EUR 919,472,000.

7.1	Issuer’s funding sources

Of this EUR 919,472,000, an amount of EUR 261,223,000 at the level of the Issuer as at 30 June 2012. Of such amount, EUR 61,223,000 was reimbursed in August 2012, and accordingly EUR 200,000,000 remains outstanding as at the date of the Prospectus.

The Issuer’s bank debt in the amount of EUR 200,000,000 relates to the facilities agreement dated 1 September 2011 with Fortis Bank NV/SA and ING Belgium NV as mandated lead arrangers, Fortis Bank NV/SA as facility agent and security agent and Fortis Bank NV/SA, ING Belgium NV, Belfius Bank NV and Commerzbank AG as lenders (the OPI Facilities Agreement). Under the OPI Facilities Agreement, up to EUR 50,000,000 is owed to Belfius Bank NV as lender. The OPI Facilities Agreement will be repaid with the proceeds of the Bonds (see Part X: Use of Proceeds).

7.2	Funding sources of the OP Operating Group

At 30 June 2012, the total net debt at the level of the OP Operating Group was EUR 658,249,000. Omega Pharma has issued retail bonds for a total amount of EUR 300,000,000. It also has issued notes under US private placements for a combined amount of EUR 183,785,000 and has drawn EUR 170,000,000 under a revolving facility agreement. These element are further described below.

Furthermore, leasing arrangements are in place for an amount of EUR 3,848,000 and Omega Pharma SAS has a bank loan in place of EUR 14,000,000. Certain other debt and overdrafts account for a net amount of EUR 34,876,000. Accordingly, taking into account a net cash position of EUR (- 48,259,000), the total net debt outstanding at the level of the OP Operating Group amounted to EUR 658,249,000 as at 30 June 2012.

Omega Pharma Retail Bond

In May 2012, Omega Pharma successfully issued two series of bonds for a combined total amount of EUR 300,000,000. The proceeds of these bonds have been used to pay the consideration due for the GSK Acquisition (as defined below). The issue date was 23 May 2012. The bonds are listed on the Luxembourg Stock Exchange.

US Private Placements

Omega Pharma closed its first US private placement in 2004 for the amount of USD 285,000,000. Of that amount, USD 60,000,000 remained outstanding as at 30 June 2012. The 2004 placement matures partly in 2014 (USD 40,000,000) and the remainder (USD 20,000,000) in 2016. Omega Pharma carried out a second US private placement in July 2011, for an amount of EUR 135,043,889 maturing in July 2023. Both are placed with a very limited number of institutional investors. These investors benefit from guarantees provided by certain subsidiaries of Omega Pharma.

The terms of these US private placements (the Existing OP US Private Placements) contain certain customary restrictions, including certain restrictions on the disposal of assets, mergers, incurrence of financial indebtedness as well as certain financial covenants.

Syndicated Facility Agreement

In July 2011, Omega Pharma entered into a new unsecured EUR 525,000,000 Revolving Facility Agreement with a syndicate of banks, which includes the Joint Lead Managers (the OP Syndicated Facility). As at 30 June 2012, Omega Pharma had drawn EUR 170,000,000 under the OP Syndicated Facility. The OP Syndicated Facility benefits from guarantees provided by certain subsidiaries of Omega Pharma.

The OP Syndicated Facility has a maturity of five years. In addition to standard representations, warranties and undertakings, including restrictions on mergers and disposals of assets, the facility provides for financial covenants which are linked to certain balance sheet ratios. As part of these financial covenants, it may not have a leverage ratio (net debt to EBITDA ratio) that exceeds a certain level.

Bilateral facilities

Omega Pharma also has several bilateral facilities. No substantial draw downs have been made from such facilities.

8.	RECENT DEVELOPMENTS, INVESTMENTS AND TRENDS

8.1	Take-over bid and delisting of Omega Pharma

On 2 September 2011, Omega Pharma announced that the Issuer launched a voluntary and conditional public takeover bid of EUR 36 cash per share on all shares and warrants issued by the Omega Pharma and not yet owned by the Issuer or Omega Pharma.

After the acceptance period, the bid was reopened and, later, a squeeze-out was triggered. As a consequence of the successful takeover bid, the shares of Omega Pharma are delisted from NYSE/Euronext Brussels. The last listing day was 3 February 2012.

8.2	Capital increases at the Issuer

Since the launch of the aforementioned takeover bid, four capital increases have taken place at the Issuer:

(1)	a capital increase of EUR 182,702,075 on 9 January 2012;

(2)	on 25 January 2012 a capital increase of EUR 51,448,146 was completed, the proceeds of which were used in the framework of the settlement of the takeover bid.

(3)	a capital increase of EUR 80,000,000 on 30 May 2012; and

(4)	a capital increase of EUR 110,000,000 on 29 June 2012, both of which enabled the Issuer to subscribe to the capital increase of Omega Pharma in the framework of the GSK Acquisition.

On 12 October 2012, the Issuer’s name of Couckinvest NV was changed into Omega Pharma Invest NV, which better reflects the corporate purpose of the Issuer.

8.3	Acquisition by Omega Pharma of certain OTC brands from GlaxoSmithKline

On 15 March 2012, Omega Pharma announced that it had reached an agreement to acquire certain OTC brands of GlaxoSmithKline (GSK) in Europe for EUR 470,000,000 (GBP 391,000,000) in cash (the GSK Acquisition).

As part of the agreement, Omega Pharma has also agreed to purchase the Herrenberg manufacturing site, which is located in Germany and employs approximately 110 people. A number of the brands that are being acquired are manufactured at Herrenberg, and the existing employees have transferred with the site to Omega Pharma under the provisions of German employment law.

The transaction was largely completed in June 2012.

In total 54 brands have been acquired from GSK, which, according to information provided by GSK during the sales process, generated sales of over EUR 200,000,000 in 2011. Some of the most important brands being acquired are:

•	Lactacyd: female hygiene brand with a strong heritage, high consumer loyalty and which is a top three brand in four European countries;

•	Abtei: traditional herbal medicine brand which is a leading European brand in the natural health segment and the number one brand in Germany in this segment;

•	Solpadeine: analgesics brand with a number one position in the United Kingdom, a strong, fast pain reliever;

•	Libenar: nasal saline solutions brand with a number one position in Italy and a number two position in Germany which is mainly targeted at pregnant women and young mothers;

•	Granufink: vitamins, minerals and supplements brand with a number two position in Germany which is a traditional natural product derived from pumpkin seeds which is used to strengthen the function of the bladder and help treat prostate disorders;

•	Zantac: gastrointestinal brand with a number one position in the UK on the H2—blocker market;

•	Nytol: sleep aid brand with a number two position in the UK and a strong consumer reputation;

•	Beconase: a cough, cold and allergy rhinitis brand with a number one position in the UK for nasal sprays for allergenic rhinitis.

•	Valda: a cough, cold and allergy brand based on essential oils of menthol and eucalyptus with over 100 years of heritage;

•	Bronchenolo: cough remedy brand has a number one position in liquid cough remedies and provides dual action against dry and chesty coughs;

Several of the acquired brands have now been integrated into Omega Pharma’s top 20 brands and all of the acquired brands have the potential to grow within the OP Operating Group. The acquisition also provided Omega Pharma with the required critical mass in the key European markets of Germany, the United Kingdom, Poland and Italy and will improve the utilisation of the existing network and the geographic sales mix.

The addition of the Herrenberg site will further strengthen the manufacturing capabilities of Omega Pharma.

8.4	Issuance of two series of retail bonds by Omega Pharma for a combined total amount of EUR 300,000,000

Funding for the GSK Acquisition was provided by (i) a capital increase of EUR 190,000,000 and (ii) a debt financing in an amount of EUR 280,000,000. In May 2012, Omega Pharma successfully issued two series of bonds for a combined total amount of EUR 300,000,000. The proceeds of these bonds have been used to pay the consideration due for the GSK Acquisition. The issue date was 23 May 2012. The bonds are listed on the Luxembourg Stock Exchange.

8.5	Acquisition Optalidon

On 15 November 2012, Omega Pharma closed the transaction to acquire Optalidon. The acquisition of this pain relief brand is complementary to the already mentioned acquisition of 54 European OTC brands from GSK which also included Solpadeine, a well-known pain relief brand in the UK, Ireland and Poland. With Optalidon, the OP Operating Group is now present in the important market segment of pain relief products in 7 countries and with several product versions.

8.6	Other significant events

On 31 May 2012, Omega Pharma reached an agreement with the South-African company CAVI Brands (Proprietary) Limited to create a 51/49 joint venture, named OmegaLabs. The joint venture became operational early July with the launch of Wartner, Silence, Predictor and a number of other Omega Pharma brands.

On 21 August 2012, Omega Pharma reported EUR 471.2 million consolidated sales and EUR 51.0 million operating profit over the First Half of 2012.

9.	MATERIAL ADVERSE EFFECT

There has been no material adverse change in the prospects of the Group since 31 December 2011, except for those circumstances or events elsewhere stated or referred to in this Prospectus.

10.	NO SIGNIFICANT CHANGE IN FINANCIAL OR TRADING POSITION

There has been no significant change in the financial or trading position of the Issuer or the Group since 30 June 2012, except for those circumstances or events elsewhere stated or referred to in this Prospectus (see amongst other section 7.2 in respect of the GSK Acquisition).

11.	MATERIAL CONTRACTS

Neither the Issuer nor any other company of the Group has entered into any material contracts outside the ordinary course of its business which could result in the Issuer being under an obligation or entitlement that is material to the Issuer’s ability to meet its obligation in respect of the Bonds, except for those elsewhere stated or referred to in this Prospectus.

12.	GOVERNMENTAL, LEGAL AND ARBITRATION PROCEEDINGS

The Issuer’s fully-owned subsidiary Omega Pharma is the subject of a number of claims and legal, governmental and arbitration proceedings incidental to the normal conduct of its business, including during the previous 12 months. It is not aware of any such claims and proceedings which, on aggregate, have had or are likely to have a significant adverse effect on the financial position or profitability of itself or Omega Pharma.

PART VII: MANAGEMENT AND CORPORATE GOVERNANCE

1.	BOARD OF DIRECTORS

The Board of Directors, whose members are appointed 13_ the shareholders meeting is composed as follows:

Name	Type of director	Represented by	Expiration of term
Mercuur Consult NV	Independent director	Mr. Jan Boone	28 June 201’

Benoit Graulich BVBA	A Director	Mr. Benoit Graulich	28 June 2O1-

Myleeke Management, Art & Invest NV	A Director	Mr. Marc Coucke	28 June 2017

FV Management BVBA	B Director	Mr. Frank Vlayen	28 June 2017

Margates BVBA°	B Director	Mr. Cedric Van Cauwenberghe	28 June 2017

° non-executive director

2.	AUDIT COMMITTEE

The Issuer will set up an Audit Committee which consists of all four non-executive directors, including the independent director. The Audit Committee’s mission will be to assist the Board of Directors with fulfilling its oversight duties with regard to the Group’s financial reporting process. This includes (amongst others) monitoring the integrity of the financial statements, the external auditor qualifications and the independence and performance of both the internal audit department and the external auditors. The Audit Committee will also review the Issuer’s internal control and risk management systems and the risks to which the Issuer is exposed.

The Chairman of the Audit Committee will report to the Board of Directors on the results of its proceedings and will communicate the committee’s recommendations.

3.	CORPORATE GOVERNANCE

The Issuer complies with the obligations of the Belgian Companies Code.

4.	MEMBERS OF THE BOARD OF DIRECTORS

The following persons are members of, or permanent representatives of, the Board of Directors of the Issuer. The business address for each of the Directors is Venecoweg 26, B-9810 Nazareth, Belgium.

Mr. Marc Coucke, Director ‘1965 (Belgium). Pharmacist (RUG, Ghent) and postgraduate in Business Management (Vlerick Management School). Founder of the Issuer and driving force of Omega Pharma. Also CEO of Omega. Pharma until 30 September 2006, then Chairman from 1 October 2006 to 11 March 2008. He has been CEO again since 11 March 2008. He is also a director at Durabrik (Belgium).

Mr. Jan Boone, Independent Director: ‘1971 (Belgium). Degree in Applied Economic Sciences (KUL, Leuven), and a Special Auditing Degree (Licence Speciale en Revisorat) (UMH, Mons). He started his career in the audit department of PricewaterhouseCoopers. He was a member of the executive committee at Omega Pharma from 2000 to 2005. Since 2005, he has been active at Lotus Bakeries, and is currently the Managing Director of Lotus Bakeries (Belgium). Since then he has also been an executive director at Lotus Bakeries. He is furthermore an independent director at Durabrik (Belgium).

Mr. Benoit Graulich, Director: *1965 (Belgium). Degree in Law, Business Management and Finance (KUL, Leuven) and in Fiscal Sciences. He is a Partner of Bencis Capital Partners, and an independent director at Lotus Bakeries NV (Belgium), Vande Velde NV (Belgium), and Wereldhave NV (Belgium). He previously held various positions at Ernst & Young (Belgium), Artesia Bank (Belgium) and Pricewaterhouse (Belgium).

Mr. Frank Vlayen, Chairman of the Board of Directors: ‘1965 (Belgium). MBA Vlerick Leuven Ghent Management School and Business Engineer at the Catholic University of Leuven. He is Managing Principal of Waterland Private Equity NV, responsible for all Waterland activities in Belgium. Before joining Waterland, he worked as engagement partner at Accenture UK. Before that, he was director of business development at Citigroup Consumer Banking Europe and vice-president of Tractebel’s international energy division, where he held a number of senior positions in several functional areas. He started his career at Fortis Bank (at the time Generale Bank) in corporate finance and trade finance.

Mr. Cedric Van Cauwenberghe, Director: ‘1975 (Belgium). Commercial Engineer from Universite Libre de Bruxelles (Ecole de Commerce Solvay). He is Associate Principal for Waterland Private Equity NV in Belgium. Previously, Cedric was Investment Director at Rendex Partner, a venture capital fund. Before, he was head of business development at ChemResult NV, an enterprise software company, and co-founder and CFO of FastBidder NV, a technology start-up. He started his career as management consultant with Roland Berger Consultants for their Brussels, Frankfurt and Barcelona offices.

5.	CONFLICTS OF INTEREST

The Issuer is not aware of any potential conflicts of interest between the duties that any member of the administrative, management and supervisory bodies owes to the Issuer and such director’s private interests or other duties.

PART VIII: MAJOR SHAREHOLDERS AND RELATED PAR TRANSACTIONS SHAREHOLDERS

1.	SHAREHOLDERS

Accordingly, as at the date of this Prospectus, the shareholders’ structure of Omega Pharma Invest NV is as follows:

Shareholder	Share Class	Number of shares	per cent. of total

Alychlo NV	Share Class A	334,488,868

Holdco I BE NV	Share Class B	339,790,841

Management*	Share Class C	11,068,548	1.55 per cent.

Omega Pharma Invest NV (treasury shares)	Share Class D	30,243,983	4.23 per cent.

Total		715,592,240 shares	100 per cent.

*	Please note that in the Management-tranche, Alychlo NV is holding 5,218,173 Class C Shares.

All shares have been fully paid up.

In the context of the takeover bid on Omega Pharma (see Section 3.2 of Part VI: Description of the Issuer), Alychlo NV (Alychlo) and Holdco I BE NV (Holdco) entered into an agreement in relation to their shareholding and the management of the Group (the Shareholders’ Agreement).

There shall be no other Share Classes than those listed above. There are four classes of shares (as stated above) to reflect the various shareholders. All Share Classes are entitled to the same rights and benefits, unless stated otherwise in the Issuer’s Articles of Association and/or the Shareholders’ Agreement. The differences between the Share Classes are generally limited but relate, for example, to certain differences in relation to the right to propose directors (as set out in the Articles of Association).

Marc Coucke is the principal shareholder, the chairman of the board of directors and managing director of Alychlo NV.

Holdco I BE BV, a private company under Dutch law holds 61.58% of the shares of Holdco I BE NV. Waterland Private Equity Fund V CV, a partnership with limited liability under Dutch law, holds all shares of Holdco I BE BV. Hao Investments S.a.r.1., a limited company under Luxembourg law, holds 38.42% of the shares of Holdco I BE NV.

The shareholders of Hao Investments Sari consists of a number of investment funds advised or administrated by Hamilton Lane Advisors LLC, HarbourVest Partners LLC and StepStone Group LLC.

A chart overview of the shareholder structure is included on the next page.

Shareholder structure

Investment funds advised/managed by
•Hamilton Lane Advisors LLC
•HarbourVest Partners LLC
•StepStone Group LLC
Waterland Private Investment Fund V - VCV
Marc Coucke
HoldCo I BE BV
Hao Investments Sarl
100%
61.58%
38.42%
Alychlo NV (MC)
Management
HoldCo I BE NV
46.74%
1.55%(*)
47.48%
Omega Pharma Invest NV(*)
100%
Omega Pharma NV
Omega Pharma subsidiary 1
Omega Pharma subsidiary 2
Omega Pharma subsidiary 3
Omega Pharma subsidiary 4
Etc.
...
OP Operating Group

(*) Formerly named Couckinvest NV. Omega Pharma Invest NV holds 4.23% treasury shares
(*) Alychlo also holds 0.73% shares of Omega Pharma Invest in the tranche for Management

909879089.1

2.	THE SHAREHOLDERS’ AGREEMENT

The Shareholders’ Agreement includes several common terms in relation to the transfer and transferability of the Issuer’s shares. For instance, both Alychlo and Holdco have a pre-emptive right on the shares that a shareholder of the Issuer intends to transfer. In subsidiary order (i.e. if no preemptive right has been exercised), the shareholders (including the management) shall have a tagalong right which entitles them, subject to fulfillment of certain conditions, to require from the selling shareholder that it will not transfer his shares unless and until the transferee(s) of those shares has/have accepted to purchase a proportionate number of shares from the shareholders that invoked their tag-along right. The Shareholders’ Agreement also contains a ‘drag-along’ clause entitling Alychlo or Holdco to require from the other shareholders of the Issuer to sell their shares to a bona fide third party (together with the shares held by Alychlo or Holdco). Exercise of this drag-along right is subject to the fulfillment of a number of conditions as set out in the Issuer’s Articles of Association.

3.	SHARE CAPITAL

3.1	Share capital

On the date of the Prospectus, the share capital of Omega Pharma Invest NV amounts to EUR 847,901.31 and is divided into 715,592,240 shares without nominal value.

The share capital is composed of two types of shares: ordinary shares (the Ordinary Shares) and preferential shares (the Preferential Shares). The Ordinary Shares and the Preferential Shares both give rise to the same rights and benefits, unless stated otherwise in the Issuer’s Articles of Association and/or the Shareholders’ Agreement.

Within Share Class A there are 164,499,055 Ordinary Shares and 169,989,813 Preferential Shares. Within Share Class B there are 167,106,526 Ordinary Shares and 172,684,315 Preferential Shares. The shares of Share Class C and Share Class D will remain Ordinary Shares at all times.

3.2	Authorised capital

According to article 36 of the Issuer’s Articles of Association the Board of Directors may increase the share capital, on one or more occasions, by an amount of maximum EUR 619,901.31. This authorisation is valid for a period of five (5) years from 25 June 2012.

3.3	Treasury Stock

The Issuer holds 30,243,983 treasury shares representing 4.23 per cent. of its share capital.

3.4	Other securities with voting rights or giving access to voting rights

On the date of this Prospectus, the Issuer has not issued any securities with voting rights or giving access to voting rights, other than the shares referred to in this section of the Prospectus.

3.5	Acquisition of own shares

According to article 37 of the Issuer’s Articles of Association the Board of Directors may acquire its own shares, by purchasing or exchanging them, directly or through a person acting in its own name but on behalf of the Issuer, and this in such a way that the Issuer shall at no time own shares that represent more than 20 per cent. of the share capital. This authorisation is valid for a period of five (5) years from 24 May 2012.

PART IX: FINANCIAL INFORMATION CONCERNING THE ISSUER’S ASSETS AND

LIABILITIES, FINANCIAL POSITION AND PROFIT AND LOSSES

Selected financial information as at 31 December 2011 and 31 December 2010 is included below. The information below is extracted from the IFRS compliant consolidated accounts of the Issuer for 2011.

Consolidated balance sheet

(in thousand euro)	31 December 2011	31 December 2010
Non-current assets	1,137,140	1,152,641
Current Assets	356,999	356,845
Assets held for sale	1,575	1,949

TOTAL ASSETS	1,495,714	1,511,435

EQUITY	633,206	763,572
Treasury shares	-34,926	-34,926
LIABILITIES	862,507	747,863
Non-current liabilities	549,417	172,317
Current liabilities	313,090	575,546

TOTAL EQUITY AND LIABILITIES	1,495,713	1,511,435

Consolidated income statement

(in thousand euro)	2011	2010
Net sales	900,551	856,610
Gross Margin	454,397	437,200
Operating Profit	80,761	107,527
Result from continuing activities before income tax	51,726	84,356
Result from continuing activities after income tax	35,691	69,105
Result after income tax	41,762	72,323

Operating Profit (EBIT)	80,761	107,527
Depreciations and Amortization	29,042	21,361
EBITDA	109,803	128,888

Consolidated cash flow statement

(in thousand euro)	2011	2010
Profit before income tax	51,726	84,356
Gross cash flow from operating activities	101,752	102,721
Total cash flow from operating activities	96,071	100,698
Total cash flow from investing activities	-54,475	-118,055
Total cash flow from financing activities	-29,963	30,295

Net increase/decrease of cash flow for the period	11,634	12,938
Total net cash flow of the period	18,298	3,911

Selected financial information as at 30 June 2012 is included below. The information below is extracted from the IFRS compliant interim financial accounts of the Issuer for the six months period ending on 30 June 2012.

Consolidated balance sheet

(in thousand euro)	30 June 2012	30 June 2011
Non-current assets	1,532,330	1,122,129
Current Assets	435,007	368,306
Assets held for sale	1,575	1,575

TOTAL ASSETS	1,968,912	1,564,501

EQUITY	590,001	768,237
Treasury shares	-34,926	-34,926
LIABILITIES	1,378,912	775,804
Non-current liabilities	973,507	172,899
Current liabilities	405,405	602,905

TOTAL EQUITY AND LIABILITIES	1,968,912	1,564,501

Consolidated income statement

(in thousand euro)	January-June 2012	January-June 2011
Net sales	471,189	454,454
Gross Margin	244,735	231,275
Operating Profit	48,499	37,804
Result from continuing activities before income tax	24,464	26,883
Result from continuing activities after income tax	17,734	21,992
Result after income tax	17,734	22,747

Consolidated cash flow statement

(in thousand euro)	January-June 2012	January-June 2011
Profit before income tax	24,464	26,883
Gross cash flow from operating activities	47,769	49,077
Total cash flow from operating activities	12,015	29,190
Total cash flow from investing activities	-912,195	-22,636
Total cash flow from financing activities	910,074	5,900

Net increase/decrease of cash flow for the period	9,896	12,454
Total net cash flow of the period	9,896	5,670

PART X: USE OF PROCEEDS

The Issuer estimates that the net proceeds from the issue and sale of the Bonds (for a minimum nominal amount of EUR 200,000,000), after deduction of the estimated transaction fees of approximately EUR 250,000, will be approximately EUR 199,750,000.

The net proceeds from the issue and sale of the Bonds will be applied in priority towards the repayment in full of the OPI Facilities Agreement. As set out on pages 77 of this Prospectus, EUR 200,000,000 remains outstanding under the OPI Facilities Agreement at the date of this Prospectus, of which EUR 50,000,000 to Belfius Bank NV, one of the Joint Lead Managers.

Any remaining proceeds will be used for the financing of, amongst other, potential future acquisitions or investments in the operating companies of the Group. Although several acquisitions are currently in the phase of negotiations, as of the date of this Prospectus, the Issuer cannot predict with certainty all of the particular uses for the balance of proceeds from the public offer following repayment in full of the OPI Facilities Agreement, or the amounts that it will actually spend or allocate to specific uses. The amounts and timing of actual expenditures will depend upon numerous factors. The Issuer’s management will have significant flexibility in applying the balance of net proceeds from the Public Offer and may change the allocation of these proceeds as a result of these and other contingencies. Such allocation shall, for the avoidance of doubt, always occur within the terms and conditions agreed upon with the Bondholders.

PART XI: TAXATION

General

The following summary is a general description of certain Belgian and Luxembourg tax considerations relating to the Bonds and is included herein solely for information purposes. It does not purport to be a complete analysis of all tax considerations relating thereto. This summary does not describe the tax treatment of investors that are subject to special rules, such as banks, insurance companies, or collective investment undertakings.

Prospective purchasers should consult their own tax advisers as to the consequences under the tax laws of their countries of citizenship, residence, ordinary residence or domicile and the tax laws of Belgium and the Grand Duchy of Luxembourg of acquiring, holding and disposing of Bonds and receiving payments of interest, principal and/or other amounts thereunder.

This summary is based upon the laws and regulations in Belgium and the Grand Duchy of Luxembourg, respectively as in effect on the date of this Prospectus and is subject to any change in law that may take effect after such date (or even before with retroactive effect). Investors should appreciate that, as a result of changing law or practice, the tax consequences may be otherwise than as stated below.

Note in this respect that on 20 November 2012, a political agreement was reached on the 2013 Belgian federal budget, including a number of tax measures relevant to an investment in the Bonds. Reference is made to the expected tax treatment (expectedly as from 1 January 2013) in the following sections. However, please note that (i) the political agreement does not cover all measures in detail, and (ii) these measures have not yet been implemented in Belgian law. Consequently, there is a level of uncertainty in respect of the announced tax treatment in Belgium.

Persons considering participating in the offer should therefore consult their own professional advisors as to the effects of state, local or foreign laws and regulations, including the tax laws and regulations in Belgium, respectively the Grand Duchy of Luxembourg, to which they may be subject.

Taxation in Belgium

For the purposes of the summary below, a Belgian resident is: (i) an individual subject to Belgian personal income tax (i.e., an individual who has his domicile in Belgium or has his seat of wealth in Belgium, or a person assimilated to a Belgian resident); (ii) a legal entity subject to Belgian corporate income tax (i.e. a company that has its registered office, its main establishment, its administrative seat or its seat of management in Belgium);or (iii) a legal entity subject to Belgian legal entities tax (i.e. an entity not subject to corporate income tax that has its registered office, its main establishment, its administrative seat or its seat of management in Belgium).

A non-resident is a person who is not a Belgian resident.

Belgian withholding tax

The interest component of payments on the Bonds made by or on behalf of the Issuer is as a rule subject to Belgian withholding tax, currently at a rate of 21 per cent. on the gross amount. For Belgian resident individuals, an additional levy of 4 per cent. may apply to the interest on the Bonds. Note that an increase of the Belgian interest withholding tax rate from 21 per cent. to 25 per cent. and an abolishment of the 4 per cent. additional levy have been announced.

For Belgian income tax purposes, interest includes: (i) periodic interest income; (ii) any amounts paid by the Issuer in excess of the issue price (upon full or partial redemption whether or not at maturity, or upon purchase by the Issuer) (including the redemption at the option of the Bondholders pursuant to Condition 6.3 (Redemption at the Option of Bondholders) in case of a Change of Control); and (iii) in case of a sale of the Bonds between interest payment dates to any third party, excluding the Issuer, the pro rata of accrued interest corresponding to the detention period.

Clearing System

The holding of the Bonds in the Clearing System permits investors to collect interest on their Bonds free of Belgian withholding tax if and as long as, at the moment of payment or attribution of interest, the Bonds are held by certain investors (the Eligible Investors, see below) in an exempt securities account (X-account) that has been opened with a financial institution that is a direct or indirect participant (a Participant) in the Clearing System. Euroclear and Clearstream Luxembourg are direct or indirect Participants for this purpose.

Holding the Bonds through the Clearing System enables Eligible Investors to receive the gross interest income on their Bonds and to transfer the Bonds on a gross basis.

Eligible Investors are those entities referred to in article 4 of the Arrete Royal du 26 mai 1994 relatif a la perception et a la bonification du precompte mobilier (Belgian Royal Decree of 26 May 1994 on the deduction of withholding tax), which includes:

(i)	Belgian resident corporate investors;

(ii)	Institutions, associations or companies referred to in article 2, §3 of the law of 9 July 1975 on the control of insurance companies, other than those referred to in 1° and 3°, without prejudice to the application of article 262, 1° and 5° of the Belgian Income Tax Code 1992 (the ITC 1992);

(iii)	State regulated institutions (institutions parastatales / parastatalen) for social security or institutions equated therewith referred to in article 105, 2° of the Royal Decree implementing ITC 1992 (RD/ITC 1992);

(iv)	Non-resident investors whose holding of the Bonds is not connected to a professional activity in Belgium, referred to in article 105, 5° RD/ITC 1992;

(v)	Investment funds recognised in the framework of pension savings, referred to in article 115 RD/ITC 1992;

(vi)	Investors referred to in article 227, 2° ITC 1992, subject to non-resident income tax in accordance with article 233 ITC 1992 and which have used the income generating capital for the exercise of their professional activities in Belgium;

(vii)	The Belgian State, in respect of investments which are exempt from withholding tax in accordance with article 265 ITC 1992;

(viii)	Foreign investment funds (such as fonds de placement / beleggingsfondsen) the units of which are not publicly offered or marketed in Belgium;

(ix)	Belgian resident companies, not referred to under (i), whose activity exclusively or principally consists of granting credits and loans.

Eligible Investors do not include, inter alia, Belgian resident individuals and Belgian non-profit organisations, other than those mentioned under (ii) and (iii) above.

Participants in the Clearing System must keep the Bonds which they hold on behalf of non-Eligible Investors in a non-exempt securities account (N-Account). In such instance all payments of interest are subject to withholding tax, currently at a rate of 21 per cent. This withholding tax is withheld by the NBB from the

If the gross amount of all interest and dividend income declared and/or communicated to the contact centre exceeds EUR 20,020 on a yearly basis (threshold applicable for assessment year 2013, income year 2012), interest payment and paid to the tax authorities. Note that an increase of the withholding tax rate from 21 per cent. to 25 per cent. has been announced.

Transfers of Bonds between an X-account and an N-account give rise to certain adjustment payments on account of withholding tax:

•	A transfer from an N-account (to an X-account or N-account) gives rise to the payment by the transferor “non-Eligible Investor” to the NBB of withholding tax on the accrued fraction of interest calculated from the last interest payment date up to the transfer date.

•	A transfer from an X-account (or N-account) to an N-account gives rise to the refund by the NBB to the transferee non-Eligible Investor of withholding tax on the accrued fraction of interest calculated from the last interest payment date up to the transfer date.

•	Transfers of Bonds between two X-accounts do not give rise to any adjustment on account of withholding tax.

These adjustment mechanics are such that parties trading the Bonds on the secondary market, irrespective of whether they are Eligible or non-Eligible Investors, are in a position to quote prices on a gross basis.

When opening an X-account for the holding of Bonds, an Eligible Investor will be required to certify its eligible status on a standard form approved by the Belgian Minister of Finance and send the completed form to the participant in the Clearing System where the account is kept. This certification need not be periodically renewed (although Eligible Investors must update their certification should their eligible status change). Participants to the Clearing System are however required to make declarations to the NBB as to the eligible status of each investor for whom they hold Bonds in an X-account during the preceding calendar year.

These identification requirements do not apply to Bonds held with Euroclear or Clearstream, Luxembourg acting as Participants in the Clearing System, provided that they only hold X-accounts and that they are able to identify the holders for whom they hold Bonds in such accounts.

Interest, capital gains and income tax

Belgian resident individuals

For Belgian resident individuals holding the Bonds as a private investment and who opt to submit the interest on the Bonds, in addition to the withholding tax of 21 per cent., to an additional levy of 4 per cent., the taxes withheld fully discharge them from their personal income tax liability with respect to these interest payments. This means that they do not have to declare the interest obtained on the Bonds in their personal income tax return.

For Belgian resident individuals holding the Bonds as a private investment and who do not opt to submit the interest on the Bonds, in addition to the withholding tax of 21 per cent., to an additional levy of 4 per cent., the taxes withheld do not fully discharge them from their personal income tax liability with respect to these interest payments. In such case, the interest amount on the Bonds will be communicated to a special contact centre operated by the competent service of the Belgian tax administration, which may communicate certain information to the Belgian tax authorities, and the individual will need to declare the interest amount in his/her personal income tax return. The interest amount so declared will normally be taxed at the rate of 21 per cent. plus local surcharges (however, the Belgian federal government has approved a draft bill which, if adopted by the legislator, would abolish such local surcharges) or at the progressive personal income tax rates plus local surcharges taking into account the taxpayer’s other declared income (whichever is lower).

If the interest payment is declared, the withholding tax retained and, if applicable, the additional levy of 4 per cent., may be credited against the resulting income tax liability. the interest declared on the Bonds exceeding this threshold will be subject to an additional levy of 4 per cent. in the personal income tax declaration. Certain specific categories of interest and dividends are exempt and not taken into account in order to calculate whether the threshold is exceeded, i.e. liquidation bonuses, the income from government bonds issued and subscribed between 24 November and 2 December 2011 and income not considered as taxable moveable income (including the exempt part of interest on regulated savings accounts). Some other categories of interest and dividends are exempt, but are taken into account in order to calculate whether the threshold is exceeded, i.e. dividend income taxed at 25 per cent. and the part of interest on regulated savings accounts taxed at 15 per cent. Interest on the Bonds will be taken into account to calculate the EUR 20,020 threshold and will be subject to the 4 per cent. additional levy if and to the extent the threshold is exceeded.

Note that various tax law changes have been announced which, if adopted, would affect the tax regime of interest payments on the Bonds in the following way: (i) the Belgian interest withholding tax rate would increase from 21 per cent. to 25 per cent., (ii) the Belgian withholding tax would constitute the final tax for Belgian individuals, i.e. they would not be required to report the interest income in their annual personal income tax return and (iii) the 4% additional levy, including the system whereby certain information is communicated to a special contact centre, would be abolished.

Capital gains realised on the disposal of the Bonds are as a rule tax exempt, unless the capital gains are realised outside the normal management of one’s private estate or unless the capital gains qualify as interest (as defined under the section “Belgian withholding tax”). Capital losses realised upon the disposal of the Bonds held as a non-professional investment are in principle not tax deductible.

Specific tax rules apply to Belgian resident individuals who do not hold the Bonds as a private investment.

Belgian resident companies

Holders of Bonds which are Belgian resident companies will be subject to Belgian corporate income tax on the interest payments made on the Bonds at the ordinary corporate income tax rate of in principle 33.99 per cent. Capital gains realised in respect of the Bonds will be part of the company’s taxable income. Capital losses realised upon the sale of the Bonds are in principle tax deductible.

Belgian legal entities

Belgian legal entities which do not qualify as Eligible Investors (as defined under the section “Clearing System”) are subject to a withholding tax of 21 per cent. on interest payments. The withholding tax constitutes the final taxation. Note that an increase of the Belgian interest withholding tax rate from 21 per cent. to 25 per cent. has been announced.

Belgian legal entities which qualify as Eligible Investors (as defined under the section “Clearing System”) and which consequently have received gross interest income are required to pay the amount of the withholding tax themselves.

Capital gains realised on the disposal of the Bonds are as a rule tax exempt (unless the capital gains qualify as interest (as defined under the section “Belgian withholding tax”). Capital losses are in principle not tax deductible.

Non-residents

Bondholders who are non-residents of Belgium who are not holding the Bonds through a Belgian establishment and who are not investing in the Bonds in the course of their Belgian professional activity, will not incur or become liable for any Belgian tax on income or capital gains by reason only of the acquisition, ownership or disposal of the Bonds, provided that they qualify as Eligible Investors and hold their Bonds in an X-account.

Tax on stock exchange transactions

Secondary market trades in respect of the Bonds will give rise to a stock exchange tax (Taxe sur les operations de bourse / Taks op de Beursverrichtingen) if they are carried out in Belgium through a professional intermediary. The rate applicable for secondary sales and purchases is 0.09 per cent. The tax is due separately from each party to any such transaction, i.e. the seller (transferor) and the purchaser (transferee), and is collected by the professional intermediary. The amount of the transfer tax is, however, capped at EUR 650 per transaction per party.

This tax will not be payable by exempt persons acting for their own account, including all non-residents of Belgium subject to the delivery of an affidavit to the financial intermediary in Belgium confirming their nonresident status, and certain Belgian institutional investors as defined in article 126/1, 2° of the Code of miscellaneous duties and taxes (Code des droits et taxes divers / Wetboek diverse rechten en taksen).

European Union directive on taxation of savings income

Under the EU Savings Directive, EU Member States are required to provide to the tax authorities of another EU Member State details of payments of interest (or similar income) paid by a person within their jurisdiction to an individual resident in that other EU Member State or to certain limited types of entities established in that other EU Member State. However, for a transitional period, the Grand Duchy of Luxembourg and Austria are instead required (unless during that period they elect otherwise) to operate a withholding system in relation to such payments (the ending of such transitional period being dependent upon the conclusion of certain other agreements relating to information exchange with certain other countries). A number of non-EU countries and territories including Switzerland have adopted similar measures (a withholding system in the case of Switzerland).

The European Commission has proposed certain amendments to the Directive, which may, if implemented, amend or broaden the scope of the requirements described above.

Taxation in the Grand Duchy of Luxembourg

Please be aware that the residence concept used under the respective headings below applies for Luxembourg income tax assessment purposes only. Any reference in the present section to a tax, duty, levy, impost or other charge or withholding of a similar nature refers to Luxembourg tax law and/or concepts only. Also, please note that a reference to Luxembourg income tax encompasses corporate income tax (impot sur le revenu des collectivites), municipal business tax (impot commercial communal), a solidarity surcharge (contribution au fonds pour l’emploi) as well as personal income tax (impot sur le revenu) generally. Corporate taxpayers may further be subject to net wealth tax (impot sur la fortune) as well as other duties, levies or taxes. Corporate income tax, municipal business tax as well as the solidarity surcharge invariably apply to most corporate taxpayers resident of Luxembourg for tax purposes. Individual taxpayers are generally subject to personal income tax and the solidarity surcharge. Under certain circumstances, where an individual taxpayer acts in the course of the management of a professional or business undertaking, municipal business tax may apply as well.

Withholding Tax

(i)	Non-resident holders of Bonds

Under Luxembourg general tax laws currently in force and subject to the laws of 21 June 2005, as amended (the Laws), there is no withholding tax on payments of principal, premium or interest made to non-resident holders of Bonds, nor on accrued but unpaid interest in respect of the Bonds, nor is any Luxembourg withholding tax payable upon redemption (including the redemption at the Resident holders of Bonds

Under Luxembourg general tax laws currently in force and subject to the law of 23 December 2005, as amended (the Law), there is no withholding tax on payments of principal, premium or interest made to Luxembourg resident holders of Bonds, nor on accrued but unpaid interest in respect of Bonds, nor is any Luxembourg withholding tax payable upon redemption (including the redemption at the option of the Bondholders pursuant to Condition 6.3 (Redemption at the Option of Bondholders) in case of a Change of Control) or repurchase of the Bonds held by non-resident holders of Bonds.

Under the Laws implementing the Council Directive 2003/48/EC of 3 June 2003 on taxation of savings income in the form of interest payments (the Savings Directive) and ratifying the treaties entered into by Luxembourg and certain dependent and associated territories of EU Member States (the Territories), payments of interest or similar income made or ascribed by a paying agent established in Luxembourg to or for the immediate benefit of an individual beneficial owner or a residual entity, as defined by the Laws, which are resident of, or established in, an EU Member State (other than Luxembourg) or one of the Territories will be subject to a withholding tax unless the relevant recipient has adequately instructed the relevant paying agent to provide details of the relevant payments of interest or similar income to the fiscal authorities of his/her/its country of residence or establishment, or, in the case of an individual beneficial owner, has provided a tax certificate issued by the fiscal authorities of his/her country of residence in the required format to the relevant paying agent. Responsibility for the withholding of the tax will be assumed by the Luxembourg paying agent. Payments of interest under the Bonds coming within the scope of the Laws will be subject to a withholding tax of 35 per cent.

(ii)	Resident holders of Bonds

Under Luxembourg general tax laws currently in force and subject to the law of 23 December 2005, as amended (the Law), there is no withholding tax on payments of principal, premium or interest made to Luxembourg resident holders of Bonds, nor on accrued but unpaid interest in respect of Bonds, nor is any Luxembourg withholding tax payable upon redemption (including the redemption at the option of the Bondholders pursuant to Condition 6.3 (Redemption at the Option of Bondholders) in case of a Change of Control) or repurchase of Bonds held by Luxembourg resident holders of Bonds.

Under the Law payments of interest or similar income made or ascribed by a paying agent established in Luxembourg to or for the benefit of an individual beneficial owner who is resident of Luxembourg will be subject to a withholding tax of 10 per cent. Such withholding tax will be in full discharge of income tax if the beneficial owner is an individual acting in the course of the management of his/her private wealth. Responsibility for the withholding of the tax will be assumed by the Luxembourg paying agent. Payments of interest under the Bonds coming within the scope of the Law would be subject to withholding tax of 10 per cent.

Income Taxation

(i)	Non-resident holders of Bonds

A non-resident holder of Bonds, not having a permanent establishment or permanent representative in Luxembourg to which/whom such Bonds are attributable, is not subject to Luxembourg income tax on interest accrued or received, redemption premiums or issue discounts, under the Bonds. A gain realized by such non-resident holder of Bonds on the sale or disposal, in any form whatsoever, of the Bonds is further not subject to Luxembourg income tax.

A non-resident corporate holder of Bonds or an individual holder of Bonds acting in the course of the management of a professional or business undertaking, who has a permanent establishment or permanent representative in Luxembourg to which/whom such Bonds are attributable, is subject to Luxembourg income tax on interest accrued or received, redemption premiums or issue discounts, under the Bonds and on any gains realised upon the sale or disposal, in any form whatsoever, of the Bonds.

(ii)	Resident holders of Bonds

Holders of Bonds who are residents of Luxembourg will not be liable for any Luxembourg income tax on repayment of principal.

(a)	Luxembourg resident corporate holders of Bonds

A corporate holder of Bonds must include any interest accrued or received, any redemption premium or issue discount, as well as any gain realised on the sale or disposal, in any form whatsoever, of the Bonds, in its taxable income for Luxembourg income tax assessment purposes.

A corporate holder of Bonds that is governed by the law of 11 May 2007 on family wealth management companies, as amended, or by the law of 17 December 2010 on undertakings for collective investment, or by the law of 13 February 2007 on specialised investment funds, as amended, is neither subject to Luxembourg income tax in respect of interest accrued or received, any redemption premium or issue discount, nor on gains realised on the sale or disposal, in any form whatsoever, of the Bonds.

(b)	Luxembourg resident individual holders of Bonds

An individual holder of Bonds, acting in the course of the management of his/her private wealth, is subject to Luxembourg income tax at progressive rates in respect of interest received, redemption premiums or issue discounts, under the Bonds, except if (i) withholding tax has been levied on such payments in accordance with the Law, or (ii) the individual holder of the Bonds has opted for the application of a 10 per cent. tax in full discharge of income tax in accordance with the Law, which applies if a payment of interest has been made or ascribed by a paying agent established in a EU Member State (other than Luxembourg), or in a Member State of the European Economic Area (other than a EU Member State), or in a state that has entered into a treaty with Luxembourg relating to the Savings Directive. A gain realised by an individual holder of Bonds, acting in the course of the management of his/her private wealth, upon the sale or disposal, in any form whatsoever, of Bonds is not subject to Luxembourg income tax, provided this sale or disposal took place more than six months after the Bonds were acquired. However, any portion of such gain corresponding to accrued but unpaid interest income is subject to Luxembourg income tax except if tax has been withheld on such interest in accordance with the Law.

An individual holder of Bonds, whether he/she is a resident of Luxembourg or not, is not subject to Luxembourg wealth tax on such Bonds.

An individual holder of Bonds who acts in the course of the management of a professional or business undertaking must include any interest accrued or received, any redemption premium or issue discount, as well as any gain realised on the sale or disposal, in any form whatsoever, of the Bonds, in its taxable income for Luxembourg income tax assessment purposes. If applicable, the tax levied in accordance with the Law will be credited against his/her final tax liability.

Net Wealth Taxation

A corporate holder of Bonds, whether it is a resident of Luxembourg for tax purposes or, if not, it maintains a permanent establishment or a permanent representative in Luxembourg to which/whom such Bonds are attributable, is subject to Luxembourg wealth tax on such Bonds, except if the holder of Bonds is governed by the law of 11 May 2007 on family wealth management companies, as amended, or by the law of 17 December 2010 on undertakings for collective investment, or by the law of 13 February 2007 on specialised investment funds, as amended, or is a securisation company governed by the law of 22 March 2004 on securitisation, as amended, or is a capital company governed by the law of 15 June 2004 on venture capital vehicles, as amended.

Other Taxes

Neither the issuance nor the transfer, redemption or repurchase of Bonds will give rise to any Luxembourg stamp duty, value added tax, issuance tax, registration tax, transfer tax or similar taxes or duties.

However, a nominal registration duty may be due upon the registration of the Bonds in Luxembourg, in the case of legal proceedings before Luxembourg courts or in case the Bonds must be produced before an official Luxembourg authority, or in case of a registration of the Bonds on a voluntary basis.

Where a holder of Bonds is a resident of Luxembourg for tax purposes at the time of his/her death, the Bonds are included in his/her taxable estate for inheritance tax assessment purposes.

Gift tax may be due on a gift or donation of Bonds if embodied in a Luxembourg deed passed in front of a Luxembourg notary or recorded in Luxembourg.

No dealings in the Bonds on a regulated market for the purposes of Directive 2004/39/EC of the European Parliament and of the Council of 21 April 2004 on markets in financial instruments amending Council

PART XII: SUBSCRIPTION AND SALE

KBC Bank NV (having its registered office at Havenlaan 2, B-1080 Brussels) (KBC Bank) and Belfius Bank NV/SA (having its registered office at Pachecolaan 44, B-1000 Brussels) (Belfius Bank) are acting as joint lead managers (the Joint Lead Managers and each a Joint Lead Manager) and Bank Degroof NV (having its registered office at Nijverheidstraat 44, B-1040 Brussels) (Bank Degroof) and Petercam SA (having its registered office at Place Sainte-Gudule 19, B-1000 Brussels) (Petercam) are acting as co-lead managers (the Co-lead Managers and each a Co-lead Manager) (the Joint Lead Managers and Co-lead Managers are together referred to as the Managers and each a Manager) have, pursuant to a placement agreement dated on or around 27 November 2012 (the Placement Agreement), agreed with the Issuer, subject to certain terms and conditions, to use best efforts to place the Bonds in a minimum amount of EUR200,000,000 with third parties at the Issue Price and at the conditions specified below. KBC Bank NV has been appointed as sole global coordinator (the Global Coordinator) and domiciliary, calculation, paying and listing agent for the purposes of the Public Offer, both in Belgium as in the Grand Duchy of Luxembourg.

This section contains the terms and conditions of the Public Offer of the Bonds by the Managers. Each offer and sale of the Bonds by a Financial Intermediary will be made in accordance with the terms and conditions as agreed between a Financial Intermediary and an investor, including in relation to the price, the allocation and the costs and/or taxes to be borne by an investor. The Issuer is not a party to any arrangements or terms and conditions in connection with the offer and sale of the Bonds between the Financial Intermediary and an investor. This Prospectus does not contain the terms and conditions of any Financial Intermediary. The terms and conditions in connection with the offer and sale of the Bonds will be provided to any investor by a Financial Intermediary during the Subscription Period. The Issuer nor any Manager can be held responsible or liable for any such information.

Subscription Period

The Bonds will be offered to the public in Belgium and in the Grand Duchy of Luxembourg (the Public Offer). Presently the Managers expect to offer the Bonds to qualified investors (as defined in the Luxembourg Prospectus Law, the Qualified Investors) and to investors who are not Qualified Investors (the Retail Investors). The Bonds will be issued on 12 December 2012 (the Issue Date). However, in case a supplement to the Prospectus gives rise to withdrawal rights exercisable on or after the Issue Date of the Bonds in accordance with Article 13 of the Luxembourg Prospectus Law, the Issue Date will be postponed until the first business day following the last day on which the withdrawal rights may be exercised.

The Public Offer will start on 30 November 2012 at 9.00 a.m. (Brussels time) and end on 5 December 2012 at 4.00 p.m. (Brussels time) (the Subscription Period), or such earlier date as the Issuer may determine in agreement with the Joint Lead Managers. In this case, such closing date will be announced by or on behalf of the Issuer, on its website (within the section “Omega Pharma Invest Prospectus”) (vvww.omegauharmainvest.com), and on the website of the Managers, KBC Bank NV (www.kbc.be), Belfius Bank (www.belfius.be), Bank Degroof (www.degroof.be) and Petercam (www.petercam.be).

Except in case of oversubscription as set out below under “Early closure and reduction — allotment / oversubscription in the Bonds”, a prospective subscriber will receive 100 per cent. of the amount of the Bonds validly subscribed to it during the Subscription Period.

Prospective subscribers will be notified of their allocations of Bonds by the applicable financial intermediary in accordance with the arrangements in place between such financial intermediary and the prospective subscriber.

The expected minimum nominal amount of the issue amounts to EUR 200,000,000 and the maximum nominal amount amounts to EUR 300,000,000.

Directives 85/611/EEC and 93/6/EEC and Directive 2000/12/EC of the European Parliament and of the Council and repealing Council Directive 9322/EEC, as amended, may take place prior to the Issue Date.

After having read the entire Prospectus, the investors can subscribe to the Bonds via the branches of the following Managers appointed by the Issuer, using the subscription form provided by the Managers (if any): KBC Bank (including CBC Banque SA and KBC Securities NV (through www.bolero.be)), Belfius Bank, Bank Degroof (www.degroof.be) and Petercam (www.petercam.be) as well as any relevant other subsidiary in the Grand Duchy of Luxembourg of each of the above mentioned Managers (as decided by each Manager and its subsidiary).

The applications can also be submitted via agents or any other financial intermediaries in Belgium and in the Grand Duchy of Luxembourg. In this case, the investors must obtain information concerning the commission fees that the financial intermediaries can charge. These commission fees are charged to the investors.

Conditions to which the Public Offer is subject

The Public Offer and the issue of the Bonds is subject to a limited number of conditions set out in the Placement Agreement, which are customary for this type of transaction, and which include, amongst others:

(i) the correctness of the representations and warranties made by the Issuer in the Placement Agreement,

(ii) the Placement Agreement, the Clearing Agreement and the Agency Agreement have been executed by all parties thereto prior to the Issue Date, (iii) the admission to trading of the Bonds on the regulated market of the Luxembourg Stock Exchange has been granted on or prior to the Issue Date, (iv) there having been, as at the Issue Date, no material adverse change (as defined in the Placement Agreement) affecting the Issuer and Omega Pharma NV and no event making any of the representations and warranties contained in the Placement Agreement untrue or incorrect on the Issue Date as if they had been given and made on such date and the Issuer having performed all the obligations to be performed by it under the Placement Agreement on or before the Issue Date and (v) at the latest on the Issue Date, the Managers having received customary confirmations as to certain legal and financial matters pertaining to the Issuer. These conditions can be waived (in whole or in part) by the Managers. The Placement Agreement does not entitle the Managers to terminate their obligations prior to payment being made to the Issuer, except in certain limited circumstances.

Issue Price

The issue price for the Bonds will be of 101.875 per cent. (the Issue Price). The Retail Investors will pay the Issue Price.

The Qualified Investors will pay the Issue Price that includes a distribution commission of 1.875 per cent. less a discount or plus a margin, such resulting price being subject to change during the Subscription Period based among others on (i) the evolution of the credit quality of the Issuer (credit spread), (ii) the evolution of interest rates, (iii) the success (or lack of success) of the placement of the Bonds, and (iv) the amount of Bonds purchased by an investor, each as determined by each Joint Lead Manager in its sole discretion.

The yield of the Bonds is 4.696 per cent. on an annual basis. The yield is calculated as at 26 November 2012 on the basis of the Issue Price for Retail Investors and is based on the assumption that the Bonds will be held until their maturity date. It is not an indication of future yield.

The minimum amount of application for the Bonds is EUR 1,000. The maximum amount of application is the Aggregate Nominal Amount.

Aggregate Nominal Amount

As the case may be, upon the decision of the Issuer in consultation with the Joint Lead Managers (taking into account the demand from investors), the final aggregate nominal amount of the Bonds may be increased at the end (or upon the early closing) of the Subscription Period.

The criteria in accordance with which the final aggregate nominal amount of the Bonds will be determined by the Issuer are the following: (i) the funding needs of the Issuer, which could evolve during the Subscription Period for the Bonds, (ii) the levels of the interest rates and the credit spread of the Issuer on a daily basis, (iii) the level of demand from investors for the Bonds as observed by the Joint Lead Managers on a daily basis, (iv) the occurrence or not of certain events during the Subscription Period of the Bonds giving the possibility to the Issuer and/or the Joint Lead Managers to early terminate the Subscription Period or not to proceed with the offer and the issue in accordance with section “Conditions to which the Public Offer is subject” and (v) the fact that the Bonds, if issued, will have a minimum aggregate amount of EUR 200,000,000 and a maximum aggregate amount of EUR 300,000,000.

The Issuer has reserved the right not to proceed with the issue of the Bonds if at the end of the Subscription Period, the aggregate principal amount of the Bonds that have been subscribed for is lower than EUR 200,000,000.

The final aggregate nominal amount shall be published as soon as possible after the end (or the early closing) of the Subscription Period by the Issuer, on its website (within the section “Omega Pharma Invest Prospectus”) (www.omegapharmainvest.com), and on the website of the Managers: KBC Bank NV (www.kbc.be), Belfius Bank (www.belfius.be), Bank Degroof (www.degroof be) and Petercam (www.petercam. be).

Payment date and details

The payment date is 12 December 2012. The payment for the Bonds can only occur by means of debiting from a deposit account.

On the date that the subscriptions are settled, the Clearing System will credit the custody account of the Agent according to the details specified in the rules of the Clearing System.

Subsequently, the Agent, at the latest on the payment date, will credit the amounts of the subscribed Bonds to the account of the participants for onward distribution to the subscribers, in accordance with the usual operating rules of the Clearing System.

Costs and fees

The net proceeds (before deduction of expenses) will be an amount equal to the aggregate nominal amount of the Bonds issued (the Aggregate Nominal Amount) multiplied by the Issue Price expressed in percentage, minus the total selling and distribution commission of 1.875 per cent. (borne by the subscribers; see also “Issue Price” above).

The Issue Price shall include the selling and distribution commission described below, such commission being borne and paid by the subscribers.

Expenses specifically charged to the subscribers:

•	the Retail Investors will bear a selling and distribution commission of 1.875 per cent., included in the Issue Price; and

•	the Qualified Investors will bear a distribution commission of 1.875 per cent., subject to the discount or margin foreseen in this section under “Issue Price” above. The distribution commission paid by the Qualified Investors will range between 0 and 1.875.

Such commission will be included in the issue price applied to them.

Financial services

The financial services in relation to the Bonds will be provided free of charge by the Managers.

The costs for the custody fee for the Bonds are charged to the subscribers. Investors must inform themselves about the costs their financial institutions might charge them.

Investors must inform themselves about the costs the other financial institutions might charge them.

In addition, Bondholders should be aware that when they exercise the Change of Control Put via a financial intermediary (other than the Agent) they may have to bear additional costs and expenses that are imposed by such financial intermediary.

Early closure and reduction — allotment / over-subscription in the Bonds

Early termination of the Subscription Period will intervene at the earliest on 30 November 2012 at 5.30 pm (Brussels time) (the minimum Subscription Period is referred to as the Minimum Sales Period) (this is the third business day in Belgium following the day on which the Prospectus has been made available on the websites of the Issuer and the Managers (including the day on which the Prospectus was made available). This means that the Subscription Period will remain open at least one business day until 5.30 pm. Thereafter, early termination can take place at any moment (including in the course of a business day). In case of early termination of the Subscription Period, a notice will be published as soon as possible on the websites of the Issuer and the Managers. This notice will specify the date and hour of the early termination.

The Subscription Period may be shortened by the Issuer during the Subscription Period with the consent of the Joint Lead Managers (i) as soon as the total amount of the Bonds reaches EUR 200,000,000, (ii) in the event that a major change in market conditions occurs, or (iii) in case a Material Adverse Change (as defined in the Placement Agreement) occurs with respect to the Issuer. In case the Subscription Period is terminated early as a result of the occurrence described under (ii) and (iii) in the preceding sentence and the total amount of EUR 200,000,000 is not yet reached, then the Issuer will publish a supplement to the Prospectus (see pages 5-6 of the Prospectus, for further information with respect to the publication of supplements to the Prospectus).

The Issuer may, with the consent of the Joint Lead Managers, decide to limit the Aggregate Nominal Amount of the Bonds if the Subscription Period is closed early in response to a major change in market conditions (among others, but not limited to a change in national or international financial, political or economic circumstances, exchange rates or interest rates) or a material adverse change in the financial condition of the Issuer.

The Issuer has reserved the right not to proceed with the issue of the Bonds if at the end of the subscription period, the aggregate nominal amount of the Bonds that have been subscribed for is lower than EUR 200,000,000.

In addition, the offer is subject to specific conditions negotiated between the Managers and the Issuer that are included in the Placement Agreement, and in particular, the obligations of the Managers under the Placement Agreement could terminate, inter alia, as set out above.

All subscriptions that have been validly introduced by the Retail Investors with the Managers before the end of the Minimum Sales Period (as defined above) will be taken into account when the Bonds are allotted, it being understood that in case of oversubscription, a reduction may apply, i.e. the subscriptions will be scaled back proportionally, with an allocation of a multiple of EUR 1,000, and to the extent possible, a minimum nominal amount of EUR 1,000, which corresponds to the denomination of the Bonds.

On the basis of an aggregate nominal amount of EUR 300,000,000, the Joint Lead Managers have the right to place an amount of EUR 80,000,000 of the Bonds to be issued with third party distributors and other Qualified Investors (or 8/30 of the nominal amount of the Bonds to be issued) (the JLM Bonds) and each of the Joint Lead Managers has the right to place an amount of EUR 80,000,000 (or 8/30 of the nominal amount of the Bonds to be issued) exclusively with its own retail and private banking clients. Each Co-lead Manager has the right to place an amount of EUR 30,000,000 (or 3/30 of the nominal amount of the Bonds to be issued) (i) to their own retail and private banking clients or to their proprietary funds and (ii) towards third party distributors and other Qualified Investors located outside Belgium and Luxembourg. This allocation structure can only be amended if agreed between the Issuer and the Joint Lead Managers. The price payable by Retail Investors and Qualified Investors for the Bonds is described in paragraph “Issue Price” above.

At the end of the Minimum Sales Period, each of the Managers may publish a notice on its website to inform its clients that it will stop collecting subscriptions and will then send the same notice to the Issuer that will publish it on its website as soon as practicable. Such process will enable all the potential investors to know where the subscriptions are still open.

(i) In case the Bonds (other than the JLM Bonds) assigned to one of the Joint Lead Managers are not fully placed by such Joint Lead Manager as observed at 4.00 pm (Brussels time) on the date being the first Business Day of the Subscription Period, then, upon notification to the Issuer and subject to its consent, the other Joint Lead Manager shall have the right (but not the obligation) to purchase the unplaced Bonds (other than the JLM Bonds) allotted to such Joint Lead Manager and to place such Bonds with its own retail and private banking clients who are not Qualified Investors.

(ii) In case the Bonds assigned to the Co-lead Managers are not fully placed by such Co-lead Manager as observed at 4.00 pm (Brussels time) on the date being the first Business Day of the Subscription Period, then, upon notification to the Issuer and subject to its consent, the Joint Lead Managers shall have the right (but not the obligation) to purchase the unplaced Bonds allotted to such Co-lead Manager and to place such Bonds with their own retail and private banking clients who are not Qualified Investors, pro rata the Bonds placed with their own retail and private banking clients by such Joint Lead Manager on an equal basis.

(iii) At the end of each day of the Subscription Period the Joint Lead Managers and the Issuer shall consult together and may jointly decide to authorise the Co-lead Managers to place Bonds with their third party distributors and other Qualified Investors located outside of Belgium and the Grand Duchy of Luxembourg.

(iv) In case some of the Bonds (as the case may be, re-assigned pursuant to (i) up to and including (iii) above) remain unplaced at the end of the second Business Day of the Subscription Period, the Joint Lead Managers shall further reallocate such unplaced Bonds in full consultation with the Issuer with a view to placing such unplaced Bonds. The re-allocation mechanism shall be applied on a daily basis until the earlier of the following events (i) the moment on which all Bonds have been placed and (ii) the end of the Subscription Period.

The Subscription Period will only be early terminated in case all the Managers have placed their allotment of Bonds (as increased or after redistribution of the allotment as set out herein).

Subscribers may have different reduction percentages applied to them depending on the Manager through which they have subscribed.

The Managers shall in no manner whatsoever be responsible for the allotment criteria that will be applied by other financial intermediaries.

In case of early termination of the Subscription Period, the investors will be informed regarding the number of Bonds that have been allotted to them as soon as possible after the date of the early termination of the Subscription Period.

Subject to compliance with any applicable selling restrictions, the Bonds are freely transferable. See also “Selling Restrictions” below.

Any payment made by a subscriber to the Bonds in connection with the subscription of Bonds which are not allotted will be refunded within 7 Business Days (as defined in the Terms and Conditions of the Bonds) after the date of payment in accordance with the arrangements in place between such relevant subscriber and the relevant financial intermediary, and the relevant subscriber shall not be entitled to any interest in respect of such payments.

Results of the Public Offer

The results of the offer of the Bonds (including its net proceeds) shall be published as soon as possible after the end of the Subscription Period and on or before the Issue Date by the Issuer, on its website (within the section “Omega Pharma Invest Prospectus”) www.omegapharmainvest.com, and by the Managers on the websites of KBC Bank NV (www.kbc.be), Belfius Bank (www.belfius.be), Bank

Degroof (www.degroofbe) and Petercam (www.petercam.be). The same method of publication will be used to inform the investors in case of early termination of the Subscription Period. Furthermore, the amount of Bonds will be notified to the CSSF as soon as possible at the earlier of the end of the Subscription Period and the date of the early termination of the Subscription Period, as required by Article 10 of the Luxembourg Prospectus Law.

In the event of the Public Offer being completed, the Managers shall have the right, at their own expenses, to disclose their participation in the Public Offer in investor presentations, reports or/and by way of placement of “tombstone” advertisements in financial or other newspapers or via any other communication means after prior approval of the Issuer. The Issuer will not have the right to disclose the amounts placed or sold by the respective Managers.

Expected timetable of the Public Offer

The main steps of the timetable of the Public Offer can be summarised as follows:

•	27 November 2012: publication of the Prospectus on the website of the Issuer

•	30 November 2012, 9.00 a.m. (Brussels time): opening date of the Subscription Period

•	5 December 2012, 4.00 p.m. (Brussels time): closing date of the Subscription Period (if not closed earlier)

•	Between 5 December 2012 and 12 December 2012: expected publication date of the results of the offer of the Bonds (including its net proceeds), unless published earlier in case of early closing

•	12 December 2012: Issue Date and listing of the Bonds on the Luxembourg Stock Exchange and admission to trading of the Bonds on the regulated market of the Luxembourg Stock Exchange.

The dates and times of the Public Offer and periods indicated in the above timetable and throughout this Prospectus may change. Should the Issuer decide to amend such dates, times or periods, it will inform investors through a publication in the financial press. Any material alterations to this Prospectus are to be approved by the CSSF, and will be, in each case as and when required by applicable law, published in a press release, an advertisement in the financial press, and/or a supplement to this Prospectus.

Costs

Each subscriber shall make his own enquiries with his financial intermediaries on the related or incidental costs (transfer fees, custody charges, etc.), which the latter may charge him with.

Transfer of the Bonds

Subject to compliance with any applicable selling restrictions, the bonds are freely transferable. See also “Selling Restrictions” below.

Selling Restrictions

Countries in which the Public Offer is open

The Bonds are being offered only to investors to whom such offer can be lawfully made under any law applicable to those investors. The Issuer has taken necessary actions to ensure that Bonds may lawfully be offered to the public in Belgium and the Grand Duchy of Luxembourg. The Issuer has not taken any action to permit any offering of the Bonds in any other jurisdiction outside of Belgium and the Grand Duchy of Luxembourg.

The distribution of this Prospectus and the subscription for and acquisition of the Bonds may, under the laws of certain countries other than Belgium and the Grand Duchy of Luxembourg, be governed by specific regulations or legal and regulatory restrictions. Individuals in possession of this Prospectus, or considering the subscription for, or acquisition of, the Bonds, must inquire about those regulations and about possible restrictions resulting from them, and comply with those restrictions. Intermediaries cannot permit the subscription for, or acquisition of, the Bonds for clients whose addresses are in a country where such restrictions apply. No person receiving this Prospectus (including trustees and nominees) may distribute it in, or send it to, such countries, except in conformity with applicable law.

This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the Bonds, or an offer to sell or the solicitation of an offer to buy the Bonds in any circumstances in which such offer or solicitation is unlawful. Neither the Issuer nor the Managers have authorised, nor do they authorise, the making of any offer of the Bonds (other than in the Public Offer in Belgium and the Grand Duchy of Luxembourg) in circumstances in which an obligation arises for the Issuer or the Managers to publish a prospectus for such offer.

The following sections set out specific notices in relation to certain countries that, if stricter, shall prevail over the foregoing general notice.

Selling restriction in the EEA

The Issuer has not authorised any offer to the public of the Bonds in any Member State of the European Economic Area, other than Belgium and the Grand Duchy of Luxembourg. In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), an offer to the public of any Bonds may not be made in that Relevant Member State, other than the offer in Belgium and the Grand Duchy of Luxembourg contemplated in this Prospectus once this Prospectus has been approved by the CSSF, passported into Belgium, and published in Belgium and the Grand Duchy of Luxembourg in accordance with the Prospectus Directive as implemented in Belgium and the Grand Duchy of Luxembourg, respectively, except that an offer to the public in that Relevant Member State of any Bonds may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

•	to legal entities which are qualified investors as defined under the Prospectus Directive;

•	to fewer than 100, or, if the Relevant Member State has implemented the relevant provisions of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the Issuer for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of the Bonds shall result in a requirement for the Issuer or the Managers to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of the provisions above, the expression an offer to the public in relation to any Bonds in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the Public Offer and the Bonds to be offered so as to enable an investor to decide to purchase any Bonds, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression Prospectus Directive means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in each Relevant Member State and the expression 2010 PD Amending Directive means Directive 2010/73/EU.

United Kingdom

Each Manager has represented and agreed that:

•	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the Financial Services and Markets Act)) received by it in connection with the issue or sale of any Bonds in circumstances in which Section 21(1) of the Financial Services and Markets Act does not apply to the Issuer; and

•	it has complied and will comply with all applicable provisions of the Financial Services and Markets Act with respect to anything done by it in relation to the Bonds in, from or otherwise involving the United Kingdom.

United States

The Bonds have not been, and will not be, registered under the United States Securities Act of 1933, as amended (the Securities Act), or the securities laws of any State or other jurisdiction of the United States, and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. The Bonds are being offered and sold solely outside the United States to non-U.S. persons in reliance on Regulation S under the Securities Act (Regulation S). Terms used in this paragraph have the meaning given to them in Regulation S.

The Managers have agreed that they will not offer, sell or deliver the Bonds (i) as part of their distribution at any time or (ii) otherwise until 40 days after the later of the commencement of the Public Offer and the Issue Date within the United States or to, or for the account or benefit of, U.S. persons, and that they will have sent to each distributor, dealer or person receiving a selling concession, fee or other remuneration (if any) to which they sell Bonds during the distribution compliance period a confirmation or other notice setting forth the restrictions on offers and sales of the Bonds within the United States or to, or for the account or benefit of, U.S. persons. Terms used in this paragraph have the meaning given to them in Regulation S.

In addition, until 40 days after the commencement of the Public Offer, an offer or sale of the Bonds within the United States by a dealer (whether or not participating in the Public Offer) may violate the registration requirements of the Securities Act if such offer or sale is made otherwise than in accordance with an available exemption from registration under the Securities Act.

PART XIII: GENERAL INFORMATION

(1)	Application has been made for the Bonds to be listed as from the Issue Date on the official list of the Luxembourg Stock Exchange and admitted to trading on the regulated market of the Luxembourg Stock Exchange. KBC Bank NV has been appointed as listing agent for that purpose. The CSSF assumes no responsibility as to the economic and financial soundness of the transaction and the quality or solvency of the Issuer.

(2)	The issue of the Bonds was authorised by resolutions passed by the Board of Directors of the Issuer on 16 November 2012.

(3)	The Bonds have been accepted for clearance through the clearing system of the National Bank of Belgium. The Common Code of the Bonds is 086010054. The International Securities Identification Number (ISIN) of the Bonds is BE6245875453. The address of the National Bank of Belgium is Boulevard de Berlaimont 14, B-1000 Brussels.

(4)	Certain Managers are a creditor of the Issuer and/or its Subsidiaries in the framework of its banking operations and in recent financing operations of the Group. Reference is made to page 77 of this Prospectus for a further description of the involvement of the Managers in existing financing arrangements of the Issuer and the Group, see also Part X: Use of Proceeds. So far as the Issuer is aware, no other person involved in the Public Offer has any interest, including conflicting ones, that is material to the Public Offer, save for any fees payable to the Managers and the Global Coordinator.

(5)	Where information in this Prospectus has been sourced from third parties, this information has been accurately reproduced and as far as the Issuer is aware and is able to ascertain, to its reasonable knowledge, from the information published by such third parties no facts have been omitted which would render the reproduced information inaccurate or misleading in any material respect. The source of third party information is identified where used.

(6)	During the Subscription Period and during the life of the Bonds, copies of the following documents will be available, during usual business hours on any weekday (Saturdays and public holidays excepted), for inspection at the registered office of the Issuer, Venecoweg 26, B-9810 Nazareth, Belgium:

•	the Articles of Association (statuts/statuten) of the Issuer, in Dutch and French;

•	the annual report and audited financial statements of the Issuer for the years ended 31 December 2010 and 31 December 2011 (statutory in accordance with Belgian GAAP) and the annual report and audited financial statements of the year ended 31 December 2011 (consolidated in accordance with IFRS, with comparative figures for the year ended 31 December 2010) together with the audit reports thereon;

•	the interim financial report of the Issuer for the six months period ended 30 June 2012 together with the review report thereon;

•	a copy of this Prospectus together with any Supplement to this Prospectus;

•	a copy of the Agency Agreement and the Clearing Agreement; and

•	all reports, letters and other documents, balance sheets, valuations and statements by any expert any part of which is included or referred to in this Prospectus.

(7)	The statutory auditor PricewaterhouseCoopers Bedrijfsrevisoren BCVBA, Registered Auditors, represented by Peter Opsomer BVBA, represented by Mr. Peter Opsomer (member of the Institut des Reviseurs d’Entreprises/Instituut der Bedriffsrevisoren) has audited, and rendered unqualified audit reports on, the annual financial statements of the Issuer for the years ended 31 December 2010 and 31 December 2011 and the consolidated IFRS financial statements of the Issuer for the financial year ended 31 December 2011.

(8)	No rating has been assigned to the Bonds.

FORM OF CHANGE OF CONTROL PUT EXERCISE NOTICE

Important: the present notice shall not be sent directly to the Issuer or to the Agent but shall be deposited with the bank or Financial Intermediary through which the Bondholder holds Bonds, as foreseen under Condition 63(a).

Addressee	Copy to the Agent
Omega Pharma Invest NV (the Issuer) Venecoweg 26 B-9810 Nazareth Attn : CFO	KBC Bank NV (the Agent) Havenlaan 2 B-1000 Brussels Attn : Debt Capital Markets Desk

Reference is made to the listing and offering Prospectus dated 27 November 2012 (the Prospectus), in respect of the public offer in Belgium and Grand Duchy of Luxembourg of 5.125 per cent. fixed rate Bonds due 12 December 2017, ISIN Code BE6245875453 (the Bonds).

Terms not otherwise defined herein shall have the meaning assigned to them in the Prospectus.

By sending this duly completed Change of Control Put Exercise Notice to the Issuer with a copy to the Agent for the above mentioned Bonds, the undersigned Bondholder irrevocably exercises its option to have the Bonds early redeemed in accordance with Condition 6.3 (Redemption at the Option of Bondholders) on the Put Date for an aggregate nominal amount of EUR [            ].(‘) for which the undersigned Bondholder hereby confirms that (i) he/she holds this amount of Bonds and (ii) he/she hereby commits not to sell or transfer this amount of Bonds until the Put Date.

Contact details of the Bondholder requesting the early redemption(2):

Name and first name ________________________________

Address: _________________________________________

Payment Instructions(3):

Please make payment in respect of the above-mentioned Bonds by transfer to the following bank account:

Name of the bank: ________________________________

Branch Address: _________________________________

Account Number: ________________________________

I hereby confirm that the payment will be done against debit of my securities account N° [    ] with the bank [    ] for the above mentioned nominal amount of the Bonds in dematerialised form.

Signature of the holder: ____________________________	Signature Date: ____________________________

NOTE: The Agent will not in any circumstances be liable to any Bondholder or any other person for any loss or damage arising from any act, default or omission of such Agent in relation to the said Bonds or any of them unless such loss or damage was caused by the fraud or negligence of such Agent.

1	Complete as appropriate
2	Complete as appropriate
3	Complete as appropriate

This Put Exercise Notice is not valid unless (i) all of the paragraphs requiring completion are duly completed and (ii) it is duly signed and sent. Once validly given this Put Exercise Notice is irrevocable.

Registered/Head Office of the Issuer

Omega Pharma Invest NV Venecoweg 26 B-9810 Nazareth

Global Coordinator

KBC Bank NV Havenlaan 2 B-1080 Brussels

Joint Lead Managers

KBC Bank NV Havenlaan 2 B-1080 Brussels	Belfius Bank NV/SA Pachecolaan 44 B-1000 Brussels

Co-lead Managers

Petercam SA Place Sainte-Gudule 19 B-1000 Brussels	Bank Degroof NV Nijverheidstraat 44 B-1040 Brussels

Domiciliary and Paying Agent

KBC Bank NV Havenlaan 2 B-1080 Brussels

Listing Agent

KBC Bank NV Havenlaan 2 B-1080 Brussels

Legal Advisers

to the Issuer	to the Joint Lead Managers

Linklaters LLP Brederodestraat 13 B-1000 Brussels	Allen & Overy LLP Uitbreidingstraat 80 B-2600 Antwerp

Auditors of the Issuer

Pricewaterhousecoopers Bedrijfsrevisoren BCVBA Woluwedal 18 B-1932 Sint-Pieters-Woluwe